UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NATIONAL FUEL GAS COMPANY

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NATIONAL FUEL GAS COMPANY

Notice of Annual Meeting

and

Proxy Statement

Annual Meeting of Stockholders

to be held on

March 12, 2015

WHY YOUR VOTE IS IMPORTANT

Q: Who is asking for my vote and why am I receiving this document?

A: The Board asks that you vote on the matters listed in the Notice of Annual Meeting, which are more fully described in this Proxy Statement. This Proxy Statement is a document that Securities and Exchange Commission regulations require that we give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy, if duly executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with those instructions.

Q: How many shares are not voted at the Annual Meeting on non-routine matters (like election of directors and proposals other than the ratification of accountant)?

A: 25% of all shares were not voted last year at our Annual Meeting on non-routine matters. Since 2010, brokers have not been able to vote customer shares on non-routine matters. As you can see, this has disenfranchised a significant group of our stockholders.

Q: How can I vote?

A: There are four ways to vote by proxy:

•	Vote by Phone by calling 1-800-690-6903: You will need information from your proxy card to vote; have it available and follow the instructions provided.

•	Vote by scanning the Quick Response Code or “QR Code” on the Proxy card: By accessing the QR site through the proxy card you can vote your shares.

•	Vote by Internet by going to www.proxyvote.com: You will need information from your proxy card to vote; have it available and follow the instructions provided.

•	Vote by Mail: Complete and return the separate enclosed proxy card in the prepaid and addressed envelope.

You may also vote in person at the Annual Meeting. However, if you are the beneficial owner of the shares, you must obtain a legal proxy from the stockholder of record, usually your bank or broker, and bring it with you. A legal proxy identifies you, states the number of shares you own, and gives you the right to vote those shares. Without a legal proxy we cannot identify you as the owner, and will not know how many shares you have to vote.

i

2015 PROXY STATEMENT OVERVIEW & SUMMARY	iii
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION	1
• PROPOSAL 1. ELECTION OF DIRECTORS	4
Compensation Committee Interlocks and Insider Participation	12
Risk Oversight	12
Related Person Transactions	12
Directors’ Compensation	13
Director Compensation Table — Fiscal 2014	14
Audit Fees	15
Audit Committee Report	16
Security Ownership of Certain Beneficial Owners and Management	17
Equity Compensation Plan Information	19
Executive Compensation	20
Compensation Committee Report	20
Compensation Discussion and Analysis	20
Fiscal 2014 Summary Compensation Table	40
Grants of Plan-Based Awards in Fiscal 2014	42
Outstanding Equity Awards at Fiscal Year-End 2014	43
Option Exercises and Stock Vested in Fiscal 2014	45
Pension Benefits	46
Fiscal 2014 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans	48
Fiscal 2014 Potential Payments Upon Termination or Change in Control	49
• PROPOSAL 2. RATIFICATION OF BY-LAW THAT DISQUALIFIES DIRECTORS WHO ACCEPT CERTAIN COMPENSATION FROM A THIRD PARTY	62
• PROPOSAL 3. ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION	64
• PROPOSAL 4. AMENDMENT AND REAPPROVAL OF THE 2010 EQUITY COMPENSATION PLAN	71
• PROPOSAL 5. RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015	81
• PROPOSAL 6. A STOCKHOLDER PROPOSAL TO SPIN OFF THE COMPANY’S UTILITY	82
• PROPOSAL 7. A STOCKHOLDER PROPOSAL TO ADD GENDER IDENTITY AND EXPRESSION TO OUR EMPLOYMENT NON-DISCRIMINATION POLICY	85
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	88
CODE OF ETHICS	88
PROPOSALS OF SECURITY HOLDERS FOR THE 2016 ANNUAL MEETING	89
OTHER BUSINESS	89
WHERE YOU CAN FIND ADDITIONAL INFORMATION	89

YOUR	VOTE IS IMPORTANT!

PLEASE VOTE BY PHONE, BY QR CODE OR BY INTERNET, OR COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

2015 Proxy Statement Overview & Summary

This overview and summary includes certain business performance information and highlights information contained elsewhere in this proxy statement. This overview and summary does not contain all of the information that you should consider, and you should read the Company’s Summary Annual Report and Form 10-K and this entire proxy statement carefully before voting.

Annual Meeting Voting Matters

The table below summarizes the matters that will be subject to the vote of stockholders at the 2015 Annual Meeting of Stockholders of National Fuel Gas Company:

Proposals	Board Vote Recommendation	Page Number (for additional details)
1. Election of Directors	FOR ALL NOMINEES	Page 4
2. Ratification of By-Law that Disqualifies Directors who Accept Certain Compensation From a Third Party	FOR	Page 62
3. Advisory Approval of Named Executive Officer Compensation	FOR	Page 64
4. Amendment and Reapproval of the 2010 Equity Compensation Plan	FOR	Page 71
5. Ratification of Auditor	FOR	Page 81
6. A Stockholder Proposal to Spin Off the Company’s Utility	AGAINST	Page 82
7. A Stockholder Proposal to Add Gender Identity and Expression to Our Employment Non-Discrimination Policy	AGAINST	Page 85

Annual Meeting of Stockholders

➢ Time and Date	March 12, 2015 at 9:30 a.m. local time

➢ Location	The Ritz-Carlton Golf Resort, Naples 2600 Tiburón Drive, Naples, FL 34109

➢ Record Date	January 12, 2015

➢ Voting Details	Stockholders as of the record date are entitled to one vote for each share of common stock for each director nominee and each other proposal to be voted.

➢ Voting Deadline	Votes must be received by March 11, 2015. For employee benefit plans votes must be received by March 10, 2015.

➢ Attending the Meeting	National Fuel stockholders as of the record date are entitled to attend the annual meeting. In accordance with our security procedures, all persons attending the annual meeting may be asked for picture identification and proof of stock ownership. Please see “Attending the Meeting” on page 2.

Overview of Business Performance and Long-Term Strategic Initiatives

Fiscal 2014 was another successful year for the Company, both financially and operationally. While each of our business segments had a solid operating performance during fiscal 2014, the Company’s midstream businesses, consisting of the Pipeline & Storage segment and Gathering segment, combined to achieve a remarkable 44% growth in net income. This success results from long-term planning that capitalizes on our strategic geographic location. Our existing and planned interstate pipeline and gathering systems support the growth of Seneca Resources Corporation (“Seneca”), our exploration and production subsidiary, as well as other, non-affiliated Appalachian shale producers.

Also in fiscal 2014, Seneca began the development of its Marcellus Shale acreage in its Western Development Area (“WDA”). The WDA consists of 720,000 acres in western Pennsylvania, largely free of royalties and lease expirations. Seneca’s first two well pads in the WDA (with a total of 15 wells) were brought on line late in the fiscal year. Seneca has de-risked 1,700 to 2,000 well locations there.

In the Eastern Development Area of its Marcellus Shale acreage, Seneca continued to deliver growth in natural gas production and reserves by bringing 35 new wells on line.

2014 Financial and Operating Highlights:

•	14% Growth in Earnings per Share: The Company’s earnings per share in fiscal 2014 were $3.52, an increase of 14% over the prior year.

•

44% Growth from Midstream Businesses: The Company’s midstream businesses generated combined net income of $110.3 million ($77.6 million in the Pipeline & Storage segment and $32.7 million in the Gathering segment), which was an increase of 44% over the prior year. This growth was driven by new transportation contracts and higher throughput during the fiscal year.

•

33% Increase in Natural Gas and Crude Oil Production: Seneca increased its total natural gas and crude oil production to 160.5 billion cubic feet equivalent (“Bcfe”), a 33% increase over the prior year.

•

24% Growth in Natural Gas & Crude Oil Reserves: At the end of fiscal 2014, Seneca increased its proved reserves of natural gas and crude oil to 1.913 trillion cubic feet equivalent (“Tcfe”), an increase of 24% over the prior year.

•

44th Year of Consecutive Dividend Increases: In June, the Company’s annual dividend rate was increased by 2.7% to $1.54 per share, marking the 44th year of consecutive dividend increases and 112th year of uninterrupted dividend payments. The consolidated financial strength created by the Company’s unique integrated natural gas business model allowed our continued elite dividend record.

•

Continued First-Rate Service: During the coldest winter in our utility service territory in 50 years, our servicemen and women in the field, our customer response representatives on the phone, and our dispatch operators and compression engineers kept the gas flowing to all of our customers with minimal disruption. In the rare instances we encountered outages, our crews restored service typically in a matter of hours.

2014 Long-Term Strategic Results

National Fuel’s capital intensive operations require a focus on strategic initiatives, including those between subsidiaries, that may take several years from business planning through completion. The results of this focus include:

•

New Major Interstate Pipeline Expansion Projects: In the Pipeline & Storage segment, agreements supporting the construction of two major interstate pipeline expansion projects were executed. Seneca is the anchor shipper on each of the Northern Access 2015 project (through Tennessee Gas Pipeline) and Northern Access 2016 project. These projects, which will have a combined investment of approximately $476 million, will provide Seneca a firm transportation path from its development in the WDA to high-value markets in Canada. While supporting Seneca’s long-term growth, these projects are also a significant growth vehicle for the Pipeline & Storage segment.

•

Continued Build Out of the Clermont Gathering System: National Fuel Gas Midstream Corporation is continuing its real-time construction of the Clermont Gathering System, a 1 Bcf per day pipeline that will represent an investment in excess of $500 million when fully constructed. This gathering system is instrumental to the success of Seneca’s long-term WDA Development Program. The build out of this gathering system will continue for a number of years and is fully integrated with Seneca’s drilling plans, such that capital deployment and construction activities are directly coordinated with Seneca’s development in the Marcellus Shale.

•	Expanding Natural Gas Gathering and Transportation Capabilities: The Company continues to aggressively pursue opportunities to expand its infrastructure to serve the rapid

v

growth in volumes of natural gas produced from the Marcellus and Utica shales in Appalachia. Capital expenditures for fiscal 2015 through fiscal 2017 are estimated to be $890 million in the Pipeline & Storage segment and $370 million in the Gathering segment, a combined addition of 85% to the $1.188 billion of Midstream business net property plant and equipment, and 22% to the $5.743 billion of Company net property plant and equipment, both as of the end of fiscal 2014. A substantial portion of this investment relates to the Northern Access 2015 and Northern Access 2016 projects, both designed to provide Seneca production with access to higher-priced commodity markets in Canada.

•

Ongoing Natural Gas Development Success: Seneca continues to develop and further delineate its WDA. In addition, Seneca continues to evaluate the technology and design of its horizontal wells in order to maximize its return on capital.

Proposal 1 — Nominees for Election as Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR THE BOARD OF DIRECTORS.

Philip C. Ackerman — age 71

Principal Occupation: Former Chairman of the Board and Former Chief Executive Officer of National Fuel Gas Company

Expertise: Leadership, Industry, Regional

Stephen E. Ewing — Age 70

Principal Occupation: Former Vice Chairman of DTE Energy

Expertise: Leadership, Industry

For complete information on this proposal, please refer to page 4 and following.

Proposal 2 — Ratification of By-Law

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF A BY-LAW DISQUALIFYING DIRECTORS WHO ACCEPT CERTAIN COMPENSATION FROM A THIRD PARTY.

The Company By-Law to be voted on is set forth in Appendix C to this Proxy Statement. The Board of Directors (the “Board”) strongly believes that the By-Law is a common sense control that enforces every Director’s fiduciary duty of loyalty to all the stockholders, as a whole, rather than those particular stockholders with which the Director has a separate agreement — a vital, clear and obvious benefit to all stockholders.

The key By-Law language disqualifies from service as a Company director any person who: … is a party to any … financial arrangement … with any person or entity other than the Company …

or has received any such compensation or other payment from any person or entity other than the

Company … in connection with service as a Director of the Company …

The By-Law then lists certain types of financial arrangements that are not disqualifying under the By-Law, including certain pre-existing employment arrangements.

The Board strongly believes that allowing a multi-tiered Board in which a subset of Directors is compensated and motivated significantly differently from other Directors would be dysfunctional, bad for the stockholders overall, and contrary to the very essence of being a Director of a public company. A Director’s fiduciary obligation is to put the interests of the Company and its stockholders first, and certainly before any conflicting personal interests.

For complete information on this proposal, please refer to page 62 and following.

Proposal 3 — Advisory Approval of Named Executive Officer Compensation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

This proposal allows stockholders to take part in a non-binding, advisory vote to approve the compensation of the Company’s named executive officers. The summary below and the discussion in the Compensation Discussion and Analysis beginning on page 20 (as well as the Say-on-Pay Proposal) provide information about the Company’s compensation programs.1

As described in the 2014 Financial and Operating Highlights on page iv, from both a short- and long-term perspective, fiscal 2014 was another successful year operationally and financially. CEO compensation is targeted at approximately P50 of the Hay Energy Industry market data. In addition, as a result of stockholder feedback, the Company has fully transitioned its long-term incentive program from one awarded partially in cash to one awarded fully in equity, two-thirds of which is performance based relative to the Hay peer group. The Board recommends a vote FOR the advisory approval of named executive officer compensation because it believes that the Company’s compensation policies and procedures, as developed following engagement with its stockholders, encourage a culture of pay for performance and are strongly aligned with the interests of the Company’s stockholders.

For complete information on this proposal, please refer to page 64 and following.

2014 Advisory Vote on Named Executive Officer Compensation and Stockholder Feedback

2014 Say-on-Pay Vote and Stockholder Engagement

The 2014 Say-on-Pay advisory vote yielded a result of about 96% of votes cast in support of the compensation of the Company’s named executive officers. As in 2012 and 2013, members of Company management continue to hold meetings with some of the Company’s largest stockholders to obtain feedback on the Company’s compensation program, among other topics. The Board and management believe that this engagement facilitates important dialogue from which we gather various important viewpoints.

As a result of the stockholder feedback received in 2012, in 2013 the Compensation Committee of the Board (the “Compensation Committee”) converted a cash-based long-term incentive program to an equity-based program utilizing performance-based restricted stock units (“RSUs”). As with the cash-based program, the RSU program is subject to the same three-year total return on capital performance target relative to companies reported in the Natural Gas Distribution and Integrated Natural Gas Companies group of the Monthly Utility Reports of AUS, Inc. In both programs the target award will vest should the Company rank at the 60th percentile of the peer group. For the RSU program, performance at the 60th percentile will result in fifty percent of the RSUs vesting.

For fiscal 2014, the Compensation Committee adopted a new approach to long-term incentive compensation. Under the new approach, approximately two-thirds of a named executive officer’s long-term incentive award consists of performance shares, split between two distinct performance conditions: one performance condition is tied to 3-year TSR and the other is tied to 3-year total return on capital, both relative to the performance of companies in the Hay peer group (as described below). The remaining approximately one-third of the long-term incentive award consists of time-vested RSUs used as a retention tool. The Compensation Committee’s action represents an evolution from its practice prior to fiscal 2013 of utilizing a cash component for approximately one-half of long-term incentive awards. The Compensation Committee utilized its new approach in fiscal years 2014 and 2015. Assuming stockholder approval of Proposal 4 related to the 2010 Equity Compensation Plan, including the authorization of additional shares, the Compensation Committee expects to continue the new approach in fiscal 2016.

[1]	Unless otherwise indicated, we intend capitalized and abbreviated terms to have the same meaning in this section as in the CD&A.

CEO Compensation

For fiscal 2014, because of the transition associated with Mr. Smith’s retirement and Mr. Tanski’s assumption of the top executive position, as well as the move away from a long-term incentive partially paid in cash, the Summary Compensation Table does not appropriately reflect the philosophy behind the Compensation Committee’s approach to CEO Compensation.

Below is a chart which compares information provided by Hay, the Compensation Committee’s targeting of Mr. Tanski’s pay for fiscal 2014 and the corresponding amounts contained in the Summary Compensation Table.

Fiscal 2014

CEO Compensation

	Hay P50 Target Energy Industry	As Targeted by Compensation Committee	As Contained in the Summary Compensation Table
Base Salary	$914,700	$845,625	$845,625
Bonus	$966,200	$887,906	$1,202,225
Total Cash	$1,880,900	$1,733,531	$2,047,850
Total Target LTI	$2,203,700	$2,203,700	$2,286,841
Total Direct Compensation	$4,084,600	$3,937,231	$4,334,691

Compensation Summary and Overview

Objectives of the Compensation Committee

When setting compensation for the Company’s executives, the Compensation Committee’s primary goal is to provide balanced incentives for creating value for stockholders in both the near-term and long-term. In order for this to occur, the Compensation Committee awards a combination of cash and equity components that are designed to:

➢	Focus management efforts on both near-term and long-term drivers of stockholder value;

➢

Tie a significant portion of executive compensation to long-term TSR by linking a significant portion of an executive officer’s potential compensation to the future price of the Company’s common stock; and

➢	Attract, motivate, reward and retain management talent in the highly competitive energy industry in order to achieve the objectives that contribute to the overall success of the Company.

Elements of Compensation

The main elements of the 2014 executive compensation program are as follows:

➢	Base Salary (Cash) — Provides a predictable base compensation for day-to-day job performance;

➢

Short-Term Performance Incentives (Cash) — Utilizes metrics specific to each executive in order to motivate them to deliver near-term results for stockholders, generally over a period that is no longer than two years; and

➢

Long-Term Performance Incentives (Equity) — Focuses the attention of executives on delivering long-term stockholder value and on maintaining a significant personal investment in the Company through stock ownership.

Recent Changes to the Compensation Program

After meeting with many of our largest stockholders during the past few years and obtaining valuable feedback, the compensation program has been amended in each of the past two years.

These recent changes to the executive compensation program are as follows:

➢

Shifting Long-Term Performance Incentive to Equity — Prior to fiscal 2013, the Company granted a combination of equity-based awards (restricted stock and stock appreciation rights (“SARs”)) and performance-based cash awards tied to a total return on capital goal. In fiscal 2013, as an interim step prior to an in-depth review of its long term incentive (“LTI”) approach, the Compensation Committee replaced the cash portion of the program with performance-based RSUs, utilizing the same relative total return on capital metric. For fiscal 2014, the Company further revised the mix of awards to be approximately two-thirds performance shares (split between two distinct relative performance metrics measured over three years against a peer group) and one-third time-vested RSUs (vesting ratably over a 3-year period).

➢

Adoption of Relative Performance Conditions for Fiscal 2014 — As noted above, for fiscal 2014, the Compensation Committee devoted two-thirds of the LTI award to performance shares. The Committee established two distinct performance metrics: 3-year TSR relative to the Hay peer group and 3-year total return on capital relative to the Hay Peer Group.

➢	The CEO is required to own Six Times Base Salary in Company Stock — Our CEO’s stock ownership is approximately 22 times his base salary as of November 28, 2014.

Other Key Compensation Features

➢	The Company does not provide tax “gross-ups”;

➢	Named executive officers and other officers are required to meet stock ownership guidelines that range from one to six times base salary;

➢	Equity incentive plans prohibit the repricing or exchange of equity awards without stockholder approval;

➢	The Committee has engaged two independent compensation consultants to assist in setting compensation;

➢	All change-in-control agreements are double triggered; and

➢	The Board has adopted a clawback provision.

“Reported” Pay Does Not Adequately Reflect The Changing Compensation Approach

Given changes by the Compensation Committee (following stockholder outreach) to the LTI program as discussed above, we have provided an additional, supplemental compensation table below in order to distinguish the annual short-term cash incentive from the 3-year long-term cash incentive associated with awards made prior to fiscal 2013, to remove the impact of the move from cash-based LTI to equity-based LTI, and to remove the volatile, significant effects of changes in actuarial assumptions on the value of the named executive officers’ pension benefits disclosed in the 2014 Summary Compensation Table. This table, however, is not a substitute for the Summary Compensation Table, which can be found at page 40 in this proxy statement.

Name and Principal Position	Year	Salary ($)	Short-Term Cash Incentive ($)	Long-Term Cash Incentive (1)($)	Stock Awards (2)($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Ronald J. Tanski	2014	845,625	1,202,225	938,000	1,143,421	0	150,530	4,279,801
President and Chief	2013	726,148	802,829	806,680	N/A	458,072	107,613	2,901,342
Executive Officer of the Company	2012	681,000	640,140	752,800	344,313	280,005	96,124	2,794,382

David P. Bauer	2014	343,500	246,315	262,640	127,080	0	34,949	1,014,484
Treasurer and Principal Financial	2013	318,000	233,000	225,120	N/A	113,353	26,042	915,515
Officer of the Company	2012	293,750	215,000	75,280	68,863	56,001	23,728	732,622

Matthew D. Cabell	2014	617,500	697,219	844,200	389,116	0	99,609	2,647,644
President of Seneca	2013	591,250	774,981	562,800	N/A	356,866	80,721	2,366,618
Resources Corporation	2012	573,750	445,402	564,600	309,881	252,005	58,412	2,204,050

Anna Marie Cellino	2014	518,750	517,272	450,240	285,964	0	77,851	1,850,077
President of National Fuel	2013	497,000	543,942	431,480	N/A	249,901	78,171	1,800,494
Gas Distribution Corporation	2012	482,250	585,861	423,450	206,588	168,003	79,695	1,945,847

John R. Pustulka	2014	500,500	505,380	450,240	277,820	0	90,013	1,823,953
President of National Fuel	2013	462,750	415,272	431,480	N/A	235,909	70,306	1,615,717
Gas Supply Corporation	2012	425,000	443,573	225,840	206,588	168,003	69,617	1,538,621

David F. Smith	2014	341,250	598,382	1,250,166	117,804	0	90,251	2,397,853
Executive Chairman of the	2013	776,600	1,378,894	1,435,140	N/A	909,650	168,863	4,669,147
Board until 4/1/14	2012	880,000	1,073,160	1,317,400	550,900	448,008	151,211	4,420,679

(1)

For fiscal 2014, Long-Term Cash Incentive represents an estimated payment for the three-year performance period ended September 30, 2014. See footnote 2 to the Summary Compensation Table for more information.

(2)

This column reflects: (a) for fiscal 2012, the stock awards listed in the Summary Compensation Table, (b) for fiscal 2013, no entry to emphasize the fact that the stock award in that year was issued in place of the prior long-term cash incentive already listed and (c) for fiscal 2014, one-half the value of the stock awards listed in the Summary Compensation Table to reflect the prior practice of issuing only one-half of LTI as equity. Also, for Mr. Smith, this represents the award for his employment through March 31, 2014.

CEO Compensation in Alignment with Peers

The Compensation Committee understands the importance of using benchmark data that reflects information from companies with comparable business segments over similar time periods. Reflected in the chart below is the Hay Group’s comparison of fiscal 2013 total direct compensation for the Company’s CEO (Mr. Tanski) against that of CEOs in our Hay peer group. The Company’s CEO total direct compensation, shown in the table below, is in line with that of our peers.

Fiscal 2013 is the most recent complete fiscal year for which proxy statement data is available. Fiscal 2014 compensation may not yet be accurately compared to peers because 2014 compensation data for most of those peers is not yet available.

x

CEO and President

Compared to CEO proxy data for fiscal year 2013

			Total Direct Compensation
Company	Title	Sales ($M)	Actual	Target
AGL Resources, Inc.	Chairman, President & CEO	$4,617	$6,831,250	$5,935,080
Atmos Energy Corp.	President & CEO	$3,886	$4,449,444	$4,058,823
Cabot Oil & Gas Corp.	Chairman, President & CEO	$1,746	$8,846,710	$7,647,672
Energen Corp.	Chairman & CEO	$1,739	$5,797,858	$5,814,280
EQT Corp.	Chairman, President & CEO	$1,862	$7,831,022	$6,213,715
MDU Resources Group, Inc.	President & CEO	$4,462	$3,476,905	$2,803,780
New Jersey Resources Corp.	Chairman, President & CEO	$3,198	$2,513,855	$2,507,394
Northwest Natural Gas Co.	President & CEO	$778	$1,864,445	$1,706,245
Questar Corp.	Chairman, President & CEO	$1,220	$4,344,280	$3,934,855
Quicksilver Resources, Inc.	President & CEO	$532	$2,772,307	$3,454,807
Range Resources Corp.	President & CEO	$1,772	$10,495,667	$9,919,947
SM Energy Co.	CEO	$2,265	$5,932,674	$5,188,443
Southwest Gas Corp.	President & CEO	$1,951	$2,204,916	$2,150,820
UGI Corp.	President & CEO	$7,195	$3,204,172	$3,242,755
Ultra Petroleum Corp.	Chairman, President & CEO	$913	$5,800,000	$5,000,000
Whiting Petroleum Corp.	Chairman & CEO	$2,696	$10,095,368	$6,627,000
Summary Statistics
75th Percentile		$3,370	$7,081,193	$6,004,739
Average		$2,552	$5,403,805	$4,762,851
Median		$1,906	$5,123,651	$4,529,412
25th Percentile		$1,609	$3,096,206	$3,133,011
National Fuel Gas Company	CEO and President	$1,830	$5,013,112	$4,791,201
Percentile Rank		44%	49%	52%

Total Direct Compensation = base salary + bonus + long-term incentives (target value for cash and grant date value for equity).

© 2014 Hay Group. All rights reserved

For complete information on this proposal, please refer to page 64 and following.

Proposal 4 — Amendment and Reapproval of the 2010 Equity Compensation Plan

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT AND REAPPROVAL OF THE 2010 EQUITY COMPENSATION PLAN.

We are seeking your approval of the National Fuel Gas Company 2010 Equity Compensation Plan (the “Plan”) for the purposes of (i) amending the Plan solely to increase the number of shares authorized for issuance under the Plan by an additional 3,000,000 shares of our Common Stock, par value $1.00 per share, and (ii) reaffirming the existing performance goals provided under, and other provisions of, the Plan in order to qualify certain performance-based awards to certain of our executive officers as performance-based compensation exempt from the limitation on income tax deductible compensation under Section 162(m) of the Internal Revenue Code (the “Code”).

As a result of stockholder feedback, we have structured a significant part of our management’s compensation in the form of equity awards that directly align the interests of key executives and other key management employees with the interests of the Company’s stockholders in growing the market value of the Company. In addition, in recent years equity awards have become more common in the exploration and production business. These developments naturally result in additional shares being used against the currently authorized number of shares to grant, which were authorized at a time when the Compensation Committee had determined, based on its business judgment, that long-term incentives should include a cash component.

For complete information on this proposal, please refer to page 71 and following.

Proposal 5 — Ratification of Auditors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS APPOINTMENT.

As a matter of good governance, it is important that stockholders vote to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal 2015.

For complete information on this proposal, please refer to page 81 and following.

Proposal 6 — A Stockholder Proposal to Spin Off the Company’s Utility

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

The Board believes that a spin-off of its utility subsidiary would reduce stockholder value and put the Company’s elite dividend record at risk. The Company’s unique geographic, operational, commercial and financial integration, in which the Utility is an important part, drives distinct stockholder value creation opportunities. The Board and management have carefully considered this proposal and recommend a vote against it.

For complete information on this proposal, please refer to page 82 and following.

Proposal 7 — A Stockholder Proposal to Add Gender Identity and Expression to Our Employment Non-Discrimination Policy

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

For the second consecutive year, the Company received a stockholder proposal from an institutional investment manager, in the name of its client, Social Justice Fund NW. This proposal is substantially similar to a proposal submitted by that Fund last year which was defeated by more than 66% of the votes cast. As of fiscal 2014 year-end, Social Justice Fund NW (which limits its activity to five northwestern states where the Company does no business) owns 97 shares of Company Common Stock.

The Company is an equal opportunity employer and is fully committed to complying with all equal employment opportunity laws applicable to its employees. Federal regulations that address gender identity for certain employers have been promulgated and are expected to be effective in April, 2015. Once the regulations become effective, the Company will amend its policy to be in compliance. Thus, the Company believes that the proposal is unnecessary.

For complete information on this proposal, please refer to page 85 and following.

NATIONAL FUEL GAS COMPANY

6363 MAIN STREET

WILLIAMSVILLE, NEW YORK 14221

January 23, 2015

Dear Stockholders of National Fuel Gas Company:

We are pleased to invite you to join us at the Annual Meeting of Stockholders of National Fuel Gas Company. The meeting will be held at 9:30 a.m. local time on March 12, 2015 at The Ritz-Carlton Golf Resort, Naples, 2600 Tiburón Drive, Naples, Florida, 34109. The matters on the agenda for the meeting are outlined in the enclosed Notice of Annual Meeting and Proxy Statement.

So that you may elect Company directors and secure the representation of your interests at the Annual Meeting, we urge you to vote your shares. The preferred methods of voting are by telephone, by Quick Response Code or (“QR Code”) or by Internet as described on the proxy card. These methods are both convenient for you and reduce the expense of soliciting proxies for the Company. If you prefer not to vote by telephone or the Internet, please complete, sign and date your proxy card and mail it in the envelope provided. The Proxies are committed by law to vote your shares as you instruct on the proxy card, by telephone, by QR Code or by Internet.

The Company’s annual proxy statement contains important stockholder and/or company proposals for which votes are needed in order to be passed — and your vote is always important. Stockholder voting is the primary means by which stockholders can influence a company’s operations and its corporate governance. In fact, stockholders who do vote can influence the outcome of the election in greater proportion than their percentage share ownership.

Your vote is important. Please make your voice heard by voting your shares on these important matters.

If you plan to be present at the Annual Meeting, you may so indicate when you vote by telephone, by QR Code or by Internet, or you can check the “WILL ATTEND MEETING” box on the proxy card. Even if you plan to be present, we encourage you to promptly vote your shares by telephone, by QR Code or by Internet, or to complete, sign, date and return your proxy card in advance of the meeting. If you later wish to vote in person at the Annual Meeting, you can revoke your proxy by giving written notice to the Secretary of the Annual Meeting and/or the Trustee (as described on the first page of this proxy statement), and/or by casting your ballot at the Annual Meeting.

Coffee will be served at 9:00 a.m. and I look forward to meeting with you at that time.

Please review the proxy statement and take advantage of your right to vote.

Sincerely yours,

Ronald J. Tanski

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on March 12, 2015

To the Stockholders of National Fuel Gas Company:

Notice is hereby given that the Annual Meeting of Stockholders of National Fuel Gas Company (the “Company”) will be held at 9:30 a.m. local time on March 12, 2015 at The Ritz-Carlton Golf Resort, Naples, 2600 Tiburón Drive, Naples, Florida, 34109. The doors to the meeting will open at 9:00 a.m. local time. At the meeting, action will be taken with respect to:

(1)	The election of two directors to hold office for three-year terms as provided in the attached proxy statement and until their respective successors have been elected and qualified;

(2)	Ratification of By-Law that disqualifies directors who accept certain compensation from a third party;

(3)	Advisory approval of named executive officer compensation;

(4)	Amendment and Reapproval of the 2010 Equity Compensation Plan;

(5)	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2015;

(6)	A stockholder proposal to spin off the Company’s utility, if presented at the meeting;

(7)	A stockholder proposal to add gender identity and expression to our employment non-discrimination policy, if presented at the meeting;

and such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on January 12, 2015, will be entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

PAULA M. CIPRICH

General Counsel and Secretary

January 23, 2015

Important Notice Regarding The Availability Of Proxy Materials For The Stockholder

Meeting To Be Held On March 12, 2015

The proxy statement and summary annual report to security holders and financial statements are available at

proxy.nationalfuelgas.com

YOUR VOTE IS IMPORTANT

Please vote by telephone, by QR Code or by Internet.

Whether or not you plan to attend the meeting, and whatever the number of shares you own, please vote your shares by telephone, by QR Code or by Internet as described in the proxy/voting instruction card and reduce National Fuel Gas Company’s expense in soliciting proxies. Alternatively, you may complete, sign, date and promptly return the enclosed proxy/voting instruction card in the accompanying envelope, which requires no postage if mailed in the United States.

NATIONAL FUEL GAS COMPANY

6363 MAIN STREET

WILLIAMSVILLE, NEW YORK 14221

PROXY STATEMENT

GENERAL INFORMATION

Introduction

This proxy statement is furnished to the holders of National Fuel Gas Company (the “Company”) common stock (the “Common Stock”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on March 12, 2015, or any adjournment or postponement thereof. This proxy statement and the accompanying proxy/voting instruction card are first being mailed to stockholders on or about January 23, 2015.

Solicitation of Proxies

All costs of soliciting proxies will be borne by the Company. MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, has been retained to assist in the solicitation of proxies by mail, telephone, and electronic communication and will be compensated in the estimated amount of $16,122 plus reasonable out-of-pocket expenses. A number of regular employees of the Company and its subsidiaries, and one or more retirees of the Company and its subsidiaries, may solicit proxies in person, by telephone or by other methods. Costs, if any, associated with solicitation by retirees are expected to be de minimus.

Record Date, Outstanding Voting Securities and Voting Rights

Only stockholders of record at the close of business on January 12, 2015, will be eligible to vote at the Annual Meeting or any adjournment or postponement thereof. As of that date, 84,268,995 shares of Common Stock were issued and outstanding. The holders of 42,134,498 shares will constitute a quorum at the meeting.

Each share of Common Stock entitles the holder thereof to one vote with respect to each matter that is subject to a vote at the Annual Meeting. Shares may not be voted unless the owner is present or represented by proxy. To be represented by proxy, a stockholder can use the telephone, QR Code or Internet voting procedures or return a signed proxy card. All shares that are represented by effective proxies received by the Company in time to be voted shall be voted by the authorized Proxy at the Annual Meeting or any adjournment or postponement thereof.

If you hold your shares through a broker, bank or other nominee (in “street name”), you will receive instructions from them on how to vote your shares. If you do not give the broker specific instructions on how you would like your shares to be voted, your broker may nonetheless vote your shares on “routine” matters, such as Proposal 5 — Ratification of Independent Auditor. However, your broker is prohibited from voting uninstructed shares on “non-routine” matters such as Proposal 1 — Election of Directors; Proposal 2 — Ratification of By-Law That Disqualifies Directors Who Accept Certain Compensation From a Third Party; Proposal 3 — Advisory Approval of Named Executive Officer Compensation; Proposal 4 —Amendment and Reapproval of the 2010 Equity Compensation Plan; Proposal 6 — A Stockholder Proposal to Spin Off the Company’s Utility; and Proposal 7 — A Stockholder Proposal to Add Gender Identity and Expression to Our Employment Non-Discriminatory Policy. The absence of voting instruction results in what is called a “broker non-vote” on those proposals and will not be counted. Your vote is important. PLEASE MAKE YOUR VOICE HEARD BY VOTING YOUR SHARES ON THESE IMPORTANT MATTERS.

Where stockholders direct how their votes shall be cast, shares will be voted in accordance with such directions. Proxies submitted with abstentions and broker non-votes will be included in determining whether or not a quorum is present. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on proposals submitted to stockholders and therefore will not have the effect of a vote cast for or against any proposal.

The proxy also confers discretionary authority to vote on all matters that may properly come before the Annual Meeting, or any adjournment or postponement thereof, respecting: (i) matters of which the Company did not have timely notice but that may be presented at the meeting; (ii) approval of the minutes of the prior annual meeting of stockholders; (iii) the election of any person as a director if a nominee is unable to serve or for good cause will not serve; (iv) any stockholder proposal omitted from this proxy statement pursuant to Rule 14a-8 or 14a-9 of the Securities and Exchange Commission’s (the “SEC”) proxy rules; and (v) all matters incident to the conduct of the meeting.

With respect to Proposal 1, the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock entitled to vote is required to elect each of the nominees for director. Approval of each other proposal requires a majority of the votes cast by the holders of shares of Common Stock entitled to vote on the proposal.

Attending the Meeting

You are entitled to attend the Annual Meeting if you are a stockholder as of the close of business on January 12, 2015, the record date. In order to be admitted to the Annual Meeting, each stockholder may be asked to present valid picture identification, such as driver’s license or passport, and proof of stock ownership as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Revoking a Proxy

Any stockholder giving a proxy may revoke it at any time prior to the voting thereof by mailing a revocation or a subsequent proxy to Paula M. Ciprich, General Counsel and Secretary of the Company, at the National Fuel Gas Company address noted below, by voting a subsequent proxy by phone, QR Code or by Internet, or by filing written revocation at the meeting with Ms. Ciprich, Secretary of the meeting, or by casting a ballot at the meeting. If you are an employee stockholder or retired employee stockholder, you may revoke voting instructions given to the Trustee by following the instructions under “Employee and Retiree Stockholders” in this proxy statement.

Employee and Retiree Stockholders

If you are a participant in the Company’s Employee Stock Ownership Plan or any of the Company’s Tax-Deferred Savings Plans (the “Plans”), the proxy card will also serve as a voting instruction form to instruct Vanguard Fiduciary Trust Company (the “Trustee”) for the Plans, as to how to vote your shares. All shares of Common Stock for which the Trustee has not received timely directions shall be voted by the Trustee in the same proportion as the shares of Common Stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with the provisions of Title I of the Employee Retirement Income Security Act (“ERISA”). If the voting instruction form is returned signed but without directions marked for one or more items, regarding the unmarked items you are instructing the Trustee and the Proxies to vote FOR all of the Director nominees named in this proxy statement, FOR Proposals 2, 3, 4 and 5 and AGAINST Proposals 6 and 7. Participants in the Plan(s) may also provide those voting instructions by telephone, QR Code or the Internet. Those instructions may be revoked by re-voting or by written notice to the Trustee on or before March 10, 2015 in care of the following address:

To:     Vanguard Fiduciary Trust Co.

c/o National Fuel Gas Company

Attn: Legal Department

6363 Main Street

Williamsville, NY 14221

Multiple Copies of Proxy Statement

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name may receive only one copy of the proxy statement and the Company’s annual report. However, if any stockholder wishes to revoke consent for householding and receive a separate summary annual report, financial statements or proxy statement for the upcoming Annual Meeting or in the future, he or she may telephone, toll-free, 1-800-542-1061. The stockholder will need their 12-digit Investor ID number and should simply follow the prompts. Stockholders may also write Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers if they are the beneficial holders, or by contacting Broadridge at the address provided above if they are the record holders. This procedure will reduce our printing costs and postage fees, and reduce the quantity of paper arriving at your address.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect your dividend check mailings.

For additional information on householding, please see “IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS” in this proxy statement.

Other Matters

The Board of Directors does not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, the Proxies will vote in their discretion on such matter.

Annual Report

Mailed herewith is a copy of the Company’s Summary Annual Report for the fiscal year ended September 30, 2014 (“fiscal 2014”). Also enclosed are the financial statements for fiscal 2014. The Company will furnish any exhibit to the Form 10-K upon request to the Secretary at the Company’s principal office, and upon payment of $5 per exhibit.

PROPOSAL 1. ELECTION OF DIRECTORS

Two directors are to be elected at the Annual Meeting. The nominees for the two directorships are: Philip C. Ackerman and Stephen E. Ewing. The nomination process is discussed under “Nominating/Corporate Governance” on page 11 of this proxy statement.

The services of Mr. R. Don Cash conclude at the 2015 Annual Meeting, in accordance with the provisions of the Company’s Corporate Governance Guidelines on Director Age. Mr. Cash has been a Company director since 2003. The Board is deeply appreciative of Mr. Cash’s strong leadership and valuable contributions.

The Company’s Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, and that these three classes shall be as nearly equal in number as possible. (A class of directors is the group of directors whose terms expire at the same annual meeting of stockholders.) As well, the Company’s Restated Certificate of Incorporation provides that any elected director shall hold office until their successors are elected and qualify, subject to prior death, resignation, retirement, disqualification or removal from office. Accordingly, Messrs. Ackerman and Ewing have been nominated for terms of three years and until their respective successors shall be elected and shall qualify.

It is intended that the Proxies will vote for the election of Messrs. Ackerman and Ewing as directors, unless they are otherwise directed by the stockholders. Although the Board of Directors has no reason to believe that any of the nominees will be unavailable for election or service, stockholders’ proxies confer discretionary authority upon the Proxies to vote for the election of another nominee for director in the event any nominee is unable to serve, or for good cause will not serve. Messrs. Ackerman and Ewing have consented to being named in this proxy statement and to serve if elected.

The affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock entitled to vote is required to elect each of the nominees for director.

Refer to the following pages for information concerning the two nominees for director, as well as concerning the six incumbent directors of the Company whose current terms will continue after the Annual Meeting, including information with respect to their principal occupations and certain other positions held by them.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Nominees for Election as Directors for Three-Year Terms to Expire in 2018

Philip C. Ackerman was Chief Executive Officer of the Company from October 2001 to February 2008, Chairman of the Board of the Company from January 2002 to March 2010, President of the Company from July 1999 to February 2006, Senior Vice President of the Company from June 1989 to July 1999 and Vice President of the Company from 1980 to June 1989. He was also President of National Fuel Gas Distribution Corporation (1) from October 1995 to July 1999 and Executive Vice President from June 1989 to October 1995, Executive Vice President of National Fuel Gas Supply Corporation (1) from October 1994 to March 2002, President of Seneca Resources Corporation (1) from June 1989 to October 1996, President of Horizon Energy Development, Inc. (1) from September 1995 to March 2008 and President of certain other non-regulated subsidiaries of the Company from prior to 1992 to March 2008. Mr. Ackerman is also currently a Director of Associated Electric and Gas Insurance Services Limited. Mr. Ackerman holds a B.S. in accounting from the State University of New York at Buffalo and a J.D. from Harvard University. Mr. Ackerman, 71, has been a Company director since 1994. (2)

(1)	Wholly-owned subsidiary of the Company

(2)	All ages are as of the Annual Meeting date.

Mr. Ackerman’s more than 40 years’ involvement with the Company, including his experience as President (or Executive Vice President) of all of the Company’s major subsidiaries, enables him to provide the Board with an in-depth perspective on the Company. During his tenure with the Company, National Fuel grew from a regional utility company with $300 million in assets to a fully integrated energy company with over $5.1 billion in assets. Also, Mr. Ackerman has deep ties to Western New York, the location of the Company’s corporate headquarters and a number of its significant business operations.

Stephen E. Ewing was Vice Chairman of DTE Energy Company (“DTE”), a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide, from November 2005 to December 2006. Two of DTE’s subsidiaries are DTE Electric Company (formerly known as Detroit Edison), one of the nation’s largest electric utilities, and DTE Gas Company (formerly known as Michigan Consolidated Gas Company, or “MichCon”), one of the nation’s largest natural gas local distribution companies. Mr. Ewing also had responsibility for DTE’s exploration and production subsidiary (DTE Gas Resources) with operations in the Antrim and Barnett Shale. He was also at various times Group President of the Gas Division at DTE, President and Chief Operating Officer of MCN Energy Group, Inc. (the then parent of MichCon and a company which had utility, pipeline and storage, and exploration and production businesses) and President and Chief Executive Officer of MichCon, until it was acquired by DTE. Mr. Ewing has been a Director of CMS Energy since July 2009. He was also Chairman of the Board of Directors of the American Gas Association (“AGA”) for 2006, a member of the National Petroleum Council, and Chairman of the Midwest Gas Association and the Natural Gas Vehicle Coalition. He is currently a Trustee and past Chairman of the Board of The Skillman Foundation, a not-for-profit foundation focused on providing education for low-income children, Chairman of the Auto Club of Michigan and Chairman of the Board of the Auto Club Group (AAA). Mr. Ewing holds a B.A. from DePauw University and an MBA from Michigan State University, and completed the Harvard Advanced Management Program. Mr. Ewing, 70, has been a Company director since 2007.

Mr. Ewing’s extensive executive management experience at energy companies with regulated businesses similar to those of the Company provides the Board with a valuable perspective on the Company’s regulated operations. Also, his responsibility for DTE’s former exploration and production subsidiary, with operations in the Antrim and Barnett Shale, enables Mr. Ewing to provide knowledgeable insights with regard to the Company’s exploration and production business. Mr. Ewing is the Company’s Lead Independent Director and the Chairman of the Company’s Compensation Committee.

Directors Whose Terms Expire in 2016

David C. Carroll has been President and CEO of Gas Technology Institute (“GTI”) since 2006. He joined GTI in 2001 as Vice President of Business Development. From 1996 to 2001, he worked for Praxair, Inc., serving as Director of Business Development from 1999 to 2001. Prior to that, Mr. Carroll held positions of increasing responsibility with Liquid Carbonic Industries, a subsidiary of Chicago Bridge & Iron, from 1994 to 1996, and Air Products and Chemicals, Inc. from 1980 to 1994. All of these companies are industrial gas producers and manufacturers. He is a member of the Society of Gas Lighting. Mr. Carroll served on the board of Versa Power Systems, Inc. from 2006 through 2012. He was also Chairman of the steering committee for the 17th International Conference and Exhibition on Liquefied Natural Gas in Houston (2013). In June 2015, Mr. Carroll will become President of the International Gas Union as the United States prepares to host the 2018 World Gas Conference in Washington, D.C. Mr. Carroll earned a B.S. in chemical engineering from the University of Pittsburgh, an MBA from Lehigh University, and has completed the Stanford Executive Program at Stanford University’s Graduate School of Business. Mr. Carroll, 58, has been a Company director since June 2012.

As a highly respected, nationally recognized leader with a multi-faceted knowledge of the natural gas industry, Mr. Carroll brings both industry and leadership experience to the Board. His technical expertise on unconventional gas production, transmission and distribution pipeline integrity, and end-use technologies is directly relevant to the Company’s business operations. In addition, Mr. Carroll’s involvement in both the domestic and international natural gas communities provides the Board with a broad perspective on emerging issues.

Craig G. Matthews was President, Chief Executive Officer and Director of NUI Corporation, a diversified energy company acquired by AGL Resources Inc. on November 30, 2004, from February 2004 to December 2004. In addition, he was Vice Chairman, Chief Operating Officer and Director of KeySpan Corporation (“KeySpan”, previously Brooklyn Union Gas Co.), a natural gas utility company, from March 2001 to March 2002, and held various positions over a 36 year career at KeySpan, including Executive Vice President, and Chief Financial Officer. He was also a Director of KeySpan as well as its exploration and production subsidiary Houston Natural Gas Co. He was a Director of Hess Corporation (formerly Amerada Hess Corporation) from 2002 until 2013, and has been a Board member of Republic Financial Corporation since May 2007. Mr. Matthews is a member and former Chairman of the Board of Trustees, Polytechnic Institute of New York University. He is a member and founding Chairman of the New Jersey Salvation Army Advisory Board and was a member of the National Salvation Army Advisory Board for 18 years. He received his B.S. in civil engineering from Rutgers in 1965, and completed his M.S. in industrial management at Brooklyn Polytechnic University. He also holds a Doctor of Engineering (Honorary) from NYU/POLY received in 2009. Mr. Matthews, 72, has been a Company director since 2005.

Mr. Matthews’ substantial background in the energy industry, including executive, managerial and financial experience with KeySpan and NUI Corporation over 37 years, and particularly his experience in applying accounting principles and developing financial strategy at energy companies, make him highly qualified for his service as Chairman of the Company’s Audit Committee. As more fully described in the Audit Committee discussion on page 10, Mr. Matthews qualifies as an “audit committee financial expert” under the Securities and Exchange Commission Rules. During his career, Mr. Matthews has had responsibilities in the areas of marketing, information systems, engineering, finance, and strategic planning.

David F. Smith has been Chairman of the Board of the Company since March 2010 (from March 2013 through March 2014 he served as Executive Chairman of the Board). He also served as Chief Executive Officer of the Company from February 2008 until March 2013; as President of the Company from February 2006 through June 2010; as Chief Operating Officer of the Company from February 2006 to February 2008; and as Vice President of the Company from April 2005 to February 2006. Mr. Smith was Chairman of National Fuel Gas Distribution Corporation (1), and National Fuel Gas Supply Corporation (1) and Chairman of Empire Pipeline, Inc. (1) and Seneca Resources Corporation (1) from April of 2008 until March of 2013. He was also previously President from April 2005 to July 2008 and Senior Vice President from June 2000 to April 2005 of National Fuel Gas Supply Corporation (1), and President from July 1999 to April 2005 and Senior Vice President from January 1993 to July 1999 of National Fuel Gas Distribution Corporation (1). Mr. Smith was also President of Empire State Pipeline (1) from April 2005 through July 2008, and President or Chairman of various non-regulated subsidiaries of the Company. He is a Board member of Gas Technology Institute (Executive Committee and Audit Committee), the Business Council of New York State (Co-Chairman and member of the Executive Committee) and the State University of New York at Buffalo Law School Dean’s Advisory Council, and a former director of the AGA. Mr. Smith holds a B.A. in political science from the State University of New York at Fredonia, as well as a J.D. from the State University of New York at Buffalo School of Law. Mr. Smith, 61, has been a Company director since 2007.

Mr. Smith was employed by the Company from 1978 to 2014, and during his tenure has served as President of the Company’s pipeline & storage, and utility subsidiaries, and Chairman of Seneca Resources Corporation. He has a long and active participation in industry groups that tackle important issues facing the industry. Also, Mr. Smith has deep ties to Western New York, the location of the Company’s corporate headquarters and a number of its significant business units.

(1)	Wholly-owned subsidiary of the Company

Directors Whose Terms Expire in 2017

Ronald W. Jibson has been Chairman of the Board of Questar Corporation (“Questar”), since July 2012 and President and Chief Executive Officer since June 2010. He is also President and CEO of both Questar Gas Company (a natural gas utility) and Wexpro Company (an exploration and production subsidiary), and he is Chairman of Questar Pipeline Company. Mr. Jibson has been a director of Questar since 2010. Mr. Jibson has held various positions at Questar and its subsidiaries over his 34-year career, including Senior Vice President, Executive Vice President, General Manager of Operations and Director of Engineering. Mr. Jibson has served on the Board of IDACORP, Inc. since September of 2013. Mr. Jibson has additional significant industry board experience as past Chairman of the Board of Directors of the AGA and as past Chairman of the Western Energy Institute. He also serves on the Board of Gas Technology Institute. He serves as Chairman of Utah State University’s Board of Trustees and the Chair of the Salt Lake Chamber Board of Directors, as well as past Chair of the Economic Development Corporation of Utah. Mr. Jibson, 61, is a licensed engineer in the state of Utah and received his B.S. in engineering from Utah State University and MBA from Westminster College. Mr. Jibson has been a Company director since 2014.

Mr. Jibson brings to the Board his substantial industry experience at Questar, across three major business segments (utility, pipeline and exploration and production) in which the Company also participates. Mr. Jibson provides insight with respect to strategic business planning, operations, performance, and regulatory issues. In addition, his participation in industry organizations provides the Board with knowledge and perspectives on current natural gas industry trends and developments. Mr. Jibson serves as the Chairman of the Company’s Nominating/Corporate Governance Committee.

Jeffrey W. Shaw will retire as Chief Executive Officer of Southwest Gas Corporation (“Southwest”) on March 1, 2015. He was named Chief Executive Officer and a director of Southwest in 2004 and also served as President of Southwest at various times from 2003 to 2014. Previously Mr. Shaw, a CPA, held various positions at Southwest, including Director of Internal Audit, Controller and Chief Accounting Officer, Vice President/Controller and Chief Accounting Officer, Vice President and Treasurer, Senior Vice President/Finance and Treasurer, Senior Vice President/Gas Resources and Pricing. He worked for Arthur Anderson & Co. in its Dallas and Las Vegas offices in the audit division prior to joining Southwest Gas in May of 1988. He is a member of the American Institute of Certified Public Accountants, the Nevada Society of CPAs and the Leadership Las Vegas Alumni Association. Mr. Shaw serves on the boards of the AGA, the UNLV Foundation, the Council for a Better Nevada and the Las Vegas Economic Club. He is past president of the Western Energy Institute and past president of the Las Vegas Area Council of the Boy Scouts of America. Mr. Shaw, 56, received a B.S. in accounting from the University of Utah. Mr. Shaw has been a Company director since 2014.

Mr. Shaw’s extensive executive management experience at an energy company with regulated businesses similar to those of the Company provides the Board with an additional and valuable perspective on the Company’s operations. In addition, Mr. Shaw’s accounting and finance background, and the significant roles he has held in this area over his career qualify him as an “audit Committee financial expert” and position him to assist the Board in its audit oversight function.

Ronald J. Tanski has been President and Chief Executive Officer of the Company since March 2013. Prior to that, Mr. Tanski served as President and Chief Operating Officer of the Company from July 2010 and as Treasurer and Principal Financial Officer from April 2004. Mr. Tanski was President of National Fuel Gas Supply Corporation (1) from July 2008 to July 2010 and President of National Fuel Gas Distribution Corporation (1) from February 2006 to July 2008. He was previously Treasurer of Distribution, Supply, Empire Pipeline, Inc. and National Fuel Resources, Inc. (1), as well as Senior Vice President of Distribution. Mr. Tanski also served in management roles at Seneca Resources Corporation (1), and other Company subsidiaries, including Empire Exploration, Inc. (merged into Seneca), and Horizon Energy Development, Inc. (sold in 2010). He is Chairman of the Board of Directors of the

(1)	Wholly-owned subsidiary of the Company

Interstate Natural Gas Association of America (“INGAA”). Mr. Tanski is a Director of the AGA and a member of the Council on Accountancy at Canisius College. He also serves on the Board of Managers of the Buffalo Museum of Science and is a Director of the Buffalo Niagara Enterprise. Mr. Tanski, 62, holds a B.A. in biology and an MBA from the State University of New York at Buffalo, as well as a J.D. from the State University of New York at Buffalo School of Law. Mr. Tanski has been a Company director since 2014.

Mr. Tanski has been employed by the Company since 1979, and during his career, as noted above, has served in numerous positions in both the regulated and non-regulated businesses. Mr. Tanski’s role as CEO and substantial management experience with the varied subsidiaries, and in particular, his financial background with the Company assist the Board with in-depth review of the Company’s operations. Mr. Tanski also has deep ties to Western New York, the location of the Company’s corporate headquarters and a number of its significant business units.

Annual Meeting Attendance

Last year all directors attended the 2014 Annual Meeting, and they are expected to do so this year. A meeting of the Board of Directors will take place on the same day and at the same place as the Annual Meeting and directors are expected to attend all meetings. If a director is unable to attend a Board meeting in person, participation by telephone is permitted and in that event the director may not be physically present at the Annual Meeting of Stockholders.

Director Independence

The Board of Directors has determined that directors Ackerman, Carroll, Cash, Ewing, Jibson, Matthews and Shaw are independent, that Mr. Smith is not independent due to his past employment relationship with the Company, which concluded March 31, 2014, and that Mr. Tanski is not independent due to his current employment relationship with the Company. The Board’s determinations of director independence were made in accordance with the listing standards of the New York Stock Exchange (the “NYSE”) and SEC regulations. In making its independence determinations, the Board considered that Mr. Carroll is President and Chief Executive Officer of GTI, an organization that receives payments from the Company for dues and fees to support research and development, and that such payments in each of GTI’s last three fiscal years were less than (i) $1,000,000 or (ii) 2% of GTI’s consolidated gross revenues for the applicable fiscal year. Former directors Robert T. Brady and Rolland E. Kidder, each of whose Board service ended March 13, 2014, had been determined by the Board to be independent. The Board considered that Mr. Brady was Executive Chairman of Moog Inc., which maintains its headquarters in the Company’s utility service territory, and that payments made by Moog to Company affiliates for natural gas service in each of Moog’s preceding three fiscal years were less than (i) $1,000,000 or (ii) 2% of Moog’s consolidated gross revenues for the applicable fiscal year. The Board also considered that a son of Mr. Kidder is employed by an affiliate of the Company (since before Mr. Kidder became a Company director) in a non-executive supervisory position, at a rate of total compensation that did not implicate the SEC’s regulations regarding related person transactions.

Board Leadership Structure

The Board of Directors has decided that the appropriate leadership structure at the present time is to separate the CEO and Chairman positions. The Board believes that Mr. Smith’s role as Chairman and Mr. Tanski’s position as Chief Executive Officer, since March 2013, is an effective leadership model given Mr. Smith’s experience in the role of CEO in the past and his experience as Chairman of the Board and Mr. Tanski taking on the role of CEO. The Board believes this is the optimal leadership structure at this time. As in the past, it is the Board’s opinion that the stockholders’ interests are best served by allowing the Board to retain flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chairman role should be filled by the CEO who serves on the Board. At times in the past the roles have been separate and at other times they have been combined. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, have significant industry experience and are in the best position to evaluate its needs and how best to organize the capabilities of the directors and management to meet those needs.

Non-management directors meet at regularly scheduled executive sessions without management. During fiscal 2014, the first two meetings of the non-management directors also constituted meetings of the independent directors. The independent directors subsequently met one additional time in fiscal 2014, as did the non-management directors. The sessions were chaired by Robert T. Brady, as Lead Independent Director, until his retirement from the Board. After Mr. Brady’s retirement, consistent with the Company’s Corporate Governance Guidelines, Mr. Stephen E. Ewing became the Lead Independent Director and chaired the sessions. The Board of Directors provides a process for stockholders and other interested parties to send communications to the Board or to certain directors. Communications to the Lead Independent Director, to the non-management directors as a group, or to the entire Board should be addressed as follows: Lead Independent Director, c/o 6363 Main Street, Williamsville, NY 14221. For the present, all stockholder and interested parties’ communications addressed in such manner will go directly to the indicated directors. If the volume of communication becomes such that the Board determines to adopt a process for determining which communications will be relayed to Board members, that process will appear on the Company’s website at www.nationalfuelgas.com.

Diversity

Under the Company’s Corporate Governance Guidelines, the Board of Directors is required, when selecting candidates for re-election and candidates for Board membership, to consider factors that include a diversity of experience related to the business segments in which the Company operates, as well as a diversity of perspectives to be brought to the Board by the individual members. National Fuel’s Nominating/Corporate Governance Committee, which makes recommendations to the full Board on nominees for director positions, retained a search firm in 2013 to pursue Board candidates. The firm was given a specific direction as to diversity. Of the candidates approached, three were women, and each declined consideration for directorship. In 2014, the Nominating/Corporate Governance Committee continued to pursue qualified potential candidates to stand for election to the Board, including possible candidates who would increase gender diversity. The Board believes it noteworthy that there is no lack of progress for women at National Fuel’s top corporate levels, as four of the Company’s ten executive officers are women. These officers hold the following important policy-making positions. President of our utility subsidiary, one of three primary segments contributing to the Company’s overall financial success; Controller and Principal Accounting Officer; General Counsel (our chief legal officer) who also serves as the Company’s Corporate Secretary and Compliance Officer; and the Vice President of Business Development, who oversees many of the company’s non-exploration and production development plans.

Meetings of the Board of Directors and Standing Committees

In fiscal 2014, there were six meetings of the Board of Directors. In addition, directors attended meetings of standing or pro tempore committees. The Audit Committee held nine meetings, the Compensation Committee held six meetings, the Executive Committee met twice, and the Nominating/Corporate Governance Committee held three meetings. During fiscal 2014, all directors attended at least 75% of the aggregate of meetings of the Board and of the committees of the Board on which they served.

The table below shows the number of meetings conducted in fiscal 2014 and the directors who serve or did serve during fiscal 2014 on these committees. As previously announced, Mr. Brady and Mr. Kidder retired from the Board on March 13, 2014. As noted above, Mr. Cash will conclude his tenure as Director at the 2015 Annual Meeting. Mr. Cash also stepped down as Chair of the Compensation Committee on December 8, 2014 and was succeeded by Mr. Ewing on that date.

BOARD COMMITTEES
DIRECTOR	Audit	Compensation	Executive	Nominating/ Corporate Governance
Philip C. Ackerman			X
Robert T. Brady		X	X	X**
David C. Carroll			X	X
R. Don Cash	X	X (Chair)*		X
Stephen E. Ewing	X	X*
Ronald W. Jibson		X		X (Chair)**
Rolland E. Kidder	X			X
Craig G. Matthews	X (Chair)		X
Jeffrey W. Shaw	X
David F. Smith			X (Chair)
Ronald J. Tanski			X

Number of Meetings in Fiscal 2014	9	6	2	3

*	Mr. Cash stepped down as Chair on December 8, 2014 and was succeeded by Mr. Ewing.

**	Mr. Brady was the Chair until the March 2014 Annual Meeting, after which Mr. Jibson became Chair.

Audit

The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee held nine meetings during fiscal 2014 in order to review the scope and results of the annual audit, to receive reports of the Company’s independent registered public accounting firm and chief internal auditor, to monitor compliance with the Company’s Reporting Procedures for Accounting and Auditing Matters (included in this proxy statement as Appendix A) and to prepare a report of the committee’s findings and recommendations to the Board of Directors. The members of the committee are independent as independence for audit committee members is defined in NYSE listing standards and in SEC regulations. No Audit Committee member simultaneously serves on the audit committees of more than three public companies. The Board limits the number of audit committees on which an Audit Committee member can serve to three, unless the Board has determined that such simultaneous service would not impair the ability of such members to serve effectively. The Company’s Board of Directors has determined that the Company has two audit committee financial experts (as defined by SEC regulations) serving on its Audit Committee, namely Messrs. Matthews and Shaw, who are independent directors.

In connection with its review of the Company’s internal audit function, the Audit Committee in 2011 had a Quality Assessment performed by Ernst & Young that concluded that the Company’s Audit Services Department conducts its audits in accordance with the Institute of Internal Auditors International Standards for the Professional Practice of Internal Auditing (the “Standards”). The Standards state that an external Quality Assessment should be conducted at least once every five years.

Further information relating to the Audit Committee appears in this proxy statement under the headings “Audit Fees” and “Audit Committee Report.” A current copy of the Audit Committee charter is available to security holders on the Company’s website at www.nationalfuelgas.com.

Compensation

As described in the Compensation Discussion and Analysis in this proxy statement, the Compensation Committee held six meetings during fiscal 2014, in order to review and determine the compensation of Company executive officers and to review reports and/or grant awards under the

Company’s 2010 Equity Compensation Plan, the National Fuel Gas Performance Incentive Program, the National Fuel Gas Company 2012 Performance Incentive Program, the Annual At Risk Compensation Incentive Program (“AARCIP” or the “At Risk Plan”), and the Executive Annual Cash Incentive Program (“EACIP”). The members of the committee are independent as independence is defined in NYSE listing standards. The members of the committee are also “non-employee directors” as defined in SEC regulations and “outside directors” as defined in Federal tax regulations. A current copy of the charter of the Compensation Committee is available to security holders on the Company’s website at www.nationalfuelgas.com.

The Compensation Committee is responsible for various aspects of executive compensation, including approval of the base salaries and incentive compensation of the Company’s executive officers. The Compensation Committee is authorized to evaluate director compensation and make recommendations to the full Board regarding director compensation. The Compensation Committee may form subcommittees and delegate to those subcommittees such authority as the committee deems appropriate, other than authority required to be exercised by the committee as a whole. The Compensation Committee also administers the Company’s 2010 Equity Compensation Plan, the 1997 Award and Option Plan, the At Risk Plan, and the National Fuel Gas Company 2012 Performance Incentive Program, and approves performance conditions and target incentives of executive officers under the EACIP. As described more fully in the Compensation Discussion and Analysis, the Company retained The Hay Group and Meridian Compensation Partners, LLC, both independent compensation consulting firms, to assist in determining executive compensation. In addition, as set forth in the Compensation Committee’s charter, the Chief Executive Officer may and does make, and the Committee may and does consider, recommendations regarding the Company’s compensation and employee benefit plans and practices. The Committee then approves executive compensation as it deems appropriate. The Compensation Committee has assessed the independence of the compensation consultants under NYSE listing standards and has determined there is no conflict under SEC regulations.

Executive

The Executive Committee met twice during fiscal 2014. The committee has, and may exercise, the authority of the full Board, except as may be prohibited by New Jersey corporate law (N.J.S.A.§ 14A:6-9).

Nominating/Corporate Governance

All the members of the Nominating/Corporate Governance Committee are independent, as independence is defined in NYSE listing standards. The committee makes recommendations to the full Board on nominees for the position of director. The committee also has duties regarding corporate governance matters as required by law, regulation or NYSE rules. The committee held three meetings during fiscal 2014. Stockholders may recommend individuals to the committee to consider as potential nominees. Procedures by which stockholders may make such recommendations are set forth in Exhibit B to the Company’s Corporate Governance Guidelines, described in the following paragraph.

In general, the committee’s charter provides for the committee to develop and recommend to the Board criteria for selecting new director nominees and evaluating unsolicited nominations, which criteria are included in this proxy statement as part of the Company’s Corporate Governance Guidelines. A current copy of the charter of the committee is available to stockholders on the Company’s website at www.nationalfuelgas.com and in print to stockholders who request a copy from the Company’s Secretary at its principal office. A current copy of the Corporate Governance Guidelines is included in this proxy statement as Appendix B, and is available to stockholders on the Company’s website at www.nationalfuelgas.com. Appendix B also addresses the qualifications and skills the committee believes are necessary in a director, and the committee’s consideration of stockholder recommendations for director. Stockholder recommendations identifying a proposed nominee and setting out his or her qualifications should be delivered to the Company’s Secretary at its principal office no later than September 25, 2015 in order to be eligible for consideration at the 2016 Annual Meeting of Stockholders.

Under the process for selecting new Board candidates, the Chairman and the Chief Executive Officer and the committee discuss the need to add a new Board member or to fill a vacancy on the Board. The committee will initiate a search, working with staff support and seeking input from Board members and senior management, hiring a search firm if necessary, and considering candidates recommended by stockholders in accordance with Exhibit B to the Corporate Governance Guidelines.

Method of Evaluating Board and Committee Effectiveness

Annually, the Board and each of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee take part in a self-evaluation process to determine their effectiveness and opportunities for improvement. Questionnaires are provided to each director soliciting comments with respect to dynamics of the full Board and each of the above committees, on which the director serves, as well as director performance and adequacy of Board materials. The confidential responses are summarized for Board and committee review. Board members are requested to report dissatisfaction with individual performance to the Chairman of the Board and the Chairman of the Nominating/Corporate Governance Committee. At a Board and committee meeting, time is allocated to discuss the summary and review any comments or inadequacies.

Charitable Contributions by Company

Within the preceding three years, the Company did not make any charitable contributions to any charitable organization in which a director served as an executive officer which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues in a single fiscal year.

Compensation Committee Interlocks and Insider Participation

There are no “Compensation Committee interlocks” or “insider participation” which SEC regulations or NYSE listing standards require to be disclosed in this proxy statement.

Risk Oversight

The Company has an enterprise risk management program developed by senior management and the Board and overseen by the CEO. Under this program, major enterprise-wide risks have been identified, along with the mitigative measures to address and manage such risk. At each quarterly meeting of the Audit Committee, to which all Directors are invited and typically attend, the major risks and associated mitigative measures are reviewed. At each Board meeting, a specific presentation is made regarding one or two specific areas of risk. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board.

Related Person Transactions

The Company had no related person transactions in fiscal 2014. The Company’s Code of Business Conduct and Ethics (the “Code of Conduct”) (which is in writing and available to stockholders as described at the end of this proxy statement) identifies the avoidance of any actual or perceived conflicts between personal interests and Company interests as an essential part of the responsibility of the Company’s directors, officers and employees. The Code of Conduct provides that a conflict of interest may arise when a director, officer or employee receives improper personal benefits as a result of his or her position in the Company, or when personal situations tend to influence or compromise a director’s, officer’s or employee’s ability to render impartial business decisions in the best interest of the Company. Potential conflicts of interest under the Code of Conduct would include but not be limited to related person transactions. The Audit Committee administers the Code of Conduct as it relates to the Company’s directors and executive officers.

The Company’s policies and procedures for the review, approval or ratification of related person transactions are set forth in writing in the charter of the Audit Committee. The charter provides that the

Audit Committee will review and, if appropriate, approve or ratify any transaction between the Company and a related person which is required to be disclosed under SEC rules. In the course of its review of a transaction, the Audit Committee will consider the nature of the related person’s interest in the transaction, the material terms of the transaction, the significance of the transaction to the related person and to the Company, whether the transaction would affect the independence of a director, and any other matters the Audit Committee deems appropriate. The Audit Committee will approve or ratify only those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction.

Directors’ Compensation

The 2009 Non-Employee Director Equity Compensation Plan (“Director Compensation Plan”) was approved at the 2009 Annual Meeting of Stockholders. This plan provides for the issuance of shares on a quarterly basis to non-employee directors in such amounts as the Board may determine from time to time. In addition, non-employee directors receive a portion of their compensation in cash, as determined by the Board from time to time. Directors who are not Company employees or retired employees do not participate in any of the Company’s employee benefit or compensation plans. Directors who are current employees receive no compensation for serving as directors.

In fiscal 2014, non-employee directors, with the exception of Mr. Smith, were paid an annual retainer of $44,000 plus 2,200 shares of Common Stock. The directors received this annual retainer in quarterly payments of $11,000 and 550 shares of stock, with payments pro-rated for any quarter in which a director began service or was scheduled in advance to retire. Common Stock issued to non-employee directors under the Director Compensation Plan is nontransferable until the later of two years from issuance or six months after the recipient’s cessation of service as a director of the Company, except that transferability restrictions lapse upon the death of the recipient.

Fees paid to non-employee directors, other than Mr. Smith, for each Board and committee meeting were $1,800. The Lead Independent Director (Mr. Ewing) was paid an additional annual retainer of $10,000, and the Chairmen of the Audit, Compensation and Nominating/Corporate Governance Committees (Messrs. Matthews, Cash and Jibson, respectively) were paid an additional annual retainer of $10,000.

In place of the above-described director compensation, beginning as of April 1, 2014, David F. Smith, as Chairman of the Board of Directors, received director compensation under a Director Services Agreement (“Agreement”). Generally, the Agreement provides that, effective as of April 1, 2014, after Mr. Smith’s retirement from the Company, he would perform the duties and responsibilities of the Chairman of the Board of Directors as established under the Company’s By-Laws and Corporate Governance Guidelines, and consult with the Chief Executive Officer on matters pertaining to the administration and operation of the Company that Mr. Smith or the Chief Executive Officer deem appropriate. In no event will Mr. Smith provide, or be required to provide, services during the term of the Agreement for more than the equivalent of fifty full time days in any calendar year (pro-rated for the partial calendar years during such period at the beginning and the end of the Chairman services period). Under the Agreement, Mr. Smith receives an annual fee equal to $500,000. The term of the Agreement is for one year or such longer period as Mr. Smith, the Chief Executive Officer and the Board of Directors agree. Under the Agreement, Mr. Smith is not eligible for any other compensation for his director services (except for the insurance provided by the Company for all directors), or to accrue any additional benefits under any Company employee benefit plans. Also under the Agreement, the Company reimbursed Mr. Smith for reasonable travel, lodging, meals and other appropriate expenses incurred by him in performance of the Agreement and provided him with suitable office space on its premises and appropriate secretarial services on an as-needed basis.

Benefit accruals under the Directors’ Retirement Plan ceased for non-employee directors on December 31, 1996. Individuals who become directors after February 1997 are not eligible to receive benefits under the Directors’ Retirement Plan. The Directors’ Retirement Plan pays an annual retirement benefit equal to 10% of the annual retainer ($18,000 per year) in effect on December 31, 1996, multiplied by the number of full years of service prior to January 1, 1997, but not to exceed 100% of that annual retainer. The retirement benefit begins upon the later of the date of the director’s retirement from the Board or the date the director turns age 70, and continues until the earlier of the expiration of ten years or the death of the director. Mr. Brady was the last remaining director eligible for benefits under the Directors’ Retirement Plan, and after his retirement in March of 2014 he began receiving his accrued Directors’ Retirement Plan benefits of $1,800 per year for up to ten years.

The Company requires that each director, in order to receive compensation for service as a director, must beneficially own at least 500 shares of Common Stock at the end of the first year of service as a director, at least 1,000 shares at the end of the second year of service and at least 3,000 shares at the end of the third year of service. All directors are compliant with this requirement.

The following table sets forth the compensation paid to each non-employee director for service during fiscal 2014:

DIRECTOR COMPENSATION TABLE — FISCAL 2014

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Philip C. Ackerman	60,200	158,276	None	None	N/A	3	218,479
Robert T. Brady(5)	34,200	69,151	None	None	N/A	$992	104,343
David C. Carroll	62,000	158,276	None	None	N/A	3	220,279
R. Don Cash	95,400	158,276	None	None	N/A	3	253,679
Stephen E. Ewing	93,600	158,276	None	None	N/A	3	251,879
Ronald W. Jibson	50,522	89,890	None	None	N/A	2	140,414
Rolland E. Kidder(5)	34,200	69,151	None	None	N/A	2	103,353
Craig G. Matthews	86,400	158,276	None	None	N/A	3	244,679
Jeffrey W. Shaw	40,522	89,890	None	None	N/A	2	130,414
David F. Smith(1)	250,000	None	None	None	N/A	2	250,002

(1)

Except for Mr. Smith, represents the portion of the annual retainer paid in cash, plus meeting fees, plus an additional annual retainer for service as a committee Chairman, and as Lead Independent Director, as applicable. For Mr. Smith, represents the fee due under his Director Services Agreement for the period April 1, 2014 through September 30, 2014.

(2)

Represents the aggregate fair value on the date of issuance of the Common Stock issued under the Director Compensation Plan, as required by the Financial Accounting Standards Board’s (FASB’s) authoritative guidance for stock compensation. The average of the high and low stock price on each date of issuance was used to compute the fair value. The average prices (and resultant quarterly values of the Stock Awards) were as follows: $69.125 for October 1, 2013 (stock in total valued at $38,018.75); $70.755 for January 2, 2014 (stock in total valued at $38,915.25); $69.68 for April 1, 2014 (stock in total valued at $38,324; and $78.215 for July 1, 2014 (stock in total valued at $43,018.25). In accordance with the terms of the Director Compensation Plan, Mr. Jibson and Mr. Shaw received a pro-rated portion of the payment for the January to March 31, 2014 quarter. Also, Mr. Brady and Mr. Kidder received a pro-rated portion of the January to March 31, 2014 quarter for their service prior to and through the March 13, 2014 Annual Meeting. As of September 30, 2014, the aggregate number of shares paid for all years of director service under director compensation plans to Messrs. Ackerman, Brady, Carroll, Cash, Ewing, Jibson, Kidder, Matthews and Shaw are 8,589, 19,590, 4,769, 17,433, 12,646, 1,216, 16,680, 15,041 and 1,216 respectively.

(3)

Mr. Brady was the only director who served in fiscal 2014 who had an accrued pension benefit under the Directors’ Retirement Plan described above. The Company expensed the present value of this future benefit in a prior fiscal year and continues to expense only the interest associated with this benefit. For fiscal 2014, through Mr. Brady’s retirement date, the interest expense to the Company was $341. The yearly accrual was disclosed in past proxy statements. The directors do not have a non-qualified deferred compensation plan or any other pension plan.

(4)

Represents premiums paid on a blanket travel insurance policy, which covers each director up to a maximum benefit of $500,000 (the value of this benefit for Mr. Brady is $2). This insurance provides coverage in case of death or injury while on a trip for Company business. For Mr. Brady, the reported amount also includes $990 from date of Mr. Brady’s retirement associated with his retirement benefit described above.

(5)	Messrs. Brady and Kidder retired from the Board as of March 13, 2014.

AUDIT FEES

In addition to retaining PricewaterhouseCoopers LLP to report on the annual consolidated financial statements of the Company for fiscal 2014, the Company retained PricewaterhouseCoopers LLP to provide various non-audit services in fiscal 2014. The aggregate fees billed for professional services by PricewaterhouseCoopers LLP for each of the last two fiscal years were as follows:

	2013	2014
Audit Fees(1)	$1,542,000	$1,774,000
Audit-Related Fees(2)	$0	$0
Tax Fees
Tax advice and planning(3)	$14,900	$14,200
Tax compliance(4)	$75,570	$55,638
All Other Fees(5)	$3,589	$88,489

TOTAL	$1,636,059	$1,932,327

(1)

Audit Fees include audits of consolidated financial statements and internal control over financial reporting, reviews of financial statements included in quarterly Forms 10-Q, comfort letters and consents, and audits of certain of the Company’s wholly-owned subsidiaries to meet statutory or regulatory requirements.

(2)

Audit-Related Fees include audits of certain of the Company’s wholly-owned subsidiaries not required by statute or regulation, and consultations concerning technical financial accounting and reporting standards.

(3)	Tax advice and planning includes consultations on various federal, state and foreign tax matters.

(4)	Tax compliance includes tax return preparation and tax audit assistance.

(5)	All Other Fees relate to permissible fees other than those described above and include consulting fees and the software-licensing fee for an accounting and financial reporting research tool.

The Audit Committee’s charter (available on the Company’s website at www.nationalfuelgas.com and in print to stockholders who request a copy from the Company’s Secretary at its principal office) references its pre-approval policies and procedures. The committee has pre-approved the use of PricewaterhouseCoopers LLP for specific types of services, including various audit and audit-related services and certain tax services, among others. The chair of the committee and, in his absence, another specified member of the committee, are authorized to pre-approve any audit or non-audit service on behalf of the committee. Each pre-approval is to be reported to the full committee at the first regularly scheduled committee meeting following such pre-approval.

For fiscal 2014, none of the services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee in reliance upon the “de minimis exception” contained in Section 202 of Sarbanes-Oxley and codified in Section 10A(i)(1)(B) of the Exchange Act and in 17 CFR 210.2-01(c)(7)(i)(C).

AUDIT COMMITTEE REPORT

The Company’s Board of Directors has adopted a written charter for the Audit Committee of the Board of Directors, a copy of which is available on the Company’s website at www.nationalfuelgas.com and in print to stockholders who request a copy from the Company’s Secretary at its principal office.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2014 with management. The Audit Committee has also reviewed with management its evaluation of the Company’s internal control over financial reporting and reviewed management’s assessment about the effectiveness of the Company’s internal control over financial reporting, including any significant deficiencies in such internal control over financial reporting. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526, Communication with Audit Committees Concerning Independence, of the PCAOB and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company and its affiliates is compatible with the independent registered public accounting firm’s independence.

Based on the review, discussions and considerations referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

AUDIT COMMITTEE

CRAIG G. MATTHEWS, Chairman

R. DON CASH

STEPHEN E. EWING

JEFFREY W. SHAW

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth for each current director, each nominee for director, each of the executive officers named in the Summary Compensation Table, and for all directors and officers as a group, information concerning beneficial ownership of Common Stock. The Common Stock is the only class of Company equity securities outstanding. Unless otherwise stated, to the best of the Company’s knowledge, each person has sole voting and investment power with respect to the shares listed, including shares which the individual has the right to acquire through exercise of stock options or stock-settled stock appreciation rights (“SARs”) but has not done so. All information is as of November 28, 2014.

Name of Beneficial Owner	Exercisable Stock Options/SARs(1)	Shares Held in ESOP(2)	Shares Held in 401(k) Plan(3)	Restricted Stock(4)	Shares Otherwise Beneficially Owned(5)		Percent of Class(6)

Philip C. Ackerman	0	0	0	0	1,074,930	(7)	1.28%

David P. Bauer	19,339	0	5,314	417	9,593		*

Matthew D. Cabell	117,736	0	2,092	46,875	34,547		*

David C. Carroll	0	0	0	0	5,541		*

R. Don Cash	0	0	0	0	31,983	(8)	*

Anna Marie Cellino	44,880	1,098	28,197	1,250	174,211		*

Stephen E. Ewing	0	0	0	0	16,396		*

Ronald W. Jibson	0	0	0	0	1,866		*

Craig G. Matthews	0	0	0	0	23,986		*

John R. Pustulka	86,091	3,731	17,593	1,250	35,679		*

Jeffrey W. Shaw	0	0	0	0	1,866		*

David F. Smith	269,704	1,838	16,840	0	215,016	(9)	*

Ronald J. Tanski	123,490	2,913	21,224	2,084	253,595	(10)	*

Directors and Executive Officers as a Group 18 Total	798,396	13,708	153,985	53,711	2,132,926		3.71%

*	Represents beneficial ownership of less than 1% of issued and outstanding Common Stock.

(1)

This column lists shares with respect to which each of the named individuals, and all directors and executive officers as a group (18 individuals), have the right to acquire beneficial ownership within 60 days of November 28, 2014, through the exercise of stock options/SARs granted under the 1997 Award and Option Plan and the 2010 Equity Compensation Plan. The shares included in this column for exercisable SARs equal the number of shares the officer would have received by exercising those SARs on November 28, 2014, when the Fair Market Value (“FMV”) was $69.26 per share. Stock options and SARs, until exercised, have no voting power. The FMV is the average of the high and low stock price on a specified date.

(2)

This column lists shares held in the National Fuel Gas Company Employee Stock Ownership Plan (“ESOP”). The beneficial owners of these shares have sole voting power with respect to shares held in the ESOP, but do not have investment power respecting most of those shares until they are distributed.

(3)

This column lists shares held in the Company Tax-Deferred Savings Plan for Non-Union Employees (“TDSP”), a 401(k) plan. The beneficial owners of these shares have sole voting and investment power with respect to shares held in the TDSP.

(4)

This column lists shares of restricted stock, certain restrictions on which had not lapsed as of November 28, 2014. Owners of restricted stock have power to vote the shares, but have no investment power with respect to the shares until the restrictions lapse.

(5)	This column includes shares held of record and any shares beneficially owned through a bank, broker or other nominee.

(6)

This column lists the sum of the individual’s (or individuals’) stock options, SARs and shares shown on this table, expressed as a percent of the Company’s outstanding shares and that individual’s (or individuals’) exercisable stock options and SARs.

(7)

Includes 1,000 shares held by Mr. Ackerman’s wife in a trust originally established for the benefit of her mother, 8,991 shares held by Mr. Ackerman’s wife as trustee for her sister, 70,250 shares also held in trust, as to which shares Mr. Ackerman disclaims beneficial ownership, 522,261 shares also held in four Grantor Retained Annuity Trusts (shares of 54,346, 80,675, 87,240 and 300,000, respectively, in each trust), as to which shares Mr. Ackerman disclaims beneficial ownership and 220 shares with respect to which Mr. Ackerman shares voting and investment power with his wife.

(8)

Includes 5,000 shares held by the Don Kay Clay Cash Foundation, a Utah not-for-profit corporation, of which Mr. Cash, his wife, son and daughter-in-law are directors and also includes 9,000 shares held by Triple C Securities & Investment, Ltd. a limited partnership in which Mr. Cash has an interest. Mr. Cash disclaims beneficial ownership of all 14,000 shares.

(9)	Includes 51,902 shares owned by Mr. Smith’s wife, as to which Mr. Smith shares voting and investment power.

(10)	Includes 614 shares owned jointly with Mr. Tanski’s wife, as to which Mr. Tanski shares voting and investment power.

As of January 12, 2015, the Company knows of no one who beneficially owns in excess of 5% of the Company’s Common Stock, which is the only class of Company stock outstanding, except as set forth in the table below.

Name and Address of Beneficial Owner	Shares Held as Trustee for Company Employee Benefit Plans(1)	Shares Otherwise Beneficially Held		Percent of Class(2)
Vanguard Fiduciary Trust Company 100 Vanguard Boulevard Malvern, PA 19355	3,451,561	5,341,524	(3)	10.43%
Mario J. Gabelli Gabelli & Company, Inc. One Corporate Center Rye, NY 10580	N/A	7,704,724	(4)	9.15%
BlackRock, Inc 40 East 52nd Street New York, NY 10022	N/A	4,839,721	(5)	5.75%

(1)

This column lists the shares held by Vanguard Fiduciary Trust Company in its capacity as trustee for certain employee benefit plans. Vanguard Fiduciary Trust Company held 3,451,561 shares on behalf of the plans as of January 12, 2015, all of which have been allocated to plan participants. The plan trustee votes the shares allocated to participant accounts as directed by those participants. Shares held by the Trustee on behalf of the plans as to which participants have made no timely voting directions are voted by the Trustee in the same proportion as the shares of Common Stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with provisions of Title I of ERISA. Vanguard Fiduciary Trust Company disclaims beneficial ownership of all shares held in trust by the Trustee that have been allocated to the individual accounts of participants in the plans for which directions have been received, pursuant to Rule 13d-4 under the Exchange Act.

(2)	This column lists the sum of the shares shown on this table, expressed as a percent of the Company’s outstanding shares at January 12, 2015.

(3)

The Vanguard Group, which is affiliated with Vanguard Fiduciary Trust Company, has sole investment discretion and no voting authority with respect to 5,286,864 shares of Company Common Stock, and defined investment discretion and sole voting authority with respect to 48,560 shares of Company Common Stock and sole investment discretion and sole voting authority with respect to 6,100 shares of Company Common Stock, according to its Form 13F for the period ended September 30, 2014.

(4)

This number of shares is derived from Amendment No. 4 to Schedule 13D filed on September 12, 2014 by Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Securities, Inc., MJG Associates, Inc., MJG-IV Limited Partnership, Gabelli Foundation, Inc., GGCP, Inc., GAMCO Investors, Inc., and Mario J. Gabelli.

(5)

The number of shares is derived from the BlackRock, Inc. Form 13G filed January 30, 2014. BlackRock has sole investment discretion and sole voting authority with respect to 4,549,660 and sole investment discretion and no voting authority with respect to 290,061 shares of Company stock.

EQUITY COMPENSATION PLAN INFORMATION

As of September 30, 2014

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,910,809	(1)	$45.69	(2)	751,631	(3)
Equity compensation plans not approved by security holders	0		0		0

Total	2,910,809		$45.69		751,631

(1)

The securities listed in column (a) include 430,808 shares of Common Stock which would be issued under performance-based awards outstanding at September 30, 2014 if the maximum level of performance is achieved under those awards, including 233,876 shares related to performance-based RSU awards and 196,932 shares related to performance share awards. If actual performance falls below the maximum level of performance for these awards, fewer shares would be issued.

(2)

The weighted-average exercise price in column (b) takes into account outstanding stock options and stock appreciation rights. It does not take into account outstanding RSUs, performance-based RSUs or performance shares.

(3)

Of the securities listed in column (c), 39,404 were available at September 30, 2014 for issuance pursuant to the Company’s 2009 Non-Employee Director Equity Compensation Plan and 712,227 were available for future issuance under the 2010 Equity Compensation Plan.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014.

COMPENSATION COMMITTEE

S. E. EWING, Chairman

R. D. CASH

R. W. JIBSON

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

The Company’s compensation policies and procedures encourage a culture of pay for performance and are strongly aligned with the long-term interests of the Company’s stockholders. In fiscal 2013, the Compensation Committee reviewed and revised certain aspects of the compensation program to incorporate feedback from stockholders. In fiscal 2014, the Compensation Committee continued to build on these efforts.

The Compensation Discussion and Analysis (“CD&A”) provides a detailed review of the Company’s executive compensation program, including the goals of the program. The Committee has retained two compensation consultants, the Hay Group (“Hay”) and Meridian Compensation Partners, LLC (“Meridian”), to assist it in setting and monitoring the program. Overall, the Company’s long-term performance and total direct compensation are in line with that of its peers.

2014 Say-on-Pay Vote and Stockholder Engagement

The 2014 Say-on-Pay advisory vote yielded a result of about 96% of votes cast in support of the compensation of the Company’s named executive officers. As in 2012 and 2013, members of Company management continue to hold meetings with some of the Company’s largest stockholders to obtain feedback on the Company’s compensation program, among other topics. The Board and management believe that this engagement facilitates important dialogue from which we gather various viewpoints.

Recent Changes to the Compensation Program

After meeting with many of our largest stockholders during the past few years and obtaining valuable feedback, the compensation program has been amended in each of the past two years to incorporate the following:

•

Shifting Long-Term Performance Incentive to Equity — Prior to fiscal 2013, the Company granted a combination of equity-based awards (restricted stock and stock appreciation rights (“SARs”)) and performance-based cash awards tied to a total return on capital goal. In fiscal 2013, as an interim step prior to an in-depth review of its long-term incentive (“LTI”) approach, the Compensation Committee replaced the cash portion of the program with performance-based RSUs, utilizing the same relative total return on capital metric. For fiscal 2014, the Company further revised the mix of awards to be approximately two-thirds performance shares (split between two distinct relative performance metrics measured over three years against a peer group) and one-third time-vested RSUs (vesting ratably over a 3-year period).

•

Adoption of Relative Performance Conditions for Fiscal 2014 — As noted above, for fiscal 2014, the Compensation Committee devoted two-thirds of the LTI award to performance shares. The Committee established two distinct performance metrics: 3-year TSR relative to the Hay peer group and 3-year total return on capital (“TROC”) relative to the Hay peer group.

•	The CEO is Required To Own Six Times Base Salary in Company Stock — Our CEO’s stock ownership is approximately 22 times his base salary as of November 28, 2014.

The Board and management consider it important to maintain a program of ongoing stockholder engagement, communication, and transparency, and as a result, the Company plans to continue engagement in the future.

CEO Compensation

For fiscal 2014, because of the transition associated with Mr. Smith’s retirement and Mr. Tanski’s assumption of the top executive position, as well as the move away from a long-term incentive partially paid in cash, the Summary Compensation Table does not appropriately reflect the philosophy behind the Compensation Committee’s approach to CEO Compensation.

Below is a chart which compares information provided by Hay, the Compensation Committee’s targeting of Mr. Tanski’s pay for fiscal 2014 and the corresponding amounts contained in the Summary Compensation Table.

Fiscal 2014

CEO Compensation

	Hay P50 Target Energy Industry	As Targeted by Compensation Committee	As Contained in the Summary Compensation Table
Base Salary	$914,700	$845,625	$845,625
Bonus	$966,200	$887,906	$1,202,225
Total Cash	$1,880,900	$1,733,531	$2,047,850
Total Target LTI	$2,203,700	$2,203,700	$2,286,841
Total Direct Compensation	$4,084,600	$3,937,231	$4,334,691

Total Shareholder Return

From a short-term and long-term perspective, fiscal 2014 was a great year both operationally and financially despite the continued challenge of low natural gas prices, which most significantly impacts the Company’s Exploration & Production subsidiary, specifically within several localized delivery points within the Appalachian Basin. In spite of these challenges, the Company achieved tremendous growth across many facets of its business. The Company’s one-year and three-year TSR were just above the 50th percentile of its Hay peer group. Five-year TSR was at the 38th percentile of that peer group.

2014 Summary Compensation Table Double-Counts Long-Term Incentive Compensation

As part of the Company’s engagement efforts, the aforementioned change to the LTI program from performance-based cash to performance-based equity will distort the 2014 Summary Compensation Table. Prior to 2013, the Company’s LTI program had a meaningful cash component, and for Summary Compensation Table purposes this is reported with respect to the fiscal year for which it is earned and not for the year in which the award opportunity was granted. In 2013, the Committee approved changes to the program to move the value of the cash component to performance-based equity. Equity grants are reported in the Summary Compensation Table in the year in which they are granted. As a result of this change, the 2014 Summary Compensation Table will overstate long-term incentive compensation. Cash paid for the three-year period ended September 30, 2014 appears in the same row of the table as the equity grant for the three-year period ended September 30, 2016.

“Reported” Pay Does Not Adequately Reflect Changing Compensation Approach

Given changes by the Compensation Committee (following stockholder outreach) to the LTI program as discussed above, we have provided an additional, supplemental compensation table below in order to distinguish the annual short-term cash incentive from the 3-year long-term cash incentive, associated with awards made prior to fiscal 2013, to remove the impact of the move from a cash-based LTI to an equity-based LTI, and to remove the volatile, significant effects of changes in actuarial assumptions on the value of the named executive officers’ pension benefits disclosed in the 2014 Summary Compensation Table. This table, however, is not a substitute for the Summary Compensation Table, which can be found at page 40 in this proxy statement.

Name and Principal Position	Year	Salary ($)	Short-Term Cash Incentive ($)	Long-Term Cash Incentive (1)($)	Stock Awards (2)($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Ronald J. Tanski	2014	845,625	1,202,225	938,000	1,143,421	0	150,530	4,279,801
President and Chief	2013	726,148	802,829	806,680	N/A	458,072	107,613	2,901,342
Executive Officer of the Company	2012	681,000	640,140	752,800	344,313	280,005	96,124	2,794,382

David P. Bauer	2014	343,500	246,315	262,640	127,080	0	34,949	1,014,484
Treasurer and Principal	2013	318,000	233,000	225,120	N/A	113,353	26,042	915,515
Financial Officer of the Company	2012	293,750	215,000	75,280	68,863	56,001	23,728	732,622

Matthew D. Cabell	2014	617,500	697,219	844,200	389,116	0	99,609	2,647,644
President of Seneca	2013	591,250	774,981	562,800	N/A	356,866	80,721	2,366,618
Resources Corporation	2012	573,750	445,402	564,600	309,881	252,005	58,412	2,204,050

Anna Marie Cellino	2014	518,750	517,272	450,240	285,964	0	77,851	1,850,077
President of National	2013	497,000	543,942	431,480	N/A	249,901	78,171	1,800,494
Fuel Gas Distribution Corporation	2012	482,250	585,861	423,450	206,588	168,003	79,695	1,945,847

John R. Pustulka	2014	500,500	505,380	450,240	277,820	0	90,013	1,823,953
President of National	2013	462,750	415,272	431,480	N/A	235,909	70,306	1,615,717
Fuel Gas Supply Corporation	2012	425,000	443,573	225,840	206,588	168,003	69,617	1,538,621

David F. Smith	2014	341,250	598,382	1,250,166	117,804	0	90,251	2,397,853
Executive Chairman of	2013	776,600	1,378,894	1,435,140	N/A	909,650	168,863	4,669,147
the Board until 4/1/14	2012	880,000	1,073,160	1,317,400	550,900	448,008	151,211	4,420,679

(1)

For fiscal 2014, Long-Term Cash Incentive represents an estimated payment for the three-year performance period ended September 30, 2014. See footnote 2 to the Summary Compensation Table for more information.

(2)

This column reflects: (a) for fiscal 2012 the stock awards listed in the Summary Compensation Table, (b) for fiscal 2013 no entry to emphasize the fact that the stock award in that year was issued in place of the prior long-term cash incentive and (c) for fiscal 2014 one-half the value of the stock awards listed in the Summary Compensation Table to reflect the prior practice of issuing only one-half of LTI as equity. Also, for Mr. Smith, this represents the award for his employment through March 31, 2014.

CEO Compensation in Alignment with Peers

The Compensation Committee understands the importance of using benchmark data that reflects information from companies with comparable business segments over similar time periods. Reflected in the chart below is the Hay Group’s comparison of fiscal 2013 total direct compensation for the Company’s CEO, Mr. Tanski, against that of CEOs in our Hay peer group. The Company’s CEO total direct compensation, shown in the table below, is in line with that of our peers.

Fiscal 2013 is the most recent complete fiscal year for which proxy statement data is available. It is not possible to compare 2014 compensation against the peer group because 80% of the group maintains a fiscal year based on the calendar year, and will therefore not report 2014 compensation until months after this proxy statement is filed.

CEO and President

Compared to CEO proxy data for fiscal year 2013

			Total Direct Compensation
Company	Title	Sales ($M)	Actual	Target
AGL Resources, Inc.	Chairman, President & CEO	$4,617	$6,831,250	$5,935,080
Atmos Energy Corp.	President & CEO	$3,886	$4,449,444	$4,058,823
Cabot Oil & Gas Corp.	Chairman, President & CEO	$1,746	$8,846,710	$7,647,672
Energen Corp.	Chairman & CEO	$1,739	$5,797,858	$5,814,280
EQT Corp.	Chairman, President & CEO	$1,862	$7,831,022	$6,213,715
MDU Resources Group, Inc.	President & CEO	$4,462	$3,476,905	$2,803,780
New Jersey Resources Corp.	Chairman, President & CEO	$3,198	$2,513,855	$2,507,394
Northwest Natural Gas Co.	President & CEO	$778	$1,864,445	$1,706,245
Questar Corp.	Chairman, President & CEO	$1,220	$4,344,280	$3,934,855
Quicksilver Resources, Inc.	President & CEO	$532	$2,772,307	$3,454,807
Range Resources Corp.	President & CEO	$1,772	$10,495,667	$9,919,947
SM Energy Co.	CEO	$2,265	$5,932,674	$5,188,443
Southwest Gas Corp.	President & CEO	$1,951	$2,204,916	$2,150,820
UGI Corp.	President & CEO	$7,195	$3,204,172	$3,242,755
Ultra Petroleum Corp.	Chairman, President & CEO	$913	$5,800,000	$5,000,000
Whiting Petroleum Corp.	Chairman & CEO	$2,696	$10,095,368	$6,627,000
Summary Statistics
75th Percentile		$3,370	$7,081,193	$6,004,739
Average		$2,552	$5,403,805	$4,762,851
Median		$1,906	$5,123,651	$4,529,412
25th Percentile		$1,609	$3,096,206	$3,133,011
National Fuel Gas Company	CEO and President	$1,830	$5,013,112	$4,791,201
Percentile Rank		44%	49%	52%

Total Direct Compensation = base salary + bonus + long-term incentives (target value for cash and grant date value for equity).

OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

The Company’s executive compensation program is designed to attract, motivate, reward and retain executive talent in order to achieve the objectives that contribute to the overall success of the Company. The Company provides a total compensation program established by the Compensation Committee based on its business judgment after consultation with its compensation consultants. Total compensation for executive officers is comprised of the following components, each of which is addressed in greater detail below:

Compensation Component	Objectives	Key Features in 2014
Base Salary

•       Provide a fixed level of pay in recognition of day-to-day job performance.

•       Attract, retain and motivate leadership with compensation reflecting specific responsibilities, experience and effectiveness.

•       Targeted range of the 50th to 75th percentile of peer median provided by independent compensation consultants.

•       Adjustments are made based on Compensation Committee members’ business judgment.

•       Overall corporate performance is a factor for subjective consideration.

Annual Cash Incentive Compensation	• Motivate performance toward, and reward achievement on, near-term financial, operating and individual goals.	• Targets are set as a percentage of base salary based on position, up to 200% of target compensation.

Long-Term Equity Incentive Compensation

•       Focus attention on managing Company from a long-term investor’s perspective to create long-term stockholder value.

•       Encourage executives and other managers to have a significant, personal investment in the Company through stock ownership.

•       Reward executives for longer-term performance of the Company relative to an industry peer group.

•       2014 long-term compensation denominated in equity.

•       Two-thirds of awards granted as performance shares, split between two distinct performance conditions — 3-year TSR and 3-year TROC.

•       Performance conditions are objective and measured relative to a recognized peer group.

•       One-third of awards are granted as time-based RSUs as a retention tool.

Compensation Component	Objectives	Key Features in 2014

Executive Health, Welfare, and Retirement Benefits

•       Provide executives with reasonable and competitive benefits commensurate with those in the regulated and unregulated energy industry.

•       Help the Company attract and retain high-caliber employees in high-level management positions.

•       Restore retirement benefits lost under qualified retirement plans as a result of Internal Revenue Code limits.

•       Retirement benefits consisting of:

1.      a qualified defined contribution plan (401(k));

2.      a qualified non-contributory deferred contribution plan (Retirement Savings Account or “RSA”) or qualified defined benefit plan(depending on year of hire); and

3.      a non-qualified executive retirement plan and/or non-qualified tophat plan.

Change in Control Arrangements	• Assure that executives direct their attention to their duties, acting in the best interests of stockholders, notwithstanding potential for loss of employment in connection with a Change in Control.

•       Double-trigger provision to avoid providing benefits to officers who continue to enjoy employment with the Company after a Change in Control event.

•       No tax gross-up on payment.

•       Payment is reduced on a pro-rata basis if termination occurs between age 62 and 65.

Role of the Compensation Committee    The Committee is comprised of three directors, all of whom have been determined by the Board to be independent. The Committee administers the Company’s compensation program for executive officers, setting base salaries and available incentive compensation ranges. The Committee exercises the authority delegated to it by the stockholders or the Board under the Company’s cash and equity incentive compensation plans, which include:

Cash Compensation Plans

Short-Term

•	2012 Annual At Risk Compensation Incentive Plan (the “At Risk Plan”)

•	Executive Annual Cash Incentive Program (the “EACIP”)

Long-Term — as stated above, the Committee has moved away from awards of cash long-term incentives

•

National Fuel Gas Company 2012 Performance Incentive Program (a program approved by the stockholders in 2012, but under which there has been only one award, made in fiscal 2012, due to feedback from largest stockholders)

Equity Compensation Plans

Long-Term

•	2010 Equity Compensation Plan

In addition, the Committee makes recommendations to the Board with respect to the development of incentive compensation plans and equity-based plans and changes in compensation for non-employee directors.

As described below, the Committee retains the services of independent compensation consultants to assist the Committee in administering the Company’s compensation program. Further, as described earlier in this proxy statement, the members of the Committee have vast experience in the energy industry and/or as leaders of major corporations. In these roles, as well as through their experiences with the Company, the Committee has garnered extensive knowledge regarding the establishment of a competitive and properly focused compensation program for the Company’s executive officers. In making the decisions discussed below, the Committee uses its subjective business judgment developed through its years of experience.

Role of Chief Executive Officer

In making its subjective determinations with respect to executive officers other than Mr. Tanski, the Committee discusses the information it receives from its compensation consultants with Mr. Tanski and seeks his recommendation as to the appropriate base salaries, and target short-term and long-term incentive awards for each of these officers, based on Hay and Meridian recommendations and his assessment of their performance, contributions and abilities. Mr. Tanski also provides input to the Committee’s compensation consultants with regard to the responsibilities of the Company’s officers, to facilitate the consultants’ recommendations and comparisons of such officers’ and their positions to other positions in the marketplace. Mr. Tanski makes no recommendations with regard to his own compensation.

Independent Compensation Consultants

The Compensation Committee utilizes recommendations of compensation consultants in exercising its business judgment as to compensation matters, including the selection of peer companies for compensation comparison purposes. The Committee has retained the services of two independent compensation consultants, Hay and Meridian, to assist in setting and monitoring executive compensation: Meridian to benchmark compensation at the Company’s exploration and production business and Hay to benchmark compensation at its other businesses.

Determining Our Peers

Because of the Company’s diverse asset mix, selecting an appropriate peer group of companies requires a customized approach that calls for more critical thought than simple selection of a standard industry group, which may include utility companies without a presence in the natural gas industry. The Company’s assets span the entire natural gas supply chain and include exploration & production (“E&P”), pipeline and storage, midstream, and natural gas utility operations. For compensation and performance comparisons, the Committee utilizes two separate peer groups. The Hay peer group is the primary peer group against which the Compensation Committee generally benchmarks named executive officer compensation and is intended to include a group of companies that, as a whole, represent our asset mix as illustrated in the chart below. Meridian assists in the formulation of a peer group that is targeted to evaluate our E&P business and the compensation of executives that oversee it. Both peer groups may change over time due to corporate transactions or as the Committee believes is warranted based on its business judgment. The Committee believes that the peer groups selected with the guidance of Hay and Meridian include a mix of companies that reflect businesses in which the Company participates, or with which it competes, as reflected in the tables below.

For the purpose of establishing 2014 compensation, the Compensation Committee reviewed the Hay peer group listed below. Given no significant changes to the operations of the Company or its peers, the Committee made no changes to the group. In addition, the Committee utilized the Hay peer group for purposes of setting relative performance conditions on LTI awards of performance shares.

The Hay Group

Hay assists the Compensation Committee in evaluating and setting compensation for Company officers and officers employed by affiliate companies other than Seneca. Generally, Hay provides job evaluation to a wide range of companies through detailed position analysis based on proprietary information from multiple parent organizations and business units. Hay provides similar analysis for supervisory positions in the Company’s regulated subsidiaries. Hay’s job evaluation and benchmarking methodology allows for customizable job descriptions and organizational rankings that are specific to the Company but relative to industry benchmarks.

In fiscal 2014, for Company officers, and officers employed by affiliate companies other than Seneca, Hay provided an analysis of compensation practices with respect to the following forms of compensation compared to similar positions in the general industry and, where appropriate, in the energy industry based on Hay’s proprietary databases:

1)	Base Salary

2)	Total Cash Compensation (base salary, plus short-term cash incentive)

3)	Total Direct Compensation (base salary, plus short-term cash incentive, plus long-term equity incentive)

Hay also made recommendations on incentive compensation target amounts to the Committee for:

1)	Short-Term Incentive (cash incentive payments as discussed below)

2)	Long-Term Incentive (stock appreciation rights, restricted stock units and performance share units also discussed below)

Additionally, Hay provided a proxy analysis of base salary, incentive targets, total cash compensation, long-term incentive and total direct compensation for four of the six named executive officers (Messrs. Tanski, Bauer and Smith, and Mrs. Cellino) for whom adequate comparative information was available based on 2013 proxy data for the Company and the 16 energy companies in the peer group listed below. These 16 companies were selected for the peer group because each participates in one or more businesses that are similar to those of the Company:

	Hay Group — Peer Companies	Exploration & Production	Natural Gas Utility	Pipeline & Storage
1	AGL Resources Inc.		X	X
2	Atmos Energy Corporation		X	X
3	Cabot Oil & Gas Corporation	X
4	Energen Corporation	X	X
5	EQT Corporation	X	X	X
6	MDU Resources, Inc.	X	X	X
7	New Jersey Resources Corporation		X	X
8	Northwest Natural Gas Company		X	X
9	Questar Corporation	X	X	X
10	Quicksilver Resources Inc.	X
11	Range Resources Corporation	X
12	Southwest Gas Corporation		X
13	SM Energy Company	X
14	UGI Corporation		X
15	Ultra Petroleum Corporation	X
16	Whiting Petroleum Corporation	X
	TOTAL	10	10	7

The Compensation Committee reviews the members of the peer group from time to time, and makes adjustments, as it believes are warranted. The Compensation Committee made no revisions to the peer group used for purposed of establishing compensation in 2014. In 2014, however, for purposes of establishing compensation for calendar 2015, the Compensation Committee reviewed the Hay peer group and determined to remove Quicksilver Resources Inc. because of its financial volatility.

Meridian Compensation Partners, LLC    Meridian assists the Committee in evaluating and setting compensation for employees at Seneca, including that of Mr. Cabell. Meridian also benchmarked Mr. Tanski’s compensation against this peer group. The Committee requested this analysis for its use in supplementing the Hay provided comparisons due to the increasing importance of the Company’s E&P segment and Mr. Tanski’s management of that segment. The Committee selected Meridian due to its expertise in E&P industry compensation matters.

In 2013, Meridian provided an analysis for Messrs. Cabell, Tanski and Smith of compensation practices with respect to the following forms of compensation compared to similar positions in the E&P industry:

1. Base Salary

2. Target Short-Term Incentive

3. Target Cash Compensation (base salary plus short-term incentive)

4. Long-Term Incentive

5. Total Target Compensation (base salary plus short-term and long-term incentive)

The Meridian analysis was based on data from Meridian’s Proprietary Oil and Gas Compensation Database, supplemented by published survey data and available proxy data, from 20 E&P companies chosen by the Committee based on certain criteria, such as revenues, assets, and the nature of each company’s operations in the E&P segment of the energy industry, that made them relatively comparable to the operations at Seneca. The companies in the 20-member peer group range in size from approximately $3.1 billion to $147 million in E&P revenues (with a median of $642 million) and from approximately $9.7 billion to $808 million in E&P asset size (with a median of $2.6 billion). The peer group is:

	Meridian Compensation Partners — Peer E&P Companies
1	Approach Resources	11	Oasis Petroleum
2	Bill Barrett Corporation	12	PDC Energy
3	Carrizo Oil & Gas, Inc.	13	Quicksilver Resources Inc.
4	Endeavour International	14	Range Resources Corporation
5	Energen Corporation	15	Resolute Energy
6	EQT Corporation	16	SM Energy Company
7	EXCO Resources, Inc.	17	Southwestern Energy Company
8	Forest Oil Corporation	18	Swift Energy Company
9	Goodrich Petroleum	19	Ultra Petroleum Corporation
10	Laredo Petroleum Holdings	20	Unit Corporation

The Committee reviews the members of this E&P peer group from time to time and makes adjustments, as it believes are warranted. In 2013, the Compensation Committee removed Berry Petroleum from the 2014 Meridian Peer Group because Berry was acquired. In 2014, for purposes of establishing compensation for calendar 2015, the Compensation Committee reviewed the Meridian peer group and determined to remove Quicksilver Resources Inc. because of its financial volatility.

FISCAL 2014 TOTAL COMPENSATION

Base Salary

Base salaries provide a predictable base compensation for day-to-day job performance. The Committee reviews executive officer base salaries at calendar year-end and adjusts them, if it deems appropriate in its subjective business judgment, following review of its compensation consultants’ competitive analysis and upon consideration of the recommendations of the CEO. In addition, base salary may be adjusted during the calendar year when changes in responsibility occur. Base salary is not adjusted based on specific objective financial results, although overall corporate performance is reviewed by the Committee in its decision making process. The Committee does not use formulas; rather, it exercises its business judgment.

In establishing the base salary amount, for named executive officers other than Mr. Cabell, the Committee generally references the 50th percentile of the Hay Energy survey data. In its subjective business judgment, the Committee may pay between the 50th and 75th percentiles of the Hay data if it is necessary to attract, retain and motivate the individuals responsible for the success of the business enterprise. The Committee also considers overall corporate performance and an individual’s specific responsibilities, experience (including time in position), and effectiveness and makes adjustments based on the Committee members’ business judgment and the CEO’s recommendations. Given the growth and importance of the E&P segment to the Company and the highly competitive nature of the Marcellus Shale, the Committee sets Mr. Cabell’s base salary above the 75th percentile of the Meridian survey data. The Committee references the Meridian survey data to target Mr. Cabell’s total direct compensation at approximately the 50th percentile of that data.

Effective on January 1, 2014, in setting Mr. Tanski’s base salary for 2014, the Compensation Committee considered the Hay report indicating Mr. Tanski’s then-current base salary was slightly above the 25th percentile of Hay’s Energy Industry market data  —  a target the Compensation Committee, in exercising its business judgment, determined to be appropriate in March of 2013 when the Board of Directors elected Mr. Tanski as CEO of the Company. For January 1, 2014, the Compensation Committee determined that Mr. Tanski’s base salary should move half-way to the 50th percentile of Hay’s Energy Industry market data and increased Mr. Tanski’s base salary to $832,500. Effective April 1, 2014, following Mr. Smith’s retirement as Executive Chairman of the Board of Directors, the Compensation Committee reviewed Mr. Tanski’s base salary, referencing again the 50th percentile of the Hay Energy Industry market data, the Compensation Committee determined to increase Mr. Tanski’s base salary, effective April 1, 2014, to $900,000  —  slightly below the 50th percentile. Effective January 1, 2014, the Compensation Committee determined to maintain Mr. Smith’s base salary at his then-current amount, which reflected a decrease that was made effective in March of 2013 when he transitioned to the Executive Chairman role.

For calendar year 2014, based on its and Mr. Tanski’s assessment of Mr. Cabell’s responsibilities, experience and effectiveness in the past year, the Committee increased Mr. Cabell’s base salary by 5%. This increase was awarded in recognition of his performance in the management of the E&P segment, and to retain him in his position given the competition for talent in the industry and in that geographic region.

The Committee considered Hay’s report that Mrs. Cellino’s salary was below the Energy Industry median, and following discussion with Mr. Tanski, the Committee increased Mrs. Cellino’s base salary to an amount that was slightly above the Energy Industry 50th percentile. The increase was based on the Committee’s and Mr. Tanski’s assessment of her attention to customer service, safety and oversight of budget and cost control at the utility segment.

For calendar year 2014, upon consultation with Mr. Tanski, the Committee increased Mr. Pustulka’s base salary to an amount that approximated the Energy Industry 50th percentile. This decision was in recognition of Mr. Pustulka’s performance in the management of Supply Corporation and the successful development of pipeline expansion projects.

In determining the 2014 annual base salary for Mr. Bauer, the Committee referenced Hay’s report and increased Mr. Bauer’s salary to a level between the Energy Industry 50th and 75th percentiles, but below the median for his position of the Hay proxy group. The Committee action followed discussion with Mr. Tanski of Mr. Bauer’s specific responsibilities, experience and effectiveness, and his performance managing the Company’s financial strategy.

The fiscal 2014 base salaries of the named executive officers are shown in the Summary Compensation Table under the “Salary” column within this proxy statement.

Annual Cash Incentive

The Company pays an annual cash incentive to its executives to motivate their performance over a short-term (which is generally considered to be no longer than two years). Early in the fiscal year, the Committee establishes a target amount for the annual cash incentive, stated as a percentage of base salary. Executives, other than Messrs. Tanski and Smith, can earn up to 200% of target, based on performance on written goals. Messrs. Tanski and Smith can earn up to 200% of base salary, based on performance on written goals. For executives under the EACIP, the CEO has broad discretion to reduce the amount payable as annual cash incentive based on any factors the CEO may determine.

Target Award Levels

In setting target award levels for the annual cash incentive for 2014, the Committee exercised its business judgment and, upon consideration of the recommendations of Hay and Meridian and, other than with respect to his target incentive, those made by Mr. Tanski, set target awards as follows:

Executive	Target (As a Percentage of Base Salary)
Mr. Tanski	105%
Mr. Bauer	45%
Mr. Cabell	70%
Mrs. Cellino	70%
Mr. Pustulka	70%
Mr. Smith	105%

Performance Goals

Based upon discussions with Mr. Tanski and upon review of forecasted financial data, the Committee approved for each named executive who participated in the At Risk Plan (Messrs. Tanski, Bauer, Cabell, Pustulka and Smith, and Mrs. Cellino) a set of particular performance goals for the 2014 fiscal year. Certain goals overlapped among named executives; for example, each named executive except for Mr. Smith, had a goal tied to consolidated EBITDA and to safety. Incentive payments under the At Risk Plan are based upon performance against the stated objectives. For those officers who participated in the At Risk Plan, 100% of the target incentive was made dependent on objective performance criteria. All performance criteria applicable to a particular executive are communicated to that executive in writing at the time the criteria are established.

To determine the annual cash incentive award based on stated performance objectives, the weight assigned to each goal is multiplied by the percentage of the goal achieved to calculate a weighted percentage for each goal. Once the weighted percentage for each goal is determined, the percentages are totaled. That total weighted percentage is multiplied by the target award to arrive at the total incentive payment amount. The target award is a percentage of the named executive’s base salary for the fiscal year, and the maximum possible award is two times the target amount, except for Messrs. Tanski and Smith, whose maximum possible award is approximately 1.9 times the target amount.

Based on its business judgment, the Compensation Committee designated a single performance objective for Mr. Smith, as noted on the table below, given his role as Executive Chairman at the time of grant. Given his retirement during the fiscal year, Mr. Smith’s award is reduced based on the pro-rata portion of employment during the fiscal year.

The fiscal 2014 annual cash incentives of the named executive officers are shown in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. For each named executive, the amount awarded was based on the executive’s performance against the pre-established performance criteria. The incentive payments made to the named executives were approved by the Committee.

The following chart identifies the goals assigned to each of the named executive officers for the 2014 fiscal year, the percentage of each goal achieved, the weight assigned to each goal, and the weighted percentage achieved for each goal. Also noted is each named executive’s target percentage of base salary, maximum percentage of base salary, total weighted percentage, target, and actual incentive payout. Following the chart, numbered sequentially to match the appearance of the performance objective in the chart, is a summary of what the objective was at the threshold level, target level and maximum level of performance, and a summary of actual performance. With regard to EBITDA goals, the 2014 EBITDA performance was averaged with the 2013 EBITDA performance to calculate performance levels for the consolidated EBITDA goal, regulated companies’ EBITDA goal, and the Seneca EBITDA goal as a mechanism to incent individuals to consider more than a one-year earnings impact.

Annual Cash Incentive

Executive		Ronald J. Tanski			David P. Bauer			Matthew D. Cabell			Anna Marie Cellino			John R. Pustulka			David F. Smith
Target % of Base Salary		105%			45%			70%			70%			70%			105%
Maximum % of Base Salary		200%			90%			140%			140%			140%			200%
Fiscal 2014 Goals		% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd
1.	Consolidated EBITDA*	167	0.25	41.75	167	0.25	41.75	167	0.15	25.05	167	0.25	41.75	167	0.25	41.75	167	1.00	167
2.	Regulated EBITDA*	200	0.25	50.00	200	0.25	50.00				200	0.25	50.00	200	0.25	50.00
3.	Seneca EBITDA*							135	0.15	20.25
4.	Production Volume	137	0.20	27.40				137	0.20	27.40
5.	Safety	0	0.10	0.00	0	0.10	0.00				0	0.10	0.00	0	0.10	0.00
6.	Environmental/Safety							200	0.10	20.00
7.	Investor Relations - PE Ratio	100	0.10	10.00	100	0.10	10.00
8.	Capital Expenditures - Mainline Installation	0	0.05	0.00							0	0.10	0.00	0	0.10	0.00
9.	Capital Expenditures - Services Installation	125	0.05	6.25							125	0.10	12.50	125	0.10	12.50
10.	Seneca Reserve Replacement							180	0.15	27.00
11.	Seneca F&D Cost				184	0.15	27.60	184	0.15	27.60
12.	Seneca LOE							80	0.05	4.00
13.	Seneca G&A							200	0.05	10.00
14.	Investor Relations - 1 on 1 Visits				200	0.10	20.00
15.	SOX Internal Control Compliance				200	0.05	10.00
16.	HEAP - NY										200	0.05	10.00
17.	HEAP - PA										164	0.05	8.20
18.	Distribution Operational Safety										200	0.10	20.00
19.	National Fuel Gas Midstream													200	0.10	20.00
20.	Supply and Empire Transportation and Storage Revenue													200	0.10	20.00
	Total Weighted % Achieved	135.40%			159.35%			161.30%			142.45%			144.25%			167.00%
	Target	$887,906			$154,575			$432,250			$363,125			$350,350			$716,625
	Annual Cash Incentive	$1,202,225			$246,315			$697,219			$517,272			$505,380			$598,382**

*	Reflects an average of 2014 performance and 2013 performance
**

In fiscal 2014, Mr. Smith earned formulaically, an annual incentive of 167% of his target amount for his performance on the goal set under the At Risk Plan. Pursuant to the terms of the At Risk Plan, Mr. Smith received a pro-rated portion of the annual incentive payment he otherwise would have received because of his retirement prior to the end of the fiscal year.

Performance Measure		Threshold	Target	Maximum	Actual Performance
1.	Consolidated EBITDA – In determining final performance level, the results of this goal are averaged with the prior year results on the consolidated EBITDA goal.	$870 Million	$930 Million	$1,000 Million	2014 EBITDA=$953 Million; performance level of 133%; 2-year average of performance levels=(200%+133%)/2=167%
2.	Regulated EBITDA – In determining final performance level, the results of this goal are averaged with the prior year results on the regulated companies EBITDA goal.	$305 Million	$315 Million	$335 Million	2014 Regulated EBITDA=$350 Million; performance level of 200%; 2-year average of performance levels=(200%+200%)/2=200%
3.	Seneca EBITDA – In determining final performance level, the results of this goal are averaged with the prior year results on the Seneca EBITDA goal.	$525 Million	$560 Million	$600 Million	2014 EBITDA=$539 Million; performance level of 70%; 2-year average of performance levels=(200%+70%)/2=135%
4.	Production Volume	145 Bcfe	155 Bcfe	170 Bcfe	160.5 Bcfe
5.	Safety – Measured by number of OSHA recordable injuries in the utility and pipeline and storage segments	Same as Target	4.72	3.65	4.91
6.	Environmental/Safety-Measured by PA DEP enforcements per Marcellus wells drilled.	<0.28	0.20	0.10	0.08
7.	Investor Relations – PE ratio as compared to those reported in Edward Jones Natural Gas Industry Summary of September 30, 2014 for Diversified Natural Gas Companies	Top One-Half	Top Three	Top Two	4th of 9
8.	Capital Expenditures – Mainline Installation. Measured by mainline installation unit costs of Distribution Corporation.	$11.00 per inch foot	$10.80 per inch foot	$10.60 per inch foot	$11.84 per inch foot
9.	Capital Expenditures – Services Installation. Measured by service installation unit costs of Distribution Corporation.	$1,970 per services installed	$1,920 per services installed	$1,860 per services installed	$1,905 per services installed
10.	Seneca Reserve Replacement	Replace 225% of fiscal 2014 production	Replace 275% of fiscal 2014 production	Replace 340% of fiscal 2014 production	327.1%
11.	Seneca Finding and Development Cost	$1.65/Mcfe	$1.35/Mcfe	$1.10/Mcfe	$1.14/Mcfe
12.	Seneca Lease operating expense per Mcfe	$1.07/Mcfe	$1.02/Mcfe	$0.95/Mcfe	$1.03/Mcfe
13.	Seneca General and Administrative expense	$69 Million	$67 Million	$64 Million	$64 Million
14.	Investor Relations – 1 on 1 Visits. Measured by 1 on 1 visits with analysts/money managers.	55	70	85	105
15.	SOX Internal Control Compliance – Measured by number of material weaknesses and significant deficiencies.	No unremediated material weaknesses and no unremediated significant deficiencies aggregating to a material weakness	No material weaknesses and no significant deficiencies aggregating to a material weakness	No material weaknesses and no significant deficiencies	No material weaknesses and no significant deficiencies
16.	HEAP – NY. Measured by number of basic grants collected.	80,000	83,000	87,000	87,611
17.	HEAP – PA. Measured by number of basic grants collected.	18,000	19,000	21,000	20,271
18.	Distribution Operational Safety – Measured by the utility segment’s operational safety performance standards in New York and outstanding leak reduction.	Complete 2 of 3 PSC Safety Performance Standards	Complete all 3 PSC Safety Performance Standards OR Any 2 PSC Performance Standards and Outstanding Leaks Reduction	Complete all 3 PSC Performance Standards and Outstanding Leaks Reduction	Completed all 3 PSC Performance Standards and Outstanding Leaks Reduction
19.	National Fuel Gas Midstream – Measured by construction of facilities at three locations/projects.	Complete 1 of 3	Complete 2 of 3	Complete 3 of 3	Completed 3 of 3
20.	Supply and Empire Transportation, Storage and Gathering Revenue	Same as Target	$263,727,633	$265,227,633	$280,843,229

Long-Term Incentive Compensation

Historically, stock options, restricted stock, RSUs, stock-settled SARs, performance shares and a cash performance incentive program represented the various tools within the long-term incentive and retention component of the executive compensation package. The use of these tools has evolved, as discussed in this proxy statement, such that currently the long-term incentive consists solely of equity based awards, two-thirds of which are performance based. Such awards are intended to focus attention on managing the Company from a long-term investor’s perspective. In addition, the Committee wishes to encourage officers and other managers to have a significant, personal investment in the Company through stock ownership. The Committee typically makes equity awards on an annual basis, but has not established a policy to make grants at a specific meeting, to allow flexibility to review and evaluate appropriate equity grant practices.

With respect to long-term incentive compensation, the Committee uses its business judgment to establish target awards based on its compensation consultants and CEO’s recommendations. In prior years, the Committee had allocated approximately one-half of the long-term incentive opportunity to a cash-based performance incentive program and one-half to equity based awards. For fiscal 2013 awards, the Committee determined to allocate all of the long-term incentive opportunity to equity based awards with approximately one-half of the opportunity awards of SARs that vest in equal increments over three years and approximately one-half awards of performance-based RSUs that vest, if at all, at the end of three fiscal years, only to the extent the performance condition is met. For the fiscal 2013 award, the performance condition is 3-year total return on capital relative to an industry peer group reported in an AUS Inc. monthly report.

For fiscal 2014, following review with its compensation consultants and receipt of stockholder feedback, the Committee used its business judgment to adopt a new LTI approach. Under this program, approximately two-thirds of the equity awards are composed of performance shares, split between two distinct performance conditions: relative 3-year TSR and relative TROC over a 3-year period (both measured relative to the Hay peer group). The remaining one-third is composed of time-vested RSUs, an important retention tool for key employees.

Equity Incentive Awards in Fiscal 2014

As noted above, in fiscal 2014, the Compensation Committee awarded approximately two-thirds of each executive officer’s long-term incentive award in the form of performance shares, which increase the emphasis on relative performance-based equity grants and further align our executives’ goals with those of our stockholders. These performance shares are split between two distinct relative performance conditions that must be achieved within the performance cycle that runs from October 1, 2013 through September 30, 2016. The Compensation Committee established the performance condition for one set of performance shares as the Company’s 3-year TSR over the performance cycle as compared to the same metric for companies in the Hay peer group listed above in the discussion of the peer groups, as calculated based on the data reported for each company (with the starting and ending stock prices over the performance cycle calculated as the average closing stock price for the prior calendar month and with dividends reinvested in that company’s securities at each ex-dividend date) in the Bloomberg online database. The Committee determines the extent to which the performance condition has been satisfied and grants up to one share of Common Stock of the Company (or the equivalent value in cash, as determined by the Committee), provided that the performance share will not vest and will be forfeited to the extent the performance condition is not achieved. The Committee linked the awards to relative levels of performance, which results in the vesting and payment of a percentage of the performance shares depending on the Company’s percentile rank among the Hay peer group, as follows:

Company’s Percentile Ranking	Percentage of Target Opportunity Paid
30th or below	0%
40th	50%
50th	100%
70th	150%
90th or above	200%

If the Company’s 3-year TSR is negative (less than 0.0), the percentage of target opportunity paid shall be capped at 100%, regardless of the Company’s percentile ranking. Moreover, for performance between two established performance levels, the percentage of target opportunity paid will be determined by straight line mathematical interpolation.

The Compensation Committee established the performance condition for the other set of performance shares as the Company’s 3-year TROC over the performance cycle as compared to the same metric for companies in the Hay peer group listed above in the discussion of the peer groups. TROC for the Company or any member of the report group shall mean the average of the returns on capital for each twelve month period corresponding to each of the Company’s fiscal years during the performance cycle, calculated based on the data reported for that company in the Bloomberg database. The Committee determines the extent to which the performance condition has been satisfied and grants up to one share of Common Stock of the Company (or the equivalent value in cash, as determined by the Committee), provided that the performance share will not vest and will be forfeited to the extent the performance condition is not achieved. The Committee linked the awards to relative levels of performance, which results in the vesting and payment of a percentage of the performance shares depending on the Company’s percentile rank among the Hay peer group, as follows:

Company’s Percentile Ranking	Percentage of Target Opportunity Paid
<45th	0%
45th	50%
60th	100%
75th	150%
100th	200%

If the Company’s 3-year TROC is negative (less than 0.0), the percentage of target opportunity paid shall be capped at 100%, regardless of the Company’s percentile ranking. Moreover, for performance between two established performance levels, the percentage of target opportunity paid will be determined by mathematical interpolation.

No dividend equivalent will be provided in respect of any performance shares.

The Compensation Committee also awarded approximately one-third of each executive officer’s long-term incentive award in the form of time-based RSUs, an important retention tool. Vesting of these RSUs occurs in three equal annual installments beginning December 19, 2014. No dividend equivalents will be provided in respect of any RSUs. The fiscal 2014 performance shares and RSUs granted to the named executive officers are set out in the Grants of Plan-Based Awards in Fiscal 2014 Table within this proxy statement.

With regard to Mr. Smith, based on its business judgment, the Compensation Committee awarded his entire long-term incentive in the form of performance shares, split between the two performance conditions discussed above, given, at the time of grant, his role as Executive Chairman and possible retirement, which ultimately occurred on April 1, 2014. Because of his retirement during a performance cycle, Mr. Smith’s awards are determined based on performance calculated following the completion of the performance cycle and are then reduced based on this pro-rated portion of employment, as discussed further in this proxy statement.

2012 Performance Incentive Program

The 2012 Performance Incentive Program is the Company’s cash-based, long-term incentive program. This program was adopted as a complement to the equity based programs and to provide another component of total compensation that was dependent on the Company’s relative performance. It was approved by the stockholders at the 2012 Annual Meeting of Stockholders. Given the Committee’s recent move to an equity-based long-term incentive program, no award opportunities under the Performance Incentive Program were provided in fiscal 2013 or fiscal 2014, and thus there are no longer any open performance periods under this program. Previously, the Committee had approved target incentives for the current named executive officers under this program associated with the three-year performance period from October 1, 2011 through September 30, 2014. The performance metric for this period is noted below, and the target incentives were as follows:

Mr. Tanski	$500,000
Mr. Bauer	$140,000
Mr. Cabell	$450,000
Mrs. Cellino	$240,000
Mr. Pustulka	$240,000
Mr. Smith	$800,000

The performance condition for the performance period noted above was Company’s TROC relative to the same metric for those companies reported in the Natural Gas Distribution and Integrated Natural Gas Companies group as calculated and reported in the Monthly Utility Reports of AUS, Inc., a leading industry consultant (“AUS”). This measure was chosen because it utilizes an independently selected group of industry peers. The natural gas distribution and integrated natural gas companies reported in the December 2014 AUS Monthly Utility Report are:

AGL Resources Inc.

Atmos Energy Corporation

Delta Natural Gas Company

Gas Natural, Inc.

Laclede Group, Inc.

National Fuel Gas Company

New Jersey Resources Corp.

Northwest Natural Gas Co.

Piedmont Natural Gas Co., Inc.

Questar Corporation

RGC Resources, Inc.

South Jersey Industries, Inc.

Southwest Gas Corporation

UGI Corporation

WGL Holdings, Inc.

This financial metric reflects how profitably management is able to allocate capital to its operations, and provides a performance metric of relevance to all participants, regardless of the business segment(s) for which they provide services. Based on the level of performance over the applicable three-year performance period, a cash incentive payment may be made, ranging from 0% to 200% of the portion of each executive officers’ target incentives allocated to the Performance Incentive Program awards.

Generally, payment on awards made under the Performance Incentive Program will be made at the levels specified below, if the Company achieves performance as detailed below over the applicable three-year performance period:

National Fuel Rank as a Percentile of Peer Group	Percentage of Target Incentive Payable
Less than 45.01%	0%
45.01%	50%
60%	100%
75%	150%
100%	200%

For threshold levels of performance between two established performance levels, the amount of target incentive payable will be determined by straight line mathematical interpolation. Ranking of the companies in the Monthly Utility Reports is determined by calculating the average return on capital for each company for the three-year performance period and sorting the companies from highest to lowest. The Committee has broad discretion to reduce the amount payable to any participant in the Performance

Incentive Program. The Committee may reduce a payment based on any factors it may determine, including the participant’s individual performance. The Committee does not have upward discretion to increase the amount payable under the Performance Incentive Program.

At times, AUS does not include in its calculations gains realized on the sale of operations that are reported under Generally Accepted Accounting Principles as discontinued operations. The Committee previously determined, however, that payouts under the program may take into account the results of the Company’s discontinued operations, if any.

Because the Monthly Utility Report with the necessary data for fiscal 2014 will not be available until February of 2015, the actual award amounts earned for this performance period are currently unknown. The amounts shown within this proxy statement in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation Column” as explained in footnote (2) to that table were accrued by the Company in fiscal 2014 as estimates of the amount which will be calculated and paid in the second quarter of fiscal 2015. The estimated percentile of the Company’s TROC as compared with the Company’s peer group for this performance period would yield an incentive payment equal to 187.60% of the target award.

EMPLOYEE BENEFITS

Retirement Benefits

The Company maintains a qualified defined contribution retirement plan which includes a traditional 401(k) benefit as well as a Retirement Savings Account (“RSA”) benefit for eligible employees (in other words, those hired at various points in 2003 and thereafter, depending on employee type), a qualified defined benefit retirement plan (for those hired prior to various points in 2003), a non-qualified executive retirement plan (available only to selected officers promoted prior to 2002) and a non-qualified tophat plan. These plans help the Company attract and retain high caliber employees in high-level management positions, and, in the case of the non-qualified plans, restore retirement benefits lost to employees under the qualified retirement plans as a result of the effect of the Internal Revenue Code limits and the qualified plans’ limits on compensation considered and benefits provided under such qualified plans. The employee benefits for executive officers employed prior to 2003 differ from those made available to those employed during or after that year. The Company made changes to its programs that reflected a shift in competitive practices away from certain types of retirement benefits, but generally grandfathered existing employees (including executive officers) who were then in service in the benefits programs that are commensurate with those in the regulated energy industry.

Messrs. Tanski and Pustulka and Mrs. Cellino are (and Mr. Smith until his retirement was) eligible to participate in the qualified defined contribution retirement plan (traditional 401(k)), the qualified defined benefit retirement plan, and both of the non-qualified plans. Mr. Cabell is eligible to participate in the qualified defined contribution retirement plan (including the RSA benefit) and the non-qualified tophat plan. Mr. Bauer is eligible to participate in the qualified defined contribution retirement plan, the qualified defined benefit retirement plan and the non-qualified tophat plan. These benefits are described in more detail in the section entitled “Pension Benefits” within this proxy statement.

Executive Life Insurance

In 2004, the Committee authorized an insurance program known as the “ExecutiveLife Insurance Plan.” Under this plan, upon specific direction of the Company’s CEO, when an executive officer reaches age 50, the Company would pay the premium of a life insurance policy or policies, to be owned by the executive officer, in an amount up to $15,000 per year. The payment is taxable income to the executive officer and ceases when the executive officer’s employment ceases. The Committee authorized this plan as a replacement for its prior practice of providing split dollar life insurance agreements to designated executive officers. The Committee replaced the split dollar arrangement with the current plan because it was prohibited by the Sarbanes-Oxley Act from making premium payments on certain split dollar policies due to their nature as loans. Mr. Tanski, Mr. Cabell, Mrs. Cellino and Mr. Pustulka are covered by the ExecutiveLife Insurance Plan.

Mr. Smith was not and Mr. Bauer is not a participant in the ExecutiveLife Insurance Plan referenced above. In September 2009, the Company entered into an agreement with Mr. Smith (the “Life Insurance Premium Agreement”) whereby the Company pays to Mr. Smith up to $33,000 per year to be used for life insurance. The Committee recommended the agreement because the Sarbanes-Oxley Act prohibits the Company from making premium payments on split dollar arrangements, as noted above. The payment is taxable income to Mr. Smith. Pursuant to the agreement, this agreement terminates on the earlier of: (1) Mr. Smith’s death; and (2) October 31, 2017.

Executive Perquisites

The Company offers a limited number of perquisites to our executive officers. The basis for offering these perquisites is to enhance the Company’s ability to attract and retain highly qualified persons and also to assist the officer in conducting business on behalf of the Company. For certain items, the perquisite is incidental to other business-related use. For example, the Company shares an arena suite with a local law firm for the local professional hockey team. The Company also has additional season tickets for seats for both the local professional hockey and football teams. The Company made these investments as a result of specific drives by the Buffalo, New York business community to support the retention of these professional athletic teams in the Buffalo area. These suites are primarily used for Company business. On the occasions when the suites are not used for Company business, the executive officers as well as other employees are permitted personal use.

The Company offers executive officers tax preparation advice, in part to assure the Company that its officers are properly reporting compensation. The Company makes contributions for the named executive officers’ medical plans. The Company also pays the costs of spouses accompanying named executive officers to certain of the Board of Directors meetings and functions, as well as blanket travel insurance for the named executive officer and spouse.

CHANGE IN CONTROL ARRANGEMENTS

The Company’s named executive officers serve at the pleasure of the Board of Directors and are not employed pursuant to employment agreements. Each of the named executive officers is a party to an Employment Continuation and Noncompetition Agreement (“ECNA”) with the Company, which would become effective upon a Change in Control of the Company.

The Company and the Committee believe that these agreements are required for the attraction and retention of the executive talent needed to achieve corporate objectives and to assure that executive officers direct their attention to their duties, acting in the best interests of the stockholders, notwithstanding the potential for loss of employment in connection with a Change in Control.

The agreement contains a “double-trigger” provision that provides payment only if employment terminates within three years following a Change in Control, as defined in the agreement, either by the Company other than for cause or by the executive officer for good reason. The Committee believes this structure strikes a balance between the incentive and the executive attraction and retention efforts described above, without providing Change in Control benefits to executive officers who continue to enjoy employment with the Company in the event of a Change in Control transaction.

The payment is generally calculated by multiplying 1.99 by the sum of the executive officer’s current base salary plus the average of the annual short-term incentive compensation payment for the previous two fiscal years. The 1.99 multiplier is reduced on a pro-rata basis if termination occurs between age 62 and 65. There is no gross-up for taxes. If payment is triggered, certain health benefits are continued for the earlier of 18 months following termination or the date other similar coverage becomes available.

The ECNA contains a restrictive covenant whereby the executive officer may, upon termination following a Change in Control, choose to refrain from being employed by or otherwise serving as an agent, consultant, partner or major stockholder of a business engaged in activity that is competitive with that of the Company or its subsidiaries. If the executive officer so chooses to be bound by this restrictive covenant, an additional payment is made in the amount of one times the sum of current base salary plus the average of the annual short-term incentive compensation payment for the previous two fiscal years.

There is no gross-up for taxes on either payment. The Committee and the Company believe this is an appropriate payment in exchange for the executive officer’s agreement to the non-compete covenant.

If an executive officer’s employment is terminated without cause within a specific time following a Change in Control of the Company, many of the components of total compensation described above become immediately vested or paid out in a lump sum. More detail about these items and calculations as of September 30, 2014, are set forth in the section entitled “Potential Payments Upon Termination or Change in Control” within this proxy statement.

STOCK OWNERSHIP GUIDELINES

In fiscal 2002, in an effort to emphasize the importance of stock ownership and after consultation with the Compensation Committee, Company Common Stock ownership guidelines were established for officers, ranging from one times base salary for junior officers to four times base salary at the CEO level. In fiscal 2013, the guidelines were revised to increase the ownership requirements for the CEOs to six times base salary and all named executive officers to three times base salary. The CEO holds approximately 22 times his base salary as of November 28, 2014. Other employees receiving equity awards are encouraged to retain their Common Stock for long-term investment. The Board and management believe that employees who are stockholders perform their jobs in a manner that considers the long-term interests of the stockholders. Company Directors are also subject to ownership requirements, as noted on page 14 of this proxy statement.

TAX AND ACCOUNTING CONSIDERATIONS

In designing the Company’s compensation program, consideration is given to the accounting treatment of the awards made to our executive officers and pertinent tax law provisions. In granting stock-settled SARs in lieu of options, the Company took into account that such SARs result in the same financial accounting cost as would have applied to a comparable award of options, but resulted in less dilution to stockholders. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally prohibits the Company from deducting compensation paid in excess of $1 million per year to certain of the executive officers listed in the Summary Compensation Table (other than the Principal Financial Officer and Mr. Smith) unless such compensation qualifies as “performance-based compensation” within the meaning of Section 162(m). The Committee has generally intended for the At Risk Plan, the Performance Incentive Program and the short-term cash incentive compensation payable thereunder, and long-term equity awards to qualify for this performance based exception. However, the Committee may elect to award compensation that is not fully deductible, if the Committee determines that such award is consistent with its philosophy and is in the best interests of the Company and its stockholders. The Company has also designed its compensation program with the intent that any awards granted thereunder will either be exempt from, or comply with the applicable requirements under, Section 409A of the Internal Revenue Code.

Fiscal 2014 Summary Compensation Table

The following table sets forth a summary for fiscal 2014 of the compensation paid to or earned by the CEO, the principal financial officer, each of the three most highly compensated executive officers other than the CEO and principal financial officer who were serving as executive officers at the end of the fiscal year, and David F. Smith, who served during the fiscal year as an executive officer until his retirement on April 1, 2014 (the “named executive officers”). The compensation reflected for each officer was for the officer’s services provided in all capacities to the Company and its subsidiaries.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Ronald J. Tanski	2014	845,625	N/A	2,286,841	0	2,140,225	1,153,361	150,530	6,576,582
President and Chief	2013	726,148	N/A	3,026,063	458,072	1,609,509	476,377	107,613	6,403,782
Executive Officer of the Company	2012	681,000	N/A	344,313	280,005	1,392,940	1,845,542	96,124	4,639,924

David P. Bauer	2014	343,500	N/A	254,159	0	508,955	186,322	34,949	1,327,885
Treasurer and Principal	2013	318,000	56,553	225,324	113,353	401,567	2,194	26,042	1,143,033
Financial Officer of the Company	2012	293,750	33,242	68,863	56,001	257,038	178,196	23,728	910,818

Matthew D. Cabell	2014	617,500	N/A	778,231	0	1,541,419	N/A	99,609	3,036,759
President of Seneca	2013	591,250	N/A	709,379	356,866	1,337,781	N/A	80,721	3,075,997
Resources Corporation	2012	573,750	N/A	309,881	252,005	1,010,002	N/A	58,412	2,204,050

Anna Marie Cellino	2014	518,750	N/A	571,927	0	967,512	1,005,015	77,851	3,141,055
President of National Fuel	2013	497,000	N/A	496,808	249,901	975,422	684,879	78,171	2,982,181
Gas Distribution Corporation	2012	482,250	N/A	206,588	168,003	1,009,311	1,420,489	79,695	3,366,336

John R. Pustulka	2014	500,500	N/A	555,640	0	955,620	1,056,719	90,013	3,158,492
President of National Fuel	2013	462,750	N/A	468,976	235,909	846,752	652,283	70,306	2,736,976
Gas Supply Corporation	2012	425,000	N/A	206,588	168,003	669,413	1,130,193	69,617	2,668,814

David F. Smith	2014	341,250	N/A	1,419,290	0	1,848,548	2,339,664	90,251	6,039,003
Executive Chairman of the	2013	776,600	N/A	1,808,311	909,650	2,814,034	1,116,059	168,863	7,593,517
Board until 4/1/14	2012	880,000	N/A	550,900	448,008	2,390,560	3,234,805	151,211	7,655,484

(1)

The stock award values for fiscal 2014 show the full grant date fair value of time-based RSUs as well as the aggregate grant date fair value of performance shares. For information on the valuation assumptions and performance conditions with respect to these awards, refer to Note A under the heading “Stock-Based Compensation” and Note E under the heading “Stock Option and Stock Award Plans” in the Company’s financial statements in its Form 10-K for the fiscal year ended September 30, 2014 (“2014 Form 10-K”). The grant date fair value of performance shares reflects an estimate that 100% of the performance shares awarded will vest at the end of the three-year performance period. The actual percentage vesting will be determined following fiscal 2016. The value of the performance shares assuming the highest level of performance (200%) is $3,055,114 for Mr. Tanski, $339,576 for Mr. Bauer, $1,039,684 for Mr. Cabell, $764,048 for Mrs. Cellino, $742,286 for Mr. Pustulka and $2,838,581 for Mr. Smith. Mr. Smith will only receive a pro rata amount of these awards based upon the number of days worked in the performance period, therefore, 200% of the pro-rated amount would be $471,216.

(2)

For fiscal 2014, this column reflects both an estimated Performance Incentive Program payment expected to be paid by March 15, 2015 ($938,000 for Mr. Tanski, $262,640 for Mr. Bauer, $844,200 for Mr. Cabell, $450,240 for Mrs. Cellino, $450,240 for Mr. Pustulka and $1,250,166 for Mr. Smith) and the actual At Risk Plan payment made in December 2014 ($1,202,225 for Mr. Tanski, $246,315 for Mr. Bauer, $697,219 for Mr. Cabell, $517,272 for Mrs. Cellino, $505,380 for Mr. Pustulka and $598,382 for Mr. Smith).

For the three-year performance period ended September 30, 2014 under the Performance Incentive Program, the Company estimates that its performance relative to its peer group will result in a payout of approximately 187.6% of the “Target Incentive Opportunity” set for each of the participants in the Performance Incentive Program. This estimate of 187.6% is subject to change based on the final AUS report for the performance period ended September 30, 2014.

With respect to fiscal 2013, the estimated Performance Incentive Program amount that was in the fiscal 2013 proxy statement has been updated for actual Performance Incentive Program payments made in March 2014 ($806,680 for Mr. Tanski, $562,800 for Mr. Cabell, $431,480 for Mrs. Cellino, $225,120 for Mr. Bauer, $431,480 for Mr. Pustulka and $1,435,140 for Mr. Smith).

Please refer to the Compensation Discussion and Analysis for additional information about these programs, including information regarding the performance conditions applicable to the awards.

(3)

This column represents the actuarial increase in the present value of the named executive officer’s benefits under all pension plans maintained by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements in its 2014 Form 10-K, as described in Note H, “Retirement Plan and Other Post-Retirement Benefits.” The amount for Mr. Bauer also includes the actuarial increase in the present value of his Retirement Plan-Related Tophat. These amounts may include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested as of September 30, 2014, 2013 and 2012, respectively. For fiscal 2014, the amount includes above-market earnings under the Deferred Compensation Plan for Mrs. Cellino of $721, Mr. Pustulka of $336 and $2,000 for Mr. Smith. See the narrative, tables and notes to the Pension Plan and the Nonqualified Deferred Compensation Plan within this proxy statement for more information.

(4)	All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table for fiscal 2014:

Description	Ronald J. Tanski ($)	David P. Bauer ($)	Matthew D. Cabell ($)	Anna Marie Cellino ($)	John R. Pustulka ($)	David F. Smith ($)
Defined Contributions(a)	15,525	14,244	23,740	15,525	15,525	7,725
401(k) Tophat(b)	105,584	19,395	19,681	46,511	44,638	48,653
RSA Tophat(c)	0	0	41,010	0	0	0
Employee Stock Ownership Plan “ESOP” Supplemental Payment(d)	1,981	0	0	637	2,727	835
Life Insurance(e)	15,000	1,259	15,000	15,000	15,000	33,000
Travel Accident Insurance(f)	114	51	178	178	178	38
Perquisites(g)	12,326	N/A	N/A	N/A	11,945	N/A
Total	150,530	34,949	99,609	77,851	90,013	90,251

a)

Represent the Company matching contributions for all named executive officers within the 401(k) and the Company contribution into the RSA plan for Mr. Cabell. Each officer receives a Company match within the 401(k) plan on the lesser of (1) their base salary or (2) the IRS annual compensation limits. Messrs. Tanski, Pustulka and Smith and Mrs. Cellino receive a 6% match in the 401(k) plan. Mr. Cabell and Mr. Bauer received a 4.5% match in the 401(k) through January 2014 and 6% thereafter. In addition, Mr. Cabell is a participant in the Company’s RSA benefit and received a Company contribution of 3% for the first four months of the fiscal year, then 4% thereafter, on the portion of his base salary plus annual bonus that does not exceed the IRS annual compensation limits.

b)

Each officer is prohibited from receiving the full 401(k) Company match on their salary due to the IRS annual compensation limits. The 401(k) Tophat gives each officer, except Mr. Cabell, a Company match on the following forms of compensation: (1) base salary that exceeds the IRS annual compensation limit; and (2) At Risk Plan payment. For Mr. Cabell, the 401(k) Tophat is based on his annual base salary that exceeds the IRS maximum annual compensation limits. The 401(k) Tophat represent the benefit earned in fiscal 2014.

c)	Represents the Company contributions on Mr. Cabell’s base salary plus At Risk Plan payment that exceeded the IRS annual compensation limit. The RSA Tophat represents the benefit earned in fiscal 2014.

d)

All management participants who were hired prior to December 31, 1986, participate in the ESOP which pays dividends to the participants on the Common Stock held in the plan. The participant does not have the option to reinvest these dividends in order to defer the federal and state income taxes on these dividends. Therefore, the Company makes supplemental payments representing the approximate amount the Company saves in corporate income taxes. The ESOP is a qualified benefit plan that was frozen in 1987 and closed to future participants.

e)

Represents the Company-paid life insurance premiums on behalf of Messrs. Tanski, Cabell and Pustulka and Mrs. Cellino under the ExecutiveLife Insurance Plan. The Company also reimbursed Mr. Smith $33,000 under the Life Insurance Premium Agreement. For Mr. Bauer, this represents the Company-paid insurance premiums under the National Fuel Gas Company Group Life Insurance Plan.

f)	Represents the premiums paid for the blanket travel insurance policy, which provides a death benefit to beneficiaries of an officer if the officer dies while traveling on business.

g)

Perquisites for Mr. Tanski consist of tax preparation and advice, personal use of Company purchased tickets to attend local sporting or entertainment events, attendance at company events for Mr. Tanski’s wife, blanket travel insurance for personal travel and medical contributions paid by National Fuel. Perquisites for Mr. Pustulka consist of tax preparation and advice, personal use of Company purchased tickets to attend local sporting or entertainment events, personal use of the shared suite for local athletic events, attendance at Company events for Mr. Pustulka’s wife, blanket travel insurance for personal travel and medical contributions paid by National Fuel. No single perquisite exceeded the greater of $25,000 or 10% of the total perquisites provided to Mr. Tanski or Mr. Pustulka. Perquisites for each of the other named executive officers were less than $10,000.

Grants of Plan-Based Awards in Fiscal 2014

The following table sets forth information with respect to awards granted to the named executive officers during fiscal 2014 under the At Risk Plan and the 2010 Equity Compensation Plan. Please refer to the CD&A within this proxy statement for additional information regarding these plans.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Note	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald J. Tanski	(1)	12/19/13				5,686	11,372	22,744		741,411
	(1)	12/19/13				711	11,372	22,744		786,146
	(2)	12/19/13							11,375	759,284
	(3)	12/20/13	443,953	887,906	1,691,250

David P. Bauer	(1)	12/19/13				632	1,264	2,528		82,408
	(1)	12/19/13				79	1,264	2,528		87,380
	(2)	12/19/13							1,264	84,371
	(3)	12/20/13	77,288	154,575	309,150

Matthew D. Cabell .	(1)	12/19/13				1,935	3,870	7,740		252,309
	(1)	12/19/13				242	3,870	7,740		267,533
	(2)	12/19/13							3,871	258,389
	(3)	12/20/13	129,675	432,250	864,500

Anna Marie Cellino .	(1)	12/19/13				1,422	2,844	5,688		185,418
	(1)	12/19/13				178	2,844	5,688		196,606
	(2)	12/19/13							2,845	189,903
	(3)	12/20/13	181,563	363,125	726,250

John R. Pustulka	(1)	12/19/13				1,382	2,763	5,526		180,137
	(1)	12/19/13				173	2,763	5,526		191,006
	(2)	12/19/13							2,764	184,497
	(3)	12/20/13	175,175	350,350	700,700

David F. Smith(5)	(1)	12/19/13				5,283	10,566	21,132		688,863
	(1)	12/19/13				660	10,566	21,132		730,428
	(3)	12/20/13	716,625	716,625	1,365,000

(1)

The performance shares awarded to executive officers on December 19, 2013 vest at the end of a three-year performance cycle (October 1, 2013 through September 30, 2016) subject to the achievement of a performance condition. Please refer to the narrative disclosure under the “National Fuel Gas Company 2010 Equity Compensation Plan” section within this proxy statement for additional information on the performance condition and vesting terms. This table shows the full award to Mr. Smith. Mr. Smith retired on April 1, 2014 and therefore, will receive only a pro-rata portion of the awards.

(2)

The restricted stock units (RSUs) shown on this table were granted under the Company’s 2010 Equity Compensation Plan and vest in one-third increments on the anniversary date of the award. Please refer to the narrative disclosure under “Potential Payments Upon Termination or Change in Control” section within this proxy statement for additional information regarding termination prior to and after the vest date of the RSUs.

(3)

This represents the annual cash incentive opportunity set in fiscal 2014 under the At Risk Plan. The amount actually paid for fiscal 2014 is set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Please refer to the CD&A for additional information about the performance conditions applicable to each payment.

(4)

The equity award values reflect the fair value of Performance Shares and RSUs at the date of grant, based on probable outcome of the performance shares performance condition. Refer to Note A under the heading “Stock-Based Compensation” and Note E under the heading “Stock Option and Stock Award Plans” in the Company’s financial statements in its 2014 Form 10-K.

(5)	The table shows the full value of the Non-Equity and Equity awards to Mr. Smith. Mr. Smith retired on April 1, 2014 and therefore, will receive only a pro-rata portion of the awards.

Outstanding Equity Awards at Fiscal Year-End 2014

The following table sets forth, on an award-by-award basis, the number of securities underlying unexercised stock options or SARs, the total number and aggregate market value of shares of unvested restricted stock held by the named executives, and the number and market value of unvested RSUs and performance shares, as of September 30, 2014. The table also provides the exercise price, which is the FMV (the average of the high and low on grant date) and date of expiration of each unexercised stock option or SAR.

	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Ronald J. Tanski	12/06/06	45,000	0	39.48	12/06/2016	0	0	0	0
	02/20/08	15,000	0	47.37	02/20/2018	0	0	0	0
	12/22/08	75,000	0	29.88	12/22/2018	0	0	0	0
	03/11/10	70,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10	25,000	0	63.87	12/20/2020	0	0	0	0
	12/19/11	0	0	0	N/A	2,084	145,859	0	0
	12/19/11	0	25,000	55.09	12/19/2021	0	0	0	0
	12/19/12	14,317	28,636	53.05	12/19/2022	0	0	0	0
	12/19/12	0	0	0	N/A	0	0	21,864	1,530,261
	03/07/13	0	0	0	N/A	0	0	45,398	3,177,406
	12/19/13	0	0	0	N/A	0	0	5,686	397,963
	12/19/13	0	0	0	N/A	0	0	711	49,745
	12/19/13	0	0	0	N/A	11,375	796,136	0	0

David P. Bauer	03/29/05	3,000	0	28.16	03/30/2015	0	0	0	0
	05/10/06	3,500	0	35.11	05/10/2016	0	0	0	0
	12/06/06	5,000	0	39.48	12/06/2016	0	0	0	0
	02/20/08	1,166	0	47.37	02/20/2018	0	0	0	0
	12/22/08	6,000	0	29.88	12/22/2018	0	0	0	0
	03/11/10	4,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10	5,000	0	63.87	12/20/2020	0	0	0	0
	12/19/11	0	0	0	N/A	417	29,186	0	0
	12/19/11	0	5,000	55.09	12/19/2021	0	0	0	0
	12/19/12	3,543	7,086	53.05	12/19/2022	0	0	0	0
	12/19/12	0	0	0	N/A	0	0	5,410	378,646
	12/19/13	0	0	0	N/A	0	0	632	44,234
	12/19/13	0	0	0	N/A	0	0	79	5,529
	12/19/13	0	0	0	N/A	1,264	88,467	0	0

Matthew D. Cabell	12/11/06	70,000	0	39.50	12/11/2016	0	0	0	0
	12/05/07	0	0	0	N/A	10,000	699,900	0	0
	02/20/08	8,333	0	47.37	02/20/2018	0	0	0	0
	12/22/08	35,000	0	29.88	12/22/2018	0	0	0	0
	09/17/09	0	0	0	N/A	35,000	2,449,650	0	0
	03/11/10	55,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10	22,500	0	63.87	12/20/2020	0	0	0	0
	12/19/11	0	0	0	N/A	1,875	131,231	0	0
	12/19/11	0	22,500	55.09	12/19/2021	0	0	0	0
	12/19/12	11,154	22,309	53.05	12/19/2022	0	0	0	0
	12/19/12	0	0	0	N/A	0	0	17,032	1,192,070
	12/19/13	0	0	0	N/A	0	0	1,935	135,431
	12/19/13	0	0	0	N/A	0	0	242	16,929
	12/19/13	0	0	0	N/A	3,871	270,931	0	0

	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Anna Marie Cellino	05/10/06	12,000	0	35.11	05/10/2016	0	0	0	0
	12/06/06	15,000	0	39.48	12/06/2016	0	0	0	0
	02/20/08	4,166	0	47.37	02/20/2018	0	0	0	0
	03/11/10	35,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10	15,000	0	63.87	12/20/2020	0	0	0	0
	12/19/11	0	0	0	N/A	1,250	87,488	0	0
	12/19/11	0	15,000	55.09	12/19/2021	0	0	0	0
	12/19/12	7,811	15,622	53.05	12/19/2022	0	0	0	0
	12/19/12	0	0	0	N/A	0	0	11,928	834,841
	12/19/13	0	0	0	N/A	0	0	1,422	99,526
	12/19/13	0	0	0	N/A	0	0	178	12,441
	12/19/13	0	0	0	N/A	2,845	199,122	0	0

John R. Pustulka.	03/29/05	35,000	0	28.16	03/30/2015	0	0	0	0
	05/10/06	12,000	0	35.11	05/10/2016	0	0	0	0
	12/06/06	15,000	0	39.48	12/06/2016	0	0	0	0
	02/20/08	4,166	0	47.37	02/20/2018	0	0	0	0
	12/22/08	20,000	0	29.88	12/22/2018	0	0	0	0
	03/11/10	15,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10	15,000	0	63.87	12/20/2020	0	0	0	0
	12/19/11	0	0	0	N/A	1,250	87,488	0	0
	12/19/11	0	15,000	55.09	12/19/2021	0	0	0	0
	12/19/12	7,373	14,748	53.05	12/19/2022	0	0	0	0
	12/19/12	0	0	0	N/A	0	0	11,260	788,087
	12/19/13	0	0	0	N/A	0	0	1,382	96,691
	12/19/13	0	0	0	N/A	0	0	173	12,086
	12/19/13	0	0	0	N/A	2,764	193,452	0	0

David F. Smith...	05/10/06	55,000	0	35.11	05/10/2016	0	0	0	0
	12/06/06	60,000	0	39.48	12/06/2016	0	0	0	0
	02/20/08	23,333	0	47.37	02/20/2018	0	0	0	0
	12/22/08	150,000	0	29.88	12/22/2018	0	0	0	0
	03/11/10	125,000	0	52.10	04/01/2019	0	0	0	0
	12/20/10	37,500	0	63.87	04/01/2019	0	0	0	0
	12/19/11	40,000	0	55.09	04/01/2019	0	0	0	0
	12/19/12	85,297	0	53.05	04/01/2019	0	0	0	0
	12/19/12	0	0	0	N/A	0	0	21,688	1,517,943
	12/19/13	0	0	0	N/A	0	0	877	61,381
	12/19/13	0	0	0	N/A	0	0	110	7,673

(1)	Options vest one year after grant date except for the following awards:

Options granted on March 29, 2005 vested on June 29, 2005.

Options granted on December 11, 2006 vested on December 11, 2009.

SARs granted on February 20, 2008 had a vesting schedule over a period of 3 years subject to performance conditions. One third vested on February 20, 2009, which are reflected in the above table. The balance of the SARs were scheduled to vest on February 20, 2010 and February 20, 2011 but did not fulfill the applicable performance condition and thus were forfeited and not included above.

SARs granted on December 22, 2008 had a vesting schedule over a period of 3 years on the anniversary date of the awards subject to the fulfillment of performance conditions. SARs granted on March 11, 2010 vested in one-third increments on the dates the Company’s Form 10-K was filed for fiscal 2010, 2011 and 2012 subject to fulfillment of performance conditions.

SARs granted on December 20, 2010 and December 19, 2012 vest over a period of 3 years in one-third increments at each anniversary date of the awards.

SARs granted on December 19, 2011 vest over a period of 3 years in one-third increments at each anniversary date of the awards and become exercisable on December 19, 2014.

(2)	Awards were issued at an exercise price equal to the fair market value on the grant date.

(3)

The stock awards issued to Mr. Cabell consist in part of an award of 25,000 shares of restricted stock on December 5, 2007 that vests in one-fifth increments on the fourth through eighth anniversaries of the date of grant, and an award of 35,000 shares of restricted stock on September 17, 2009 that will vest on March 20, 2018, subject to Mr. Cabell’s continued employment.

The restricted stock awarded to executive officers on December 19, 2011 and restricted stock units awarded on December 19, 2013 vest over a period of 3 years in one-third increments at each anniversary date of the awards. The market value represents the total number of unvested shares of restricted stock and RSUs multiplied by the closing market price ($69.99) of the Common Stock as of September 30, 2014.

(4)

The performance based RSUs (awarded on December 19, 2012 and March 7, 2013) vest at the end of a three-year performance cycle (October 1, 2012 through September 30, 2015) subject to the achievement of a performance condition. The number of unearned RSUs was based on the threshold amount of 100% of the award. The performance shares awarded to executive officers on December 19, 2013 vest at the end of a three-year performance cycle (October 1, 2013 through September 30, 2016) subject to the achievement of two different performance conditions where one of the awards is based on TROC and the other based on TSR. The number of unearned performance shares with a performance condition of TROC was based on a threshold amount of 50% of the award and the number of unearned performance shares with a performance condition of TSR was based on a threshold amount of 6.25 % of the award. As explained in the CD&A, actual performance could result in a zero payout. The market value represents that threshold amount multiplied by the closing market price ($69.99) of the Common Stock as of September 30, 2014. Please refer to the narrative disclosure under the “National Fuel Gas Company 2010 Equity Compensation Plan” section within this proxy statement for additional information on the performance condition and vesting terms. Mr. Smith’s values are the awards remaining when he retired April 1, 2014. Upon retirement, Mr. Smith forfeited 21,728 performance based RSUs that were awarded on December 19, 2012 and forfeited 17,624 performance shares that were awarded on December 19, 2013.

Option Exercises and Stock Vested in Fiscal 2014

Of the option awards exercised by the named executive officers in 2014, 52,000 related to options that were awarded on March 29, 2005. These options were intended to be a multi-year incentive for the officers to focus attention on managing the Company from a long-term investor’s perspective, and to encourage officers to have a significant, personal investment in the Company through stock ownership. The following table sets forth, as to each named executive officer, information with respect to stock option exercises and vesting of restricted stock during the fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ronald J. Tanski	36,000	1,452,780	4,167	293,118
David P. Bauer	22,000	1,009,910	834	58,666
Matthew D. Cabell	55,000	2,149,175	8,750	605,059
Anna Marie Cellino	70,000	3,112,450	2,500	175,856
John R. Pustulka	0	0	2,500	175,856
David F. Smith	0	0	6,458	454,163

(1)	Represents the aggregate difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(2)	Represents the fair market value on vest date multiplied by the number of restricted shares that vested.

Fiscal 2014 Pension Benefits

The following table sets forth information with respect to the pension benefits as of September 30, 2014 of each of the named executive officers. Mr. Smith retired on April 1, 2014; therefore his present value as of September 30, is based on benefits he is actually receiving. The Company offers a qualified pension plan and a supplemental benefit plan in which certain of the named executive officers participate, except as noted below.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Ronald J. Tanski	Executive Retirement Plan	35	9,313,541	0
	National Fuel Gas Company	34	1,741,414	0
	Retirement Plan

David P. Bauer	Executive Retirement Plan	N/A	N/A	N/A
(not a participant in the ERP)	National Fuel Gas Company	12	349,297	0
	Retirement Plan
	Retirement-Related Tophat	12	260,352	0

Matthew D. Cabell	Executive Retirement Plan	N/A	N/A	N/A
(not a participant)	National Fuel Gas Company	N/A	N/A	N/A
	Retirement Plan

Anna Marie Cellino	Executive Retirement Plan	33	5,431,779	0
	National Fuel Gas Company	32	1,735,156	0
	Retirement Plan

John R. Pustulka	Executive Retirement Plan	40	4,679,598	0
	National Fuel Gas Company	39	1,987,590	0
	Retirement Plan

David F. Smith	Executive Retirement Plan	36	14,900,521	0
	National Fuel Gas Company	35	1,756,892	0
	Retirement Plan

(1)

For actuarial assumptions, please refer to Note H, Retirement Plan and Other Post-Retirement Benefits, to the Company’s 2014 Form 10-K. The Executive Retirement Plan includes all years of service, whereas the National Fuel Gas Company Retirement Plan excludes the first year of service.

Retirement Plan

The National Fuel Gas Company Retirement Plan (the “Retirement Plan”) is a tax-qualified defined benefit plan. The base benefit under the Retirement Plan is a life annuity that is calculated by multiplying the employee’s final average pay by 1.5% and then multiplying such sum by the employee’s years of credited service up to a maximum of 40 years. Final average pay is the average of the participant’s total pay during the five consecutive years of highest pay from the last ten years of participation. Total pay only includes base salary, certain lump sum payments, and annual At Risk Plan and EACIP payments. Credited service is the period that an employee is a participant in the plan and receives pay from the Company or one of its participating subsidiaries.

The Retirement Plan provides unreduced retirement benefits at or after age 65, or, for participation with at least ten years of service, at or after age 60. Participants may retire with no reduction in their accrued benefit on or after the date on which the sum of their age plus years of service equals ninety (“rule of 90”). Participants who are at least age 55 with 10 years of service and who do not meet the rule of 90 are eligible for and may commence early retirement with a benefit reduction of .4167% per whole month prior to age 60. The Retirement Plan does not permit the granting of extra years of credited service to the participants. The retirement benefit is available as a single life annuity or in various other annuity forms, including joint and survivor and term-certain annuities. All are calculated on an actuarially equivalent basis using a 6% interest rate and unisex mortality factors developed from 1971 Group Annuity Mortality Table rates.

Messrs. Tanski, Pustulka and Mrs. Cellino are currently eligible for an unreduced benefit. Mr. Bauer is a participant in the Retirement Plan, but is not eligible for either an unreduced or reduced retirement benefit. Mr. Cabell is not a participant in the Retirement Plan.

Executive Retirement Plan

The National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”) is a non-tax-qualified defined benefit plan. Although the CEO of the Company is authorized to designate all participants of the ERP, no such designation has occurred since 2001.

The ERP provides a two-part benefit: a Tophat Benefit and a Supplemental Benefit. The Tophat Benefit makes an ERP participant whole for any reduction in the regular pension he or she receives under the Retirement Plan resulting from Internal Revenue Code limitations. The Supplemental Benefit provides an additional retirement benefit to the Retirement Plan. Participants in the Retirement Plan who are not designated to participate in the ERP will receive a Tophat Benefit under the Tophat Plan, if appropriate based on the Internal Revenue Code limitations.

The Tophat Benefit vests in the same manner and subject to the same service requirements that apply to the Retirement Plan. The Supplemental Benefit vests at age 55 and completion of five years of credited service. An ERP participant who vests in the Tophat Benefit, but does not vest in the Supplemental Benefit, receives only a Tophat Benefit. A participant who is vested in both the Tophat Benefit and the Supplemental Benefit and who terminates service with the Company before age 65 receives the Tophat Benefit and a portion of the Supplemental Benefit that is based upon the participant’s age and years of credited service. For the Executive Retirement Plan, credited service is the number of years the participant has been employed by the Company or one of its participating subsidiaries, not to exceed 40 years.

The Tophat Benefit is stated as a life annuity that is calculated as the difference between (a) and (b), where (a) is the benefit the ERP participant would have received under the Retirement Plan but for the limitations imposed by the Internal Revenue Code and (b) is the base benefit the participant receives under the Retirement Plan.

Assuming retirement at age 65, the Supplemental Benefit is stated as a life annuity that is calculated using the following formula:

(a) 1.97% of final average pay for each year of service not in excess of 30 years; plus

(b) 1.32% of final average pay for each of the next 10 years of service that are in excess of 30 (but not to exceed 10); minus

(c) 1.25% of an assumed Social Security benefit (calculated as if the participant had no future wages) for each year of service not in excess of 40 years; minus

(d) the participant’s base benefit under the Retirement Plan; minus

(e) the participant’s Tophat Benefit.

Final average pay under the ERP is the same as under the Retirement Plan, but without the compensation limitations imposed by the Internal Revenue Code.

If a participant retires on or after age 62, but before age 65, the Supplemental Benefit is reduced by 1/2 of 1% for each whole month prior to age 65. If a participant retires before age 62, the Supplemental

Benefit is further reduced by 1% for each whole month between age 55 years and 2 months and age 62. Furthermore, the member’s Supplemental Benefit shall be increased by .125% for each whole calendar month by which a member’s years of service exceed 30, subject to a maximum of 40 years.

The normal form of benefit under the ERP is a four-year period certain annuity that is actuarially equivalent to the lump-sum present value (calculated using the most recently published mortality table that is generally accepted by American actuaries and reasonably applicable to the ERP, and a 6 percent discount rate) of the sum of the participant’s Tophat Benefit and Supplemental Benefit (if the participant is vested therein). Other available forms of payment include single life, ten-year period certain and life, and joint and survivor annuities.

Fiscal 2014 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Deferred Compensation Plan (the “DCP”) is a non-qualified deferred compensation plan, which was instituted for certain high-level management employees of the Company and certain subsidiaries. The DCP is not an active plan and has been closed with no deferrals since July 31, 2002. The purpose of the DCP was to provide retirement/savings financial planning opportunities, which were not available to the officers in the qualified retirement plans due to Internal Revenue Code limitations. All account balances are subject to the general creditors of the Company.

DCP participants were able to defer receipt of portions of their salaries and bonuses, to be paid to them following retirement, termination of employment, death or earlier in certain circumstances. The participants were eligible to elect a “Savings” and/or a “Retirement” account. The participant signed a contract selecting the amount to be deferred for the upcoming deferral period, the type of account (Savings and/or Retirement), annuity term (5, 10 or 15 years) if a Retirement account and up to three dates with percentages and/or dollar amounts if a Savings account. The annuity for the Retirement account is determined by setting the interest rate on all outstanding balances at 135% of the average of the Moody’s Index in effect for the 60-month period that ends with the month preceding the month of retirement.

Beginning with deferrals after May 1, 1994, the participants could select a Savings and/or a Retirement account. The two investment choices were the Moody’s Composite Average of Yields on Corporate Bonds (Moody’s Index) in effect for the month of May prior to the plan year beginning August 1 and a return equal to the total return of the Standard and Poor’s 500 stock index minus 1.2% per annum (“S&P 500 Minus 1.2% Election”). The participant could select either the Moody’s Index or the S&P 500 Minus 1.2% Election, but not both within the same account. In addition, participants with deferrals after May 1, 1994 could elect to defer their Savings and Retirement account balance past their retirement date, but not past age 70.

The DCP deferral contract indicates the participant’s investment selection and future payouts or retirement choices regarding the term of the annuity (5, 10 or 15 years). A participant who selected the S&P 500 Minus 1.2% Election for his Retirement account may, after he reaches age 55, switch once to the Moody’s Index. For a participant who retires and elected to invest in the S&P 500 Minus 1.2% Election, the investment’s return will assume the Moody’s Index six months prior to his retirement date in order to determine the final benefit.

The Company also maintains a non-qualified tophat plan that provides restoration of benefits lost under the Retirement Plan (see Pension Benefits) and/or the Tax-Deferred Savings Plan due to the effect of the Internal Revenue Code limits. See notes b) and c) under the All Other Compensation Table. The Company pays the 401(k) Tophat and the RSA Tophat benefit no later than March 15 of the calendar year following the year in which the Tophat benefit was earned.

The following table reflects the earnings, distributions and total balance of the DCP and Tophat Plan:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Ronald J. Tanski	0	105,584	0	76,235	98,159
David P. Bauer	0	19,395	0	13,519	18,619
Matthew D. Cabell	0	60,691	0	48,404	54,316
Anna Marie Cellino	0	46,511	38,374	47,302	440,344
John R. Pustulka	0	44,638	11,613	37,776	186,451
David F. Smith	0	48,653	11,046	139,504	288,050

(1)	Refer to notes b) and c) to the All Other Compensation Table.

(2)

This represents the net earnings during the fiscal year for the DCP. For Mrs. Cellino, Mr. Pustulka, and Mr. Smith, earnings include above-market earnings associated with the Moody’s Index of $721, $336 and $2,000, respectively, which amounts are reflected in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(3)

This represents the annual tophat payment for the calendar year ended December 31, 2013, which was paid in January 2014, except for Mr. Smith. The amount in this column for Mr. Smith represents his tophat payment of $122,608, plus DCP annuity payments of $16,896, paid to him after his retirement for the period April 1 through September 30, 2014.

(4)

This represents the ending DCP balance, if any, plus the tophat accruals for the period January 1, 2014 through September 30, 2014. For Mr. Smith, the balance includes compensation deferrals of $147,675 previously reported in compensation disclosures in prior proxy statements.

Potential Payments Upon Termination or Change in Control

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the continuing named executive officers’ employment had terminated on September 30, 2014 (the last business day of the Company’s fiscal year), assuming each named executive officer’s compensation and service levels as of that date and, if applicable, based on the closing price of the Common Stock on that date. On September 30, 2014 the closing price was $69.99 per share. These benefits are in addition to benefits available generally to most salaried employees. Due to the number of factors that affect the nature and amount of any benefit provided upon the events discussed below, any actual amounts paid or distributed in the future may be different from the amounts contained in the following tables. Factors that could affect these amounts include the timing during the year of any such event, the market value of the Common Stock and the named executive officer’s age. See “Retirement Benefits for Mr. Smith” below for more information about our specific departure arrangements with Mr. Smith.

National Fuel Gas Company 2012 Performance Incentive Program

Under the 2012 Performance Incentive Program (the “2012 Program”), if a participant’s employment terminates during a performance period for any reason other than Cause, the amount payable shall be equal to the product of (x) the amount that would have been payable in respect of the participant’s target incentive had the participant been employed for the entire performance period multiplied by (y) the participant’s pro rata fraction which is a fraction, the numerator of which is the number of days in the performance period completed prior to and including the date of the participant’s termination of employment, and the denominator of which is the total number of days in the performance period. The only performance period currently established under this program ended on September 30, 2014.

“Change in Control” under the 2012 Program generally occurs when: (a) any “person” (as such term is used in Section 13(d) of the 1934 Act), other than the Company, a subsidiary, or any employee benefit plan(s) sponsored by the Company or any subsidiary, is the “beneficial owner,” directly or indirectly, of twenty percent (20%) or more of the voting power of the outstanding stock of the Company or more than twenty percent (20%) of the fair market value of all classes of the Company’s outstanding stock; (b) a consolidation or merger occurs and the persons who, immediately prior to the consolidation or merger, held the capital stock of the Company do not hold, immediately following, (i) at least a majority of the stock entitled to vote in the election of directors of the surviving corporation, or (ii) stock in the surviving corporation that represents at least 50% of the fair market value of all classes of stock of that entity, in either case, in substantially the same proportionate ownership as immediately before the consolidation or merger; (c) there is any sale, lease, exchange or other transfer of all or substantially all the assets of the Company; or (d) there is a change in the majority of the members of the Board of Directors of the Company as it exists on January 1, 2012, unless the election or nomination for election by the Company’s stockholders of each new director was approved by the vote of at least three-quarters (3/4) of the directors then in office who were in office on January 1, 2012.

If a Change in Control occurs, the total return on capital for each company in the peer group (including the Company) shall mean the average of the returns on capital or deemed returns on capital, as applicable, related to each fiscal year of the Company during the Performance Period, determined as follows:

(i) with respect to any fiscal year of the Company during the performance period that, as of the date of the Change in Control, the return on capital for the period corresponding to the entire fiscal year has been reported in the Monthly Utility Reports, the actual returns reported for such period; and

(ii) with respect to any fiscal year of the Company during the performance period that, as of the date of the Change in Control, the return on capital for the period corresponding to the entire fiscal year has not been reported in the Monthly Utility Reports, a deemed return on capital equal to the average actual returns on capital reported for the 36-month period corresponding to the last three fiscal years of the Company for which returns have been reported in the Monthly Utility Reports.

The amount payable to each participant for each open performance period shall be the product of (A) the amount that would have been payable, but using the total return on capital for a Change in Control, and (B) a fraction, the numerator of which is the number of days in the performance period completed prior to, and including the Change in Control and the denominator of which is the total number of days in the performance period.

If a named executive officer’s employment is terminated for Cause at any time prior to payment under the 2012 Program, the named executive officer is no longer entitled to the payment. “Cause” under the 2012 Program generally means: (i) the participant’s failure to comply with a reasonable and lawful written directive of the Board of Directors or the CEO; (ii) the participant’s failure to perform the substantial responsibilities of his or her position; (iii) any act of dishonesty, gross negligence, or misconduct by the participant; (iv) the participant’s conviction of or entering a plea of guilty to a crime constituting a felony or the participant’s willful violation of any law, rule or regulation; or (v) the participant’s engagement in any business which is competitive with that of the Company.

The following table represents the estimated performance incentive that would have been payable upon termination under the 2012 Program for all forms of termination except for Cause.

Name	*Payment ($)	Name	*Payment ($)
Ronald J. Tanski	938,000	Anna Marie Cellino	450,240
David P. Bauer	262,640	John R. Pustulka	450,240
Matthew D. Cabell	844,200

*	The above payments are associated with a single award with a three-year performance period ended on September 30, 2014.

National Fuel Gas Company 1997 Award and Option Plan

Under this plan, if a named executive officer engages in any business or activity competitive with that of the Company, without the Company’s written consent, or the named executive officer performs any act that is against the best interests of the Company, all unexercised, unearned or unpaid awards are forfeited. Note, although this plan expired March 31, 2012, awards remain outstanding.

As a general rule, if the named executive officer’s employment with the Company terminates for a reason other than death, disability, retirement, or any approved reason, all unexercised, unearned or unpaid awards are forfeited, unless otherwise stated below or in an award notice to the named executive officer. The Compensation Committee has the authority to determine what events constitute disability, retirement, or termination for an approved reason.

Non-Qualified Stock Options and Stock Appreciation Rights (SARs) — Except as otherwise provided in an award letter, any non-qualified stock option (and any SAR) that has not expired will terminate upon the termination of the named executive officer’s employment with the Company, and no shares of Common Stock may be purchased pursuant to the non-qualified stock option, except that:

(i) Upon termination of employment for any reason other than death, discharge by the Company for cause, or voluntary resignation of the named executive officer prior to age 60, a named executive officer may, within five years after the date of termination of employment, or any such greater period of time that the Compensation Committee deems appropriate, exercise all or part of the non-qualified stock options, which the named executive officer was entitled to exercise on the date of termination of employment or subsequently becomes eligible to exercise as follows: (a) six months after the date of grant, if the named executive officer has voluntarily resigned on or after his 60th birthday, after the date of grant, and before such six months; or (b) on the date of the named executive officer’s voluntary resignation on or after his 60th birthday and at least six months after the date of grant; and

(ii) Upon the death of a named executive officer while employed with the Company or within the period stated in the preceding paragraph (i), the named executive officer’s estate or beneficiary may, within five years after the date of the named executive officer’s death while employed, or within the period stated in paragraph (i) above, exercise all or part of the non-qualified stock options, which the named executive officer was entitled to exercise on the date of death.

In neither case, however, would any non-qualified stock option remain exercisable after expiration of the exercise period set forth in the award letter.

As specified in Mr. Cabell’s non-qualified stock options award letter for options awarded to him on December 11, 2006, upon a voluntary termination of employment or an involuntary termination for Just Cause (as defined in that award letter), all non-qualified stock options are forfeited. Upon an involuntary termination due to death or for other than Just Cause, all non-qualified stock options will become exercisable and will remain exercisable for three years.

Unvested SARs — The following table represents the estimated value of unvested SARs issued to the named executive officers on December 19, 2011 under this plan upon termination at September 30, 2014 due to death or voluntary resignation at or after age 60. No benefit for unvested SARs would have been payable at September 30, 2014 under the plan in the event of termination for other reasons. The amounts below are based on the number of SARs that would have vested on September 30, 2014 multiplied by the difference between the closing price on September 30, 2014 of $69.99 and the exercise price of $55.09.

Name	Value of Awards that would Vest ($)	Name	Value of Awards that would Vest ($)
Ronald J. Tanski	372,500	Anna Marie Cellino	223,500
David P. Bauer	74,500	John R. Pustulka	223,500
Matthew D. Cabell	335,250

Restricted Stock

Mr. Cabell was awarded 25,000 shares of restricted stock on December 5, 2007. There are vesting restrictions applicable to this stock. Restrictions on 20% of the stock lapsed on December 5, 2011, 2012, 2013 and 2014, respectively, and will lapse on the remaining 20% of such stock on December 5, 2015. Mr. Cabell will forfeit his right to this restricted stock if his employment with the Company terminates for any reason other than death prior to the expiration of the vesting restrictions. In the event of his death, the restrictions will lapse. The estimated value of the remaining shares of restricted stock upon death on September 30, 2014 would have been $699,900 based on the closing price on that date multiplied by the 10,000 shares.

Mr. Cabell was also awarded 35,000 shares of restricted stock on September 17, 2009. The vesting restrictions on these shares lapse on March 20, 2018. Mr. Cabell will forfeit his rights to this restricted stock if his employment with the Company terminates for any reason other than death or disability prior to the expiration of the vesting restrictions. In the event of death or disability, all restrictions will lapse. The estimated value of the 35,000 shares of restricted stock upon death or disability on September 30, 2014 would have been $2,449,650 based on the closing price at September 30, 2014 multiplied by the 35,000 shares.

If Mr. Cabell had been terminated on September 30, 2014 due to a change in control or a change in ownership as described below, all restrictions on his unvested restricted stock would have lapsed and the estimated values as noted above would have been payable as a lump sum cash payment.

On December 19, 2011, each of the named executive officers was awarded restricted stock. If termination is for Cause or voluntary resignation at any age including Retirement, all unvested restricted stock will be forfeited. If termination is due to death or disability, all unvested restricted stock will vest immediately.

The following table represents the estimated total value of the unvested restricted stock issued on December 19, 2011 upon termination due to death or disability:

Name	Value of Awards that would Vest ($)	Name	Value of Awards that would Vest ($)
Ronald J. Tanski	145,859	Anna Marie Cellino	87,488
David P. Bauer	29,186	John R. Pustulka	87,488
Matthew D. Cabell	131,231

Change in control and change in ownership — If there is a Change in Ownership or a named executive officer’s employment terminates within three years following a Change in Control, unless the termination is due to death, disability, Cause, resignation by the named executive officer other than for Good Reason, or retirement, then all terms and conditions would lapse, and all unvested awards become vested. In addition, any outstanding awards are cashed out based on the fair market value as of either the date the Change in Ownership occurs or the date of termination following a Change in Control. In addition, the noncompetition provision mentioned above would become null and void.

The following table represents the estimated values of already vested SARs/options issued and outstanding to the named executive officers under this plan as of September 30, 2014, payable as a lump sum cash payment upon termination due to a Change in Control if the named executive officer was terminated without Cause or the executive officer terminates for Good Reason.

Name	Payment Due on Already Vested SARs/Options ($)	Name	Payment Due on Already Vested SARs/Options ($)
Ronald J. Tanski	4,720,725	Anna Marie Cellino	970,580
David P. Bauer	667,212	John R. Pustulka	3,237,005
Matthew D. Cabell	3,726,642

For purposes of this section, “Change in Control” has a meaning similar to the definition of Change of Control set out in the “Performance Incentive Program” section. The major difference is that the 1997 Award and Option Plan provides that a Change in Control shall be deemed to have occurred at such time as individuals who constitute the Board of Directors of the Company on January 1, 1997 (the “Incumbent Board”) have ceased to constitute at least a majority, provided that any person becoming a director subsequent to January 1, 1997 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board shall be considered as though such person was a member of the Incumbent Board.

“Change in Ownership” means a change which results directly or indirectly in the Common Stock ceasing to be actively traded on a national securities exchange or the National Association of Securities Dealers Automated Quotation System.

“Good Reason” means a good faith determination made by a named executive officer that the Company has materially reduced the responsibilities, prestige or scope of the named executive officer’s position. Examples include the assignment to the named executive officer of duties inconsistent with the named executive officer’s position, assignment of the executive to another place of employment more than 30 miles from the named executive officer’s current place of employment, or reduction in the named executive officer’s total compensation or benefits. The named executive officer must specify the event relied upon for his or her determination by written notice to the Board of Directors within six months after the occurrence of the event.

National Fuel Gas Company 2010 Equity Compensation Plan

Under the National Fuel Gas Company 2010 Equity Compensation Plan, the Company has issued SAR, RSU and Performance Share awards through September 30, 2014 to named executive officers, some of which contain specified performance goals as conditions to vesting. SAR awards were issued on March 11, 2010 at a grant price of $52.10, on December 20, 2010 at a grant price of $63.87, and on December 19, 2012 at a grant price of $53.05. Performance-based RSU awards were issued on December 19, 2012 and March 7, 2013. Performance shares awards were issued on December 19, 2013. Non-performance-based RSU awards were issued on December 19, 2013.

SARs — Except as otherwise provided in an award notice (and no exception was included in any of the outstanding award notices to named executive officers):

(i) Upon termination of employment due to death, disability or retirement, any vested or unvested SAR that has not expired will become immediately and fully exercisable and shall remain exercisable until the earlier of five years after termination or the original term, after which the award expires;

(ii) Upon termination of employment due to the divestiture by the Company of one or more subsidiaries or other business segments, divisions or operations that does not amount to a Change in Control, any vested or unvested SAR that has not expired will become immediately and fully exercisable and shall remain exercisable until the earlier of three years after termination or the original term, after which the award expires;

(iii) Upon termination of employment due to a reduction in force, any unvested SAR shall be immediately forfeited and cancelled, and any vested SAR that has not expired shall remain exercisable until the earlier of one year after termination or the original term, after which the award expires;

(iv) Upon termination of employment for Cause, any vested or unvested SAR shall be immediately forfeited and cancelled; and

(v) Upon termination of employment for any other reason (such as a voluntary resignation not amounting to a retirement), any unvested SAR shall be immediately forfeited and cancelled, and any vested SAR that has not expired shall remain exercisable until the earlier of ninety days after termination or the original term, after which the award expires.

Unvested SARs — The following table represents the value of unvested SARs issued to the named executive officers under this plan as of September 30, 2014 that would vest and become exercisable upon termination due to death, disability, or retirement, or due to the divestiture by the Company of one or more subsidiaries or other business segments, divisions or operations that does not amount to a Change in Control. No benefit for unvested SARs would have been payable at September 30, 2014 under the plan in the event of termination for other reasons. The amounts below are based on the number of SARs that would have vested on September 30, 2014 multiplied by the difference between the closing price on September 30, 2014 of $69.99, and the exercise price of each respective SAR award.

Name	Value of Awards that would Vest ($)	Name	Value of Awards that would Vest ($)
Ronald J. Tanski	485,237	Anna Marie Cellino	264,715
David P. Bauer	120,072	John R. Pustulka	249,905
Matthew D. Cabell	378,026

Performance-Based Restricted Stock Units (Performance-Based RSUs) — On December 19, 2012 and March 7, 2013, the Company granted performance-based RSUs under the Company’s 2010 Plan to named executive officers of the Company. Except as otherwise provided in an award notice (and no exception was included in any of the outstanding performance based RSU award notices to named executive officers):

(i) Upon termination due to death, disability or retirement, or due to a divestiture, the named officer or the named officer’s designated beneficiary, as the case may be, shall be entitled to a distribution of, and such performance-based RSU award shall be deemed vested to the extent of, the same number or value of performance awards that would have been payable for the performance period had the participant’s service with the Company or subsidiary continued until the end of the applicable performance period, pro-rated to reflect the time period from the commencement of the performance period through the date of the termination of the participant’s service with the Company or subsidiary;

(ii) Upon termination due to a reduction in force, all performance-based RSU awards for which the applicable performance period has not been completed, shall be immediately forfeited and cancelled, effective as of the date of the participant’s termination of service; and

(iii) Upon termination of employment for cause, or for any other reason (such as a voluntary resignation not amounting to a retirement), any unvested performance-based RSU award shall be immediately forfeited and cancelled.

Unvested Performance-Based RSUs — The following table represents the estimated value of unvested performance-based RSU awards issued to the named executive officers on December 19, 2012 and March 7, 2013 under this plan that would vest as of September 30, 2014 upon termination due to death, disability or retirement, or due to the divestiture by the Company of one or more subsidiaries or other business segments, divisions or operations that does not amount to a Change in Control. No performance-based RSU awards would have been deemed vested at September 30, 2014 under this plan in the event of termination for other reasons. The amounts below are based on the estimated number of performance-based RSU awards that would have been deemed vested on September 30, 2014 (assuming performance at 88.8% of the highest level of performance) multiplied by the closing price on September 30, 2014 of $69.99.

Name	Value of Awards that would Vest ($)	Name	Value of Awards that would Vest ($)
Ronald J. Tanski	2,786,939	Anna Marie Cellino	494,226
David P. Bauer	224,158	John R. Pustulka	466,548
Matthew D. Cabell	705,705

Performance Shares — On December 19, 2013, the Company granted performance shares under the Company’s 2010 Plan to named executive officers of the Company. Except as otherwise provided in an award notice (and no exception was included in any of the outstanding performance share award notices to named executive officers):

(i) Upon termination due to death, disability or retirement, or due to a divestiture, the named officer or the named officer’s designated beneficiary, as the case may be, shall be entitled to a distribution of, and such performance share award shall be deemed vested to the extent of, the same number or value of performance shares that would have been payable for the performance period had the participant’s service with the Company or subsidiary continued until the end of the applicable performance period, pro-rated to reflect the time period from the commencement of the performance period through the date of the termination of the participant’s service with the Company or subsidiary;

(ii) Upon termination due to a reduction in force, all performance share awards for which the applicable performance period has not been completed, shall be immediately forfeited and cancelled, effective as of the date of the participant’s termination of service; and

(iii) Upon termination of employment for Cause, or for any other reason (such as a voluntary resignation not amounting to a retirement), any unvested performance share award shall be immediately forfeited and cancelled.

Unvested Performance Shares — The following table represents the estimated value of unvested Performance Share awards issued to the named executive officers on December 19, 2013 under this plan that would have been deemed vested as of September 30, 2014 upon termination due to death, disability or retirement, or due to the divestiture by the Company of one or more subsidiaries or other business segments, divisions or operations that does not amount to a Change in Control. No performance share awards would have been deemed vested as of September 30, 2014 under this plan in the event of termination for other reasons. The amounts below are based on the estimated number of performance shares that would have been deemed vested on September 30, 2014, assuming performance at the target level of performance, multiplied by the closing price on September 30, 2014 of $69.99.

Name	Value of Awards that would Vest ($)	Name	Value of Awards that would Vest ($)
Ronald J. Tanski	530,618	Anna Marie Cellino	132,701
David P. Bauer	58,978	John R. Pustulka	128,922
Matthew D. Cabell	180,574

Non-Performance-Based Restricted Stock Units (RSUs) — On December 19, 2013, the Company granted RSUs under the Company’s 2010 Plan to named executive officers of the Company. Except as otherwise provided in an award notice (and no exception was included in any of the RSU award notices to named executive officers):

(i) Upon termination due to death, disability or retirement, or due to a divestiture, all outstanding RSUs will become immediately and fully vested; and

(ii) Upon termination due to a reduction in force, or for cause, or for any other reason (such as a voluntary resignation not amounting to a retirement), all outstanding RSUs will be immediately forfeited and cancelled, effective as of the date of termination.

Unvested RSUs — The following table represents the estimated value of unvested RSU awards issued to the named executive officers on December 19, 2013 under this plan that would vest as of September 30, 2014 upon termination due to death or disability, or due to the divestiture by the Company of one or more subsidiaries or other business segments, divisions or operations that does not amount to a Change in Control. No RSU awards would have vested as of September 30, 2014 under this plan in the event of termination for other reasons. The amounts below are based on the number of RSU awards that would have vested on September 30, 2014, multiplied by the closing price on September 30, 2014 of $69.99.

Name	Value of Awards that would Vest ($)	Name	Value of Awards that would Vest ($)
Ronald J. Tanski	796,136	Anna Marie Cellino	199,122
David P. Bauer	88,467	John R. Pustulka	193,452
Matthew D. Cabell	270,931

Change in Control — If there is a Change in Control, each SAR then outstanding shall be exercisable regardless of the exercise schedule otherwise applicable; each outstanding performance-based RSU and non-performance-based RSU shall become fully vested and payable; and each outstanding performance share award shall be deemed earned at the target level of performance for the award. In addition, in connection with a Change in Control, the Compensation Committee may provide that each SAR shall be canceled in exchange for a cash payment equal to the excess of FMV over the grant price of the SAR. The Compensation Committee may also direct that each performance-based RSU, non-performance-based RSU and performance share shall be settled in cash with its value determined based on the value received by stockholders in the Change in Control transaction.

No acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any award, however, if the Compensation Committee reasonably determines in good faith, prior to the Change in Control, that the award will be honored or assumed, or new rights substituted (an “Alternative Award”), by the named executive officer’s employer following the Change in Control; provided that any Alternative Award must:

a) be based on stock traded on an established U.S. securities market;

b) provide the named executive officer with substantially equivalent rights, entitlements and economic value; and

c) provide that, if the named executive officer’s employment is involuntarily terminated (other than for Cause) or is Constructively Terminated, in either case within 24 months after the Change in Control, then all of the named executive officer’s awards shall vest and be paid in cash or immediately transferable, publicly-traded securities in an amount equal to, in the case of a SAR, the excess of the FMV on the date of termination over the grant price, and in the case of other awards, the FMV of the number of shares of stock subject to the award.

The following table represents the value of awards outstanding under the 2010 Plan which, upon a Change in Control as of September 30, 2014, would have been exercisable (in the case of SARs), would have become vested and payable (in the case of performance-based RSUs and non-performance-based

RSUs), or would have been deemed earned at the target level of performance (in the case of performance shares). The amounts below are based on the closing price on September 30, 2014 of $69.99.

Name	Payment Due on Vested & Unvested Awards ($)	Name	Payment Due on Vested & Unvested Awards ($)
Ronald J. Tanski	9,228,920	Anna Marie Cellino	2,547,163
David P. Bauer	926,341	John R. Pustulka	2,103,369
Matthew D. Cabell	3,693,517

Like the 1997 Award and Option Plan, this plan also provides that, if a named executive officer engages in any business or activity competitive with that of the Company, without the Company’s written consent, or the named executive officer performs any act that is against the best interests of the Company, all unexercised, unearned or unpaid awards are forfeited.

For purposes of this section, “Change in Control” has a meaning similar to the definition of Change of Control set out in the “Performance Incentive Program” section. The major difference is that the 2010 Equity Compensation Plan provides that a Change in Control shall be deemed to have occurred at such time as individuals who constitute the Board of Directors of the Company at the beginning of the twelve-month period ended on the date of determination (the “Incumbent Board”) have ceased to constitute at least a majority, provided that any person becoming a director subsequent to that date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, shall be considered as though such person was a member of the Incumbent Board.

National Fuel Gas Company Tophat Plan

Under the Company’s Tophat Plan, the Company restores to the named executive officers benefits that may be lost under the Company’s qualified retirement benefit plans (Retirement Plan, the traditional 401(k) and RSA) due to the Internal Revenue Code or qualified plan limits. If a named executive officer retires or employment is terminated, for a reason other than cause, the named executive officer (or beneficiary in the event of his death) will receive a lump sum payment equal to the value of the 401(k) Tophat benefit and/or RSA Tophat benefit that would have been payable upon termination.

The following table represents the amount payable for the 401(k) and RSA Tophat benefit if termination is due to retirement, death, disability, involuntary termination, a Change in Control and the Company terminates without Cause or named executive terminates for Good Reason.

Name	Payment ($)	Name	Payment ($)
Ronald J. Tanski	98,159	Anna Marie Cellino	42,836
David P. Bauer	18,619	John R. Pustulka	41,383
Matthew D. Cabell	54,316

The value of the Tophat benefit for all other forms of termination for Messrs. Tanski, Bauer, Cabell and Pustulka and Mrs. Cellino are $26,025, $3,840, $26,427, $11,060 and $11,800, respectively.

Deferred Compensation Plan (the “DCP”)

In the event of a termination for any reason, other than death or retirement, prior to a Change in Control, the named executive officer is entitled to receive his or her retirement account balance in the form of a lump sum payment. Note, the term “Change in Control” under the DCP has a similar definition as provided in the Performance Incentive Program, discussed above.

If the named executive officer’s employment terminates for any reason, other than death or retirement, after a Change in Control or the named executive officer dies at any time during his or her employment with the Company, the named executive officer (or his or her beneficiary) will receive in the form of a lump sum payment any undistributed savings and retirement account balance.

In the case of retirement, including disability retirement, at any time, the named executive officers below are entitled to a monthly payment (a 15-year annuity, unless the named executive officer elected to receive a 5- or 10-year annuity) beginning the first of the month following retirement based on their retirement account balance. If the named executive officer dies before the commencement of the retirement annuity, the entire DCP balance will be paid in full as a lump sum payment to the named executive officer’s beneficiary. If the named executive officer dies after commencement of the annuity, the annuity will continue to be paid to the named executive officer’s beneficiary for the remainder of its original term.

The following table represents the estimated total benefit payable as a lump-sum payment for all types of termination except for retirement or disability.

Name	Payment ($)	Name	Payment ($)
Ronald J. Tanski	N/A	Anna Marie Cellino	397,508
David P. Bauer	N/A	John R. Pustulka	145,068
Matthew D. Cabell	N/A

If termination is due to retirement or disability, the final account balances are calculated with a plan-mandated switch to the Moody’s index rate six months prior to retirement or disability for those participants who elected a return based on the S&P 500 Minus 1.2% Election. For those participants, DCP retirement and disability benefits will be different than DCP benefits provided upon death or voluntary termination other than retirement. Upon retirement or disability, Mrs. Cellino would have received a projected ten-year annuity of $4,309 per month with a present value of $390,712. Mr. Pustulka would have received a ten-year annuity of $1,991 per month for the first five years, then $1,092 per month thereafter, with a present value of $143,321.

Employment Continuation and Noncompetition Agreement

If there is a Change in Control, and the executive remains employed thereafter, the executive’s annual salary and employee benefits are preserved for at least three years at the levels then in effect for the named executive officers. The agreement also provides the benefits described below.

Severance Benefit

In the event of termination of a named executive officer within three years of a Change in Control without Cause or by the named executive officer for Good Reason, the named executive officer is entitled to a single lump sum cash payment equal to 1.99 times the sum of the named executive officer’s annual base salary and the average of the annual cash bonus for the previous two fiscal years. The named executive officers are also entitled to their base salary through the date of termination and to any vested benefits under the employee benefit plans, including any compensation previously deferred and not yet paid and any amounts payable pursuant to any agreement with the named executive officer.

“Cause” means the named executive’s gross misconduct, fraud or dishonesty, which has resulted or is likely to result in material economic damage to the Company or its subsidiaries as determined in good faith by a vote of at least two-thirds of the non-employee directors of the Company at a meeting of the Board.

“Change in Control” has a similar definition as provided in the Performance Incentive Program, discussed above. However, Mr. Cabell’s agreement also provides that a Change in Control will occur if the Company sells more than 50% ownership of Seneca.

“Good Reason” means there is a material diminution in the named executive’s responsibilities, base compensation or budget, or in the responsibilities of the person to whom the named executive is required to report. “Good Reason” also includes a requirement that the named executive relocate to an office outside the United States or more than 30 miles from the location at which the executive performed his services immediately prior to the Change in Control, or any other action or inaction that constitutes a material breach by the Company of the agreement. The Company has a period of 30 days to cure any acts which would otherwise give the executive the right to terminate his employment for Good Reason.

Payment will only be made upon a Change in Control and if the named executive officer is terminated without Cause or terminates for Good Reason. The following table represents the estimated severance benefit payable as a lump sum payment.

Name	Payment ($)	Name	Payment ($)
Ronald J. Tanski	3,226,755	Anna Marie Cellino.	2,168,905
David P. Bauer	1,142,260	John R. Pustulka	1,869,452
Matthew D. Cabell	2,458,032

Continuation of Health and Welfare Benefits

In addition to the severance payment, the named executive officer will be entitled to participate in the Company’s employee and executive health and welfare benefit plans, excluding any vacation benefits, for eighteen months following termination (or, in the case of Mr. Cabell, until the end of the second calendar year following termination for purposes of any non-health-related benefit) or until the named executive officer becomes eligible for comparable benefits at a subsequent employer. The estimated value of the continuation of health benefits due to a change in control for each of the executive officers is $28,075. This amount was based on 18 months of COBRA rates for the medical, drug and dental benefits.

The following table represents the estimated value of the post-retirement/post-termination welfare and fringe benefits, consisting of an allowance for tax preparation and financial planning for all of the named executive officers except for Mrs. Cellino and the annual payment for life insurance under the ExecutiveLife Insurance Plan for Mr. Tanski, Mr. Cabell, Mrs. Cellino and Mr. Pustulka.

Name	Amount ($)	Name	Amount ($)
Ronald J. Tanski	19,358	Anna Marie Cellino	15,000
David P. Bauer	788	John R. Pustulka	21,749
Matthew D. Cabell	21,560

Retirement — Except for Mr. Cabell, if the named executive officer is at least fifty-two years old at the date of termination, the named executive officer will be deemed to have earned and be vested in the retirement benefits that are payable to the named executive officer under the Company retirement plans. Mr. Cabell is vested in his benefit in the RSA.

Termination for Cause or the Executive Voluntarily Terminates — If the named executive officer’s employment is terminated for Cause, death, disability, or the named executive officer voluntarily terminates his or her employment other than for Good Reason, the named executive officer will not be entitled to the severance benefit discussed above. The named executive officer (or his or her beneficiary) will be entitled to his or her base salary through the date of termination and to any vested benefits under the employee benefit plans, including any compensation previously deferred and not yet paid and any amounts payable pursuant to any agreement between the named executive officer and the Company. The named executive officer will also be entitled to any other benefits provided in the Company’s plans for death or disability.

Non-competition — Unless the named executive officer has elected not to be bound by the non-compete provisions of the Agreement, the Company will make a lump sum payment within 30 days following the named executive officer’s date of termination equal to one times the sum of (i) the named executive officer’s annual base salary and (ii) the average of the annual cash bonus for the previous two fiscal years. The non-compete payment will not be paid to the named executive officer if his or her employment is terminated by reason of death or disability.

In order for the named executive officer to be entitled to the non-compete payment, the named executive officer may not directly or indirectly engage in, become employed by, serve as an agent or consultant to, or become a partner, principal or stockholder (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of any business or entity that is engaged in any activity which is competitive with the business of the Company or its subsidiaries or affiliates in any geographic area in which the Company or its subsidiaries are engaged in competitive business.

The following table represents the estimated non-compete payment payable upon termination following a Change in Control as compensation for the covenant not to compete for all forms of termination except for death, disability or retirement.

Name	Payment ($)	Name	Payment ($)
Ronald J. Tanski	1,621,485	Anna Marie Cellino	1,089,902
David P. Bauer	574,000	John R. Pustulka	939,423
Matthew D. Cabell	1,235,192

Life Insurance Premium Agreement for Mr. Smith

The Life Insurance Premium Agreement for David F. Smith provides Mr. Smith with an annual payment of $33,000 commencing October 1, 2009 and continuing until the Termination Date (defined below). Mr. Smith must document that all payments received were used to make premium payments on life insurance covering Mr. Smith’s life and that life insurance remains in force. In this context, “Termination Date” means the earliest of Mr. Smith’s death or October 31, 2017. If the Termination Date occurs before October 1 of any year, the Company is not obligated to make the payment.

Retirement Benefits for Mr. Smith

Mr. Smith retired on April 1, 2014 and received the following plan benefits: Deferred Compensation Plan monthly annuity payment of $2,816 for 10 years with a present value of $263,398; Tax Deferred Savings Plan Tophat of $48,653; Annual At Risk Compensation Plan of $598,382, which reflects a 50% reduction of the full award; Executive Retirement Plan payment of $3,909,302, which represents the first of four payments, with the subsequent payments, equal to $3,904,421 payable each October 1st for the next 3 years, and Performance Incentive Program estimated payment of $1,250,166 which represents a proration (83.3%) of the payment due under the Program for the three-year performance period ended September 30, 2014 payable March, 2015. Based on the National Fuel Gas Company 1997 Award and Option Plan and the 2010 Equity Compensation Plan, Mr. Smith’s unvested SAR awards became vested and exercisable upon his retirement. With respect to his performance-based RSU and performance share awards under the 2010 Equity Compensation Plan, Mr. Smith was deemed to have a right to receive the number of shares or cash value he would have received had he remained employed with the Company through the end of the applicable performance cycle, pro-rated to reflect the actual time he was employed by the Company during the performance cycle. The estimated value as of September 30, 2014 of the equity plan awards vesting due to his retirement is $2,540,041.

In addition, Mr. Smith forfeited 3,334 shares of restricted stock due to his retirement that would have had a value of $233,347 as of September 30, 2014.

National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”)

Mr. Cabell and Mr. Bauer are not participants in the ERP and will not receive any benefit under this plan upon termination. Under the ERP, no benefits will be payable to a named executive officer whose employment is terminated or could have been terminated for serious, willful misconduct in respect of his or her obligations to the Company, including the commission of a felony or a perpetration of a common law fraud damaging to the Company.

In addition, except when a Change in Control has already occurred, rights under the ERP are forfeited if the named executive officer is employed by anyone who engages in a business competitive with the Company; engages, or advises or assists others engaged in such business; endeavors, directly or indirectly, to interfere with the relations between the Company and any customer; or engages in any activity the committee administering the ERP (“ERP Committee”) would deem detrimental to the Company’s best interests, unless the ERP Committee determines that such activity is not detrimental to the best interests of the Company. From and after 60 days following cessation of such activity by the named executive officer and provision of written notice to the ERP Committee, the right to receive benefits under the ERP will be restored, unless the ERP Committee determines that the prior activity caused substantial damage to the Company.

The following table gives the estimated value of the first payment payable under the ERP that would have been due for all forms of termination except for death or termination for cause.

Name	Payment ($)
Ronald J. Tanski	2,647,182
Anna Marie Cellino	1,572,530
John R. Pustulka	1,290,606

The default form of benefit payment to the named executive officers is a four-year certain annuity, therefore, if a payment is shown above, three additional payments of the same amount would be made under the ERP, one in each of the next three years as elected by the executive officer.

If termination is due to death, a reduced payment will be calculated as a straight life annuity payment to the named executive officer’s surviving spouse/beneficiary until his or her death. The first annualized reduced payment would be $417,995 for Mr. Tanski, $255,634 for Mrs. Cellino and $199,075 for Mr. Pustulka.

Post-Employment Benefits for Matthew D. Cabell

To the extent Matthew D. Cabell is employed by Seneca or another Company subsidiary until and including March 20, 2018, post-employment medical and prescription drug benefits will be provided to Mr. Cabell, subject to the same terms and conditions, including the same monthly cost and with the same levels and types of benefits, as applicable to then-retiring officers of the Company’s utility subsidiary. Mr. Cabell will forfeit these benefits if he resigns before March 20, 2018 or if the Company or one of its subsidiaries terminates his employment at any time.

Summary of Potential Payments Upon Termination or Change in Control

In summary, the following table provides an estimated value of total benefits for each named executive officer if their termination had occurred on September 30, 2014. As disclosed in the table above under the “National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”)”, the ERP benefit in the following totals represents the first payment due upon termination.

	Potential Payments Upon Termination Other than in Connection with a Change in Control				Potential Payments Upon Termination Following a Change in Control or Change in Board
Executive Benefits and Payments Upon Termination For: (1)	Voluntary Termination $	Retirement $(2)	Death $	Disability $	Company Terminates without Cause and/or Executive Terminates for Good Reason $	Company Terminates for Cause $	Executive Terminates Voluntarily Other than for Good Reason $
Ronald J. Tanski	4,468,944	7,858,635	6,571,443	8,800,630	23,047,018	1,647,510	6,028,828
David P. Bauer	266,480	N/A	876,620	802,120	3,723,621	577,840	928,947
Matthew D. Cabell	870,627	54,316	6,049,783	5,014,633	15,677,565	1,261,619	2,376,750
Anna Marie Cellino	2,920,293	3,571,460	2,547,970	3,858,070	9,593,727	1,499,210	3,721,102
John R. Pustulka	2,370,379	2,994,425	2,185,581	3,275,365	10,437,358	1,095,551	3,029,849

(1)

The maximum value of the benefits due upon an involuntary termination and or divestiture other than for cause and other than in connection with a Change in Control for Messrs. Tanski, Bauer, Cabell, Pustulka and Mrs. Cellino are $4,598,930, $491,675, $4,514,547, $2,238,285 and $2,774,102, respectively. The value of the benefits due upon a “termination for cause” other than in connection with a Change in Control for Messrs. Tanski, Bauer, Cabell and Pustulka and Mrs. Cellino are $26,025, $3,840, $26,427, $156,128 and $409,308, respectively.

(2)

“Retirement,” will be “N/A” if the named executive officer was not eligible to retire on September 30, 2014. In that case, the Company would have accrued benefits payable to the named executive officer, which are accrued amounts in the other columns for the different types of terminations.

PROPOSAL 2. RATIFICATION OF BY-LAW THAT DISQUALIFIES DIRECTORS WHO ACCEPT CERTAIN COMPENSATION FROM A THIRD PARTY

At the Annual Meeting, stockholders will be asked to ratify, approve and adopt the Company By-Law set forth in Appendix C to this Proxy Statement (Article II Section 1, the “By-Law”). The Board, acting under clear legal authority,1 amended the By-Law on June 13, 2013, and then amended it again at its June 2014 meeting. The Board strongly believes that the By-Law is a common sense control that enforces every Director’s fiduciary duty of loyalty to all the stockholders, as a whole, rather than those particular stockholders with which the Director has a separate agreement — a vital, clear and obvious benefit to all stockholders.

The key By-Law language disqualifies from service as a Company director any person who:

… is a party to any … financial arrangement … with any person or entity other than the Company … or has received any such compensation or other payment from any person or entity other than the Company … in connection with service as a Director of the Company …

The By-Law then lists types of financial arrangements that are not disqualifying under the By-Law:

… agreements providing only for compensation, indemnification and/or reimbursement of out-of-pocket expenses in connection with candidacy as a Director (but not, for avoidance of doubt, in connection with service as a Director) and any pre-existing employment agreement a candidate has with his or her employer (not entered into in contemplation of the employer’s investment in the Company or such employee’s candidacy as a Director) …

The By-Law also disqualifies a sitting Director who enters or has entered into such a third party compensation arrangement, which the Board believes is another common sense, vital control.

Recently, two publicly-traded companies, including one in the energy industry, faced proxy contests led by activist hedge funds, where the activists attempted to provide compensation arrangements with their director nominees. These arrangements would have resulted in the activists compensating “their” directors, if the companies’ stock price or profit increased by a stated amount within a stated time. While on first glance such a result might appear beneficial for all stockholders, results are vulnerable to manipulation and timing. A bonus paid to a Director by a third party provides a personal financial incentive to the compensated Director to make decisions based on short-term personal gain rather than overall stockholder benefit, especially if short-term gains can be achieved by sacrificing longer-term growth.

Such a third party compensation arrangement has the very real impact of compromising a Director’s independence and would be an obvious and powerful incentive for a Director to violate his or her fiduciary duties, including his or her duties to:

•	evaluate possible Company actions with an open mind free from third party influence or control, and free from potential personal gain in excess of gain shared by all stockholders,

•	based on all the information available to the Director, including information not available to stockholders, and

•	competently exercise the Director’s independent business judgment in the best interest of all the stockholders.

[1]	N.J.S.A. 14A:2-9 and 14A:6-1, and Article XI of the Company’s By-Laws

Third party compensation arrangements are in direct conflict with these duties of Directors, which are owed to all the stockholders.2 Third party compensation of directors has been criticized by leading commentators. Columbia School of Law Professor John C. Coffee, Jr. has written that “third party bonuses create the wrong incentives, fragment the board and imply a shift toward both the short-term and higher risk.”3 Professor Stephan Bainbridge of UCLA has concurred, saying “if this nonsense is not illegal, it should be.”4

Professor Bainbridge later wrote that even if “hedge fund nominee/tippees are scrupulously honest in not sharing confidential information with the funds, put the interests of all shareholders ahead of those of just the hedge funds, and so on, there would still be a serious conflict of interest here.”5

The Board strongly believes that allowing a multi-tiered Board in which a subset of Directors is compensated and motivated significantly differently from other Directors would be dysfunctional, bad for the stockholders overall, and contrary to the very essence of being a Director of a public company. A Director’s fiduciary obligation is to put the interests of the Company and its stockholders first, and certainly before any conflicting personal interests.

If a majority of the votes cast are FOR this Proposal 2, then the By-Law set forth in Appendix C to this Proxy Statement will remain effective. However, if a majority of the votes cast were AGAINST this Proposal 2, then the final sentence of the By-Law would be deleted, which would remove the disqualification discussed above.

Accordingly, the Board urges you to vote FOR the following Proposal 2:

RESOLVED: that Article II Section 1 of the By-Laws, as last amended by the Board on June 12, 2014, be and hereby is ratified, approved and adopted by the stockholders; provided, however, that if the stockholders at this meeting failed to so ratify, approve and adopt that Section of the By-Laws, then the final sentence of Article II Section 1 of the By-Laws would thereupon be deleted.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THIS BY-LAW.

[2]

Francis v. United Jersey Bank, 87 N.J. 15, 36 (1981); Maul v. Kirkman, 270 N.J. Super. 596, 617 (App. Div. 1994); Berkowitz v. Power/Mate Corp., 135 N.J. 36, 45 (Ch. Div. 1975); Kahn v. Rusckowski, A-2181-08T2, 2010 WL 2696856, at *6 (N.J. Super. Ct. App. Div. July 1, 2010).

[3]

John C. Coffee, Jr., Shareholder Activism and Ethics: Are Shareholder Bonuses Incentives or Bribes?, The CLS Blue Sky Blog, Apr. 29, 2013, http://clsbluesky.law.columbia.edu/2013/04/29/shareholder-activism-and-ethics-are-shareholder-bonuses-incentives-or-bribes/

[4]

Stephen Bainbridge, Can Corporate Directors Take Third Party Pay From Hedge Funds?, Bainbridge J. L., Pol. & Cul., Apr. 8, 2013, http://www.professorbainbridge.com/professorbainbridgecom/2013/04/can-corporate-directors-take-third-party-pay-from-hedge-funds.html

[5]

Stephan Bainbridge, Hedge Fund Bonuses for Corporate Directors: Cunningham Enters the Fray, (May 3, 2013) available at http://www.professorbainbridge.com/professorbainbridgecom/2013/05/hedge-fund-bonuses-for-corporate-directors-cunningham-enters-the-fray.html

PROPOSAL 3. ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking stockholders for approval of the following advisory resolution on executive compensation:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed herein pursuant to Item 402 of Regulation S-K and described in the Compensation Discussion and Analysis, accompanying compensation tables and related narrative discussion, is hereby approved.”

This proposal allows stockholders to take part in a non-binding, advisory vote to approve the compensation of the Company’s named executive officers. The Board recommends a vote FOR this resolution because it believes that the Company’s compensation policies and procedures encourage a culture of pay for performance and are strongly aligned with the interests of the Company’s stockholders.

Fiscal 2014 was another successful year for the Company, both financially and operationally. While each of our business segments had a solid operating performance during fiscal 2014, the Company’s midstream businesses, consisting of the Pipeline & Storage segment and the Gathering segment, combined to achieve a remarkable 44% growth in net income. This success results from long-term planning that capitalizes on our strategic geographic location. Our existing and planned pipeline and gathering systems support the growth of Seneca Resources Corporation (“Seneca”), our exploration and production subsidiary, as well as other, non-affiliated Appalachian shale producers.

Also in fiscal 2014, Seneca began the development of its Marcellus Shale acreage in its Western Development Area (“WDA”). The WDA consists of 720,000 acres in western Pennsylvania, largely free of royalties and lease expirations. Seneca’s first two well pads in the WDA (with a total of 15 wells) were brought on line late in the fiscal year. Seneca has de-risked 1,700 to 2,000 well locations there. In the Eastern Development Area of its Marcellus Shale acreage, Seneca continued to deliver growth in production and reserves by bringing 35 new wells on line.

2014 Financial and Operating Highlights:

•	14% Growth in Earnings per Share: The Company’s earnings per share in fiscal 2014 were $3.52, an increase of 14% over the prior year.

•

44% Growth from Midstream Businesses: The Company’s midstream businesses generated combined net income of $110.3 million ($77.6 million in the Pipeline & Storage segment and $32.7 million in the Gathering segment), which was an increase of 44% over the prior year. This growth was driven by new transportation contracts and higher throughput during the fiscal year.

•

33% Increase in Natural Gas and Crude Oil Production: Seneca increased its total natural gas and crude oil production to 160.5 billion cubic feet equivalent (“Bcfe”), a 33% increase over the prior year.

•

24% Growth in Natural Gas & Crude Oil Reserves: At the end of fiscal 2014, Seneca increased its proved reserves of natural gas and crude oil to 1.913 trillion cubic feet equivalent (“Tcfe”), an increase of 24% over the prior year.

•

44th Year of Consecutive Dividend Increases: In June, the Company’s annual dividend rate was increased by 2.7% to $1.54 per share, marking the 44th year of consecutive dividend increases and 112th year of uninterrupted dividend payments. The consolidated financial strength created by the Company’s unique integrated natural gas business model allowed our continued elite dividend record.

•	Continued First-Rate Service: During the coldest winter in our utility service territory in 50 years, our servicemen and women in the field, our customer response representatives on the phone, and our dispatch operators and compression engineers kept the gas flowing to all of our customers with minimal disruption. In the rare instances we encountered outages, our crews restored service typically in a matter of hours.

2014 Long-Term Strategic Results

National Fuel’s capital intensive operations require a focus on strategic initiatives, including those between subsidiaries, that may take several years from business planning through completion. The results of this focus include:

•

New Major Interstate Pipeline Expansion Projects: In the Pipeline & Storage segment, agreements supporting the construction of two major interstate pipeline expansion projects were executed. Seneca is the anchor shipper on each of the Northern Access 2015 project (through Tennessee Gas Pipeline) and Northern Access 2016 project. These projects, which will have a combined investment of approximately $476 million, will provide Seneca a firm transportation path from its development in the WDA to high-value markets in Canada. While supporting Seneca’s long-term growth, these projects are also a significant growth vehicle for the Pipeline & Storage segment.

•

Continued Build Out of the Clermont Gathering System: National Fuel Gas Midstream Corporation is continuing its real-time construction of the Clermont Gathering System, a 1 Bcf per day pipeline that will represent an investment in excess of $500 million when fully constructed. This gathering system is instrumental to the success of Seneca’s long-term WDA

Development Program. The build out of this gathering system will continue for a number of years and is fully integrated with Seneca’s drilling plans, such that capital deployment and construction activities are directly coordinated with Seneca’s development in the Marcellus Shale.

•

Expanding Natural Gas Gathering and Transportation Capabilities: The Company continues to aggressively pursue opportunities to expand its infrastructure to serve the rapid growth in volumes of natural gas produced from the Marcellus and Utica shales in Appalachia. Capital expenditures for fiscal 2015 through fiscal 2017 are estimated to be $890 million in the Pipeline & Storage segment and $370 million in the Gathering segment, a combined addition of 85% to the $1.188 billion of Midstream business net property plant and equipment, and 22% to the $5.743 billion of Company net property plant and equipment, both as of the end of fiscal 2014. A substantial portion of this investment relates to the Northern Access 2015 and Northern Access 2016 projects, both designed to provide Seneca production with access to higher-priced commodity markets in Canada.

•

Ongoing Natural Gas Development Success: Seneca continues to develop and further delineate its WDA. In addition, Seneca continues to evaluate the technology and design of its horizontal wells in order to maximize its return on capital.

2014 Advisory Vote on Named Executive Officer Compensation and Stockholder Feedback

2014 Say-on-Pay Vote and Stockholder Engagement

The 2014 Say-on-Pay advisory vote yielded a result of about 96% of votes cast in support of the compensation of the Company’s named executive officers. As in 2012 and 2013, members of Company management continue to hold meetings with some of the Company’s largest stockholders to obtain feedback on the Company’s compensation program, among other topics. The Board and management believe that this engagement facilitates important dialogue from which we gather various viewpoints.

As a result of the stockholder feedback received in 2012, in 2013 the Compensation Committee of the Board (the “Compensation Committee”) converted a cash-based long-term incentive program to an equity-based program utilizing performance-based restricted stock units (“RSUs”). As with the cash-based program, the RSU program is subject to the same three-year total return on capital performance target relative to companies reported in the Natural Gas Distribution and Integrated Natural Gas Companies group of the Monthly Utility Reports of AUS, Inc. In both programs the target award will vest only if the Company ranks at the 60th percentile of the peer group or better. For the RSU program, performance at the 60th percentile will result in fifty percent of the RSUs vesting.

For fiscal 2014, the Compensation Committee adopted a new approach to long-term incentive compensation. Under the new approach, approximately two-thirds of a named executive officer’s long-term incentive award consists of performance shares, split between two distinct performance conditions: one performance condition is tied to 3-year TSR and the other is tied to 3-year total return on capital, both relative to the performance of companies in the Hay peer group (as described below). The remaining approximately one-third of the long-term incentive award consists of time-vested RSUs used as a retention tool. The Compensation Committee’s action represents an evolution from its practice prior to fiscal 2013 of utilizing a cash component for approximately one-half of long-term incentive awards. The Compensation Committee utilized its new approach in fiscal years 2014 and 2015. Assuming stockholder approval of Proposal 4 related to the 2010 Equity Compensation Plan, including the authorization of additional shares, the Compensation Committee expects to continue the new approach in fiscal 2016.

CEO Compensation

For fiscal 2014, because of the transition associated with Mr. Smith’s retirement and Mr. Tanski’s assumption of the top executive position, as well as the move away from a long-term incentive partially paid in cash, the Summary Compensation Table does not appropriately reflect the philosophy behind the Compensation Committee’s approach to CEO Compensation.

Below is a chart which compares information provided by Hay, the Compensation Committee’s targeting of Mr. Tanski’s pay for fiscal 2014 and the corresponding amounts contained in the Summary Compensation Table.

Fiscal 2014

CEO Compensation

	Hay P50 Target Energy Industry	As Targeted by Compensation Committee	As Contained in the Summary Compensation Table
Base Salary	$914,700	$845,625	$845,625
Bonus	$966,200	$887,906	$1,202,225
Total Cash	$1,880,900	$1,733,531	$2,047,850
Total Target LTI	$2,203,700	$2,203,700	$2,286,841
Total Direct Compensation	$4,084,600	$3,937,231	$4,334,691

Compensation Summary and Overview

Objectives of the Compensation Committee

When setting compensation for the Company’s executives, the Compensation Committee’s primary goal is to provide balanced incentives for creating value for stockholders in both the near-term and long-term. In order for this to occur, the Compensation Committee awards a combination of cash and equity components that are designed to:

➢	Focus management efforts on both near-term and long-term drivers of stockholder value;

➢

Tie a significant portion of executive compensation to long-term TSR by linking a significant portion of an executive officer’s potential compensation to the future price of the Company’s common stock; and

➢	Attract, motivate, reward and retain management talent in the highly competitive energy industry in order to achieve the objectives that contribute to the overall success of the Company.

Elements of Compensation

The main elements of the 2014 executive compensation program are as follows:

➢	Base Salary (Cash) — Provides a predictable base compensation for day-to-day job performance;

➢

Short-Term Performance Incentives (Cash) — Utilizes metrics specific to each executive in order to motivate them to deliver near-term results for stockholders, generally over a period that is no longer than two years; and

➢

Long-Term Performance Incentives (Equity) — Focuses the attention of executives on delivering long-term stockholder value and on maintaining a significant personal investment in the Company through stock ownership.

Recent Changes to the Compensation Program

After meeting with many of our largest stockholders during the past few years and obtaining valuable feedback, the compensation program has been amended in each of the past two years.

These recent changes to the executive compensation program are as follows:

➢

Shifting Long-Term Performance Incentive to Equity — Prior to fiscal 2013, the Company granted a combination of equity-based awards (restricted stock and stock appreciation rights (“SARs”)) and performance-based cash awards tied to a total return on capital goal. In fiscal 2013, as an interim step prior to an in-depth review of its long term incentive (“LTI”) approach, the Compensation Committee replaced the cash portion of the program with performance-based RSUs, utilizing the same relative total return on capital metric. For fiscal 2014, the Company further revised the mix of awards to be approximately two-thirds performance shares (split between two distinct relative performance metrics measured over three years against a peer group) and one-third time-vested RSUs (vesting ratably over a 3-year period).

➢

Adoption of Relative Performance Conditions for Fiscal 2014 — As noted above, for fiscal 2014, the Compensation Committee devoted two-thirds of the LTI award to performance shares. The Committee established two distinct performance metrics: 3-year TSR relative to the Hay peer group and 3-year total return on capital relative to the Hay peer group.

➢	The CEO is Required to Own Six Times Base Salary in Company Stock Our CEO’s stock ownership is approximately 22 times his base salary as of November 28, 2014.

Other Key Compensation Features

➢	The Company does not provide tax “gross-ups”;

➢	Named executive officers and other officers are required to meet stock ownership guidelines that range from one to six times base salary;

➢	Equity incentive plans prohibit the repricing or exchange of equity awards without stockholder approval;

➢	The Committee has engaged two independent compensation consultants to assist in setting compensation;

➢	All change-in-control agreements are double triggered; and

➢	The Board has adopted a clawback provision.

“Reported” Pay Does Not Adequately Reflect Changing Compensation Approach

In light of changes by the Compensation Committee (following stockholder outreach) to the LTI program as discussed above, we have provided an additional compensation table below in order to distinguish the annual short-term cash incentive from the 3-year long-term cash incentive associated with awards made prior to fiscal 2013, to remove the impact of the move from cash-based LTI to equity-based LTI, and to remove the volatile, significant effects of changes in actuarial assumptions on the value of the named executive officers’ pension benefits disclosed in the 2013 Summary Compensation Table. This table, however, is not a substitute for the Summary Compensation Table, which can be found at page 40 in this proxy statement.

Name and Principal Position	Year	Salary ($)	Short-Term Cash Incentive ($)	Long-Term Cash Incentive (1)*($)	Stock Awards (2)($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Ronald J. Tanski	2014	845,625	1,202,225	938,000	1,143,421	0	150,530	4,279,801
President and Chief Executive Officer of the Company	2013	726,148	802,829	806,680	N/A	458,072	107,613	2,901,342
	2012	681,000	640,140	752,800	344,313	280,005	96,124	2,794,382

David P. Bauer	2014	343,500	246,315	262,640	127,080	0	34,949	1,014,484
Treasurer and Principal Financial Officer of the Company	2013	318,000	233,000	225,120	N/A	113,353	26,042	915,515
	2012	293,750	215,000	75,280	68,863	56,001	23,728	732,622

Matthew D. Cabell	2014	617,500	697,219	844,200	389,116	0	99,609	2,647,644
President of Seneca Resources Corporation	2013	591,250	774,981	562,800	N/A	356,866	80,721	2,366,618
	2012	573,750	445,402	564,600	309,881	252,005	58,412	2,204,050

Anna Marie Cellino	2014	518,750	517,272	450,240	285,964	0	77,851	1,850,077
President of National Fuel Gas Distribution Corporation	2013	497,000	543,942	431,480	N/A	249,901	78,171	1,800,494
	2012	482,250	585,861	423,450	206,588	168,003	79,695	1,945,847

John R. Pustulka	2014	500,500	505,380	450,240	277,820	0	90,013	1,823,953
President of National Fuel Gas Supply Corporation	2013	462,750	415,272	431,480	N/A	235,909	70,306	1,615,717
	2012	425,000	443,573	225,840	206,588	168,003	69,617	1,538,621

David F. Smith	2014	341,250	598,382	1,250,166	117,804	0	90,251	2,397,853
Executive Chairman of the	2013	776,600	1,378,894	1,435,140	N/A	909,650	168,863	4,669,147
Board until 4/1/14	2012	880,000	1,073,160	1,317,400	550,900	448,008	151,211	4,420,679

(1)

For fiscal 2014, Long-Term Cash Incentive represents an estimated payment for the three-year performance period ended September 30, 2014. See footnote 2 to the Summary Compensation Table for more information.

(2)

This column reflects: (a) for fiscal 2012 the stock awards listed in the Summary Compensation Table, (b) for fiscal 2013 no entry to emphasize the fact that the stock award in that year was issued in place of the prior long-term cash incentive and (c) for fiscal 2014 one-half the value of the stock awards listed in the Summary Compensation Table to reflect the prior practice of issuing only one-half of LTI as equity. Also, for Mr. Smith, this represents the award for his employment through March 31, 2014.

CEO Compensation in Alignment with Peers

The Compensation Committee understands the importance of using benchmark data that reflects information from companies with comparable business segments over similar time periods. Reflected in the chart below is the Hay Group’s comparison of fiscal 2013 total direct compensation for the Company’s CEO (Mr. Tanski) against that of CEOs in our Hay peer group. The Company’s CEO total direct compensation, shown in the table below, is in line with that of our peers.

Fiscal 2013 is the most recent complete fiscal year for which proxy statement data is available. 2014 compensation may not yet be accurately compared to peers because 2014 compensation data for most of those peers is not yet available.

CEO and President

Compared to CEO proxy data for fiscal year 2013

			Total Direct Compensation
Company	Title	Sales ($M)	Actual	Target
AGL Resources, Inc.	Chairman, President & CEO	$4,617	$6,831,250	$5,935,080
Atmos Energy Corp.	President & CEO	$3,886	$4,449,444	$4,058,823
Cabot Oil & Gas Corp.	Chairman, President & CEO	$1,746	$8,846,710	$7,647,672
Energen Corp.	Chairman & CEO	$1,739	$5,797,858	$5,814,280
EQT Corp.	Chairman, President & CEO	$1,862	$7,831,022	$6,213,715
MDU Resources Group, Inc.	President & CEO	$4,462	$3,476,905	$2,803,780
New Jersey Resources Corp.	Chairman, President & CEO	$3,198	$2,513,855	$2,507,394
Northwest Natural Gas Co.	President & CEO	$778	$1,864,445	$1,706,245
Questar Corp.	Chairman, President & CEO	$1,220	$4,344,280	$3,934,855
Quicksilver Resources, Inc.	President & CEO	$532	$2,772,307	$3,454,807
Range Resources Corp.	President & CEO	$1,772	$10,495,667	$9,919,947
SM Energy Co.	CEO	$2,265	$5,932,674	$5,188,443
Southwest Gas Corp.	President & CEO	$1,951	$2,204,916	$2,150,820
UGI Corp.	President & CEO	$7,195	$3,204,172	$3,242,755
Ultra Petroleum Corp.	Chairman, President & CEO	$913	$5,800,000	$5,000,000
Whiting Petroleum Corp.	Chairman & CEO	$2,696	$10,095,368	$6,627,000
Summary Statistics
75th Percentile		$3,370	$7,081,193	$6,004,739
Average		$2,552	$5,403,805	$4,762,851
Median		$1,906	$5,123,651	$4,529,412
25th Percentile		$1,609	$3,096,206	$3,133,011
National Fuel Gas Company	CEO and President	$1,830	$5,013,112	$4,791,201
Percentile Rank		44%	49%	52%

Total Direct Compensation = base salary + bonus + long-term incentives (target value for cash and grant date value for equity).

Additional Information

The Company’s executive compensation is described and explained in CD&A beginning on page 20, in the tabular disclosure starting with the Summary Compensation Table beginning on page 40, and in the 2014 Proxy Overview and Summary included at the front of this proxy statement. We urge stockholders to carefully review this information to understand how the Company’s executive compensation is designed and how it compares with other similar companies.

Approval of this proposal requires a majority of the votes cast with respect to this proposal. This non-binding, advisory vote is currently scheduled to be conducted every year. Consistent with SEC rules, the vote on this proposal is advisory and is not binding on the Board. The vote on this proposal will not be construed as overruling any decision by the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 4. AMENDMENT AND REAPPROVAL OF THE 2010

EQUITY COMPENSATION PLAN

We are seeking your approval of the National Fuel Gas Company 2010 Equity Compensation Plan (the “Plan”) for the purposes of (i) amending the Plan solely to increase the number of shares authorized for issuance under the Plan by an additional 3,000,000 shares of our Common Stock, par value $1.00 per share, and (ii) reaffirming the existing performance goals provided under, and the other material provisions of, the Plan in order to qualify certain performance-based awards to certain of our executive officers as performance-based compensation exempt from the limitation on income tax deductible compensation under Section 162(m) of the Internal Revenue Code (the “Code”). A copy of the Plan is included at Appendix D to this Proxy Statement.

Equity is the Sole Component of Long-Term Incentive Compensation

We traditionally have structured a portion of our management’s compensation in the form of equity awards that directly align the interests of key executives and other key management employees with the interests of the Company’s stockholders in growing the market value of the Company. In recent years, equity has become a more significant part of compensation, as discussed below. Our current approach and philosophy with respect to the grant of such equity awards is summarized in this proxy statement under the heading “Compensation Discussion and Analysis”, the actual grants made to our named executive officers in our last completed fiscal year are listed in the Grants of Plan-Based Awards Table on page 42, and the unvested equity awards held by our named executive officers as of September 30, 2014 are listed in the Outstanding Equity Awards Table on page 43.

Equity awards are especially important with respect to the leadership and talent at the Company as it develops opportunities associated with its Marcellus Shale assets. In addition, as noted in the Compensation Discussion and Analysis referenced above, during the past few fiscal years, the Compensation Committee of the Board of Directors (consisting solely of independent Directors) (the “Committee”) has reviewed and revised certain aspects of the Company’s compensation program to incorporate feedback from stockholders. Prior to 2013, the Company granted a combination of equity-based and cash-based long term incentive awards, with about half of the value of these awards subject to a performance condition. In 2013, as an interim step, the Committee replaced the cash portion of the program with performance-based restricted stock units granted under the Plan. In 2014, the Committee further revised the mix of equity awards to be approximately two-thirds performance shares (split between two distinct relative performance metrics and one-third time vested restricted stock units in respect of our Common Stock (“RSUs”)). This transition to equity-based long term incentive seeks to better align the Company’s compensation policies and procedures with the long-term interests of the Company’s stockholders. These efforts naturally result in additional shares being used against the currently authorized number of shares to grant, which were authorized at a time when the Committee determined, based on its business judgment, that long term incentives should include a cash component. Moreover, all of the types of equity currently being granted under the Plan are subject to the 1.8 multiplier discussed below.

Approval to Increase Shares Available to Grant

We are seeking approval of an increase by 3,000,000 in the number of shares authorized for issuance under the Plan to continue this strategy. As of September 30, 2014, we had available only 712,227 shares for future awards. We believe this is an insufficient amount to attract and retain needed talent on a going-forward basis, particularly as equity awards have become more common in the exploration and production business.

As approved by stockholders, the Plan authorized the grant of awards in respect of a total of 3,000,000 shares. The Plan was designed to efficiently utilize the authorized shares by debiting the pool of shares allocated to the Plan by 1 share if a stock option or stock appreciation right (“SAR”) is granted, and by 1.8 shares if any other type of award (such as RSUs) is granted under the Plan. Thus, for example, an option or SAR grant in respect of 1,000 shares counts as relating to only 1,000 shares, while an award of 1,000 RSUs would count against the shares available for awards as though pertaining to 1,800 shares. This formula affords us greater flexibility in designing awards under the Plan, while at the same time giving appropriate weight to the financial accounting costs and the dilutive effects of these awards. This formula will apply to the additional shares for which approval is being sought.

In arriving at the number of additional shares sought, the Board considered a number of factors, including the projected annual utilization for grants based on recent periods’ experience, the equity compensation practices at peer firms, the dilution associated with the additional shares requested and the anticipated cost parameters of such additional shares. The Board considered seeking a number of shares that would be expected to enable the Company to make anticipated grants for both a greater and lesser number of years, but determined that targeting our projected needs over the next three to five years struck the appropriate balance between the need to incent and retain key management personnel and the dilutive effect on stockholders of the additional shares authorized.

In reaching this conclusion, the Board considered the so-called “overhang” related to the Plan and the 1997 Award and Option Plan. As noted in the “Equity Compensation Plan Information” table on page 19, at the end of fiscal 2014 there were 2,910,809 shares in the aggregate committed to awards outstanding under these plans. With respect to these awards, 2,275,482 shares related to then outstanding stock options or SARs, 204,519 shares related to then outstanding awards of time-vesting RSUs, 233,876 shares related to then outstanding performance-based RSUs (determined assuming achievement at maximum level of performance), and 196,932 shares related to then outstanding performance shares (determined assuming achievement at maximum level of performance).

The table set forth below illustrates the utilization of the shares previously authorized under the Plan over the last three completed fiscal years. To have the rate of utilization compare on a consistent basis, the percentage of the outstanding shares reflected by these grants is shown both based on the percentage such shares represented on a fully diluted basis to the shares outstanding at the end of the immediately preceding fiscal year and as of the end of our last completed fiscal year.

Fiscal Year Ended	Number of Shares Subject to Stock Options/SARs[6]	Number of Shares Charged Against Plan Limit With Respect to Full Value Awards[7]	Percentage of Weighted Average Common Shares Outstanding Represented by Such Awards as of the Immediately Prior Fiscal Year	Percentage of Weighted Average Common Shares Outstanding Represented by Such Awards as of the Last Completed Fiscal Year
September 30, 2012		123,210	0.15%	0.15%
September 30, 2013	412,970	539,647	1.15%	1.14%
September 30, 2014		356,834	0.43%	0.43%
Average Percentage			0.57%	0.57%

The number shown in this table for grants of full value awards is the number of shares that were charged against the shares authorized for issuance under the Plan (using the 1.8 to 1 ratio described above and the performance assumptions described below), not the actual number of shares subject to the

[6]

In fiscal 2012, the Compensation Committee also granted 166,000 SARs under the 1997 Award and Option Plan. If any of these SAR awards lapses or is cancelled, forfeited, terminated or otherwise settled without the issuance of Common Stock, the shares subject to such award will be made available for grant under the Plan. If the table were expanded to include the 166,000 shares subject to these SAR awards, the percentages for fiscal 2012 would each be 0.35%, and the average percentages would each be 0.64%. If, in addition, performance occurs at the maximum level for the performance share awards granted in fiscal 2014, the average percentages would each be 0.72%.

[7]	Full value awards include grants of restricted stock, RSUs, performance-based RSUs and performance shares.

award. The shares listed in the above table with respect to the performance-based RSUs granted in fiscal 2013 were counted against the share limit on the basis of the maximum number of shares issuable (assuming achievement of maximum performance). The shares listed in the table with respect to performance shares granted in fiscal 2014 are based on the number of shares that would be payable in respect of such awards upon the achievement of the target level of performance. The actual number of shares issuable in respect of performance share awards may be greater or lesser depending on whether actual achievement of the performance objectives is greater than or less than target. If performance occurs at the maximum level for performance share awards, the number of shares charged against the plan limit for the fiscal year ended September 30, 2014 noted in the above table would be 565,796, the percentages for fiscal 2014 would be 0.68% and 0.67%, respectively, and the average percentages would be 0.66% and 0.65%, respectively.

The closing price for the Common Stock on the NYSE on December 19, 2014 was $69.30 per share.

Reaffirmation of Performance Measures and Other Material Provisions

As previously approved by our stockholders, the Plan provides that the performance measure(s) to be used for performance share awards and performance units (and any other award to which the Committee attaches performance goals) shall include one or more of the following: (i) earnings per share, (ii) net income (before or after taxes), (iii) return measures (including, but not limited to, return on assets, equity or sales), (iv) cash flow return on investments which equals net cash flows divided by owners’ equity, (v) earnings before or after taxes, depreciation and/or amortization, (vi) gross revenues, (vii) operating income (before or after taxes), (viii) total shareholder return, (ix) corporate performance indicators (indices based on the level of certain expenses, certain objectively measurable operational events or certain services provided to customers), (x) cash generation, profit and/or revenue targets, (xi) growth measures, including revenue growth, reserve growth or reserve replacement, whether or not as compared to a peer group or other benchmark, and/or (xii) share price (including, but not limited to, growth measures and total shareholder return). As previously approved, the Plan allows the Committee to exclude the effect of changes in accounting standards and other events specified by the Committee (such as write-offs, capital gains and losses, and acquisitions and dispositions of businesses) that may impact the comparability of results of operations in setting performance goals using these performance measures, and in determining actual performance relative to these performance measures. We are asking that stockholders reaffirm that these performance measures may continue to be used for purposes of any applicable performance based award under the Plan, and reaffirm the other material provisions of the Plan, to enable the Committee to continue to make performance-based awards that may be able to qualify as “qualified performance-based compensation” for purposes of the deduction limitation of Section 162(m) of the Code.

Principal Terms of the Plan

The remaining principal terms of the Plan, as amended to increase the number of shares authorized for issuance thereunder, are summarized below. The following summary of the material provisions of the Plan is not intended to be exhaustive and is qualified in its entirety by the terms of the Plan, a copy of which is set forth as Appendix D to this proxy statement. In evaluating this Proposal 4, stockholders should consider all factors set forth under this Proposal 4.

If stockholders do not reapprove the Plan, the Plan will continue in effect as originally approved by stockholders (that is, the number of shares available for issuance will not be increased), and any future awards may not be able to qualify for the exemption from the deduction limitation under Section 162(m) of the Code.

Administration

The Plan provides for administration by the Committee. Among the powers granted to the Committee are the authority to interpret the Plan, establish administrative rules, regulations and procedures, select employees of the Company and its subsidiaries to receive awards, determine the form, amount and other terms and conditions of an award and take all action it deems advisable for the proper administration of the Plan. The Plan authorizes the Committee to delegate its authority and duties under the Plan, in certain circumstances, to the Chief Executive Officer and other senior officers of the Company.

Eligibility for Participation

All officers or other management employees of the Company or a subsidiary of the Company are eligible to be selected to participate in the Plan. In fiscal 2014, the Committee granted awards to 40 officers and 51 other management employees. The Committee has the discretion to choose which eligible individuals shall receive awards under the Plan, as well as the type, number and terms of the awards.

Amendment, Modification and Termination of Plan

The Board may amend or modify the plan in its sole discretion, provided that, without the approval of stockholders, no amendment may: (i) materially increase the benefits to the participants of the Plan, (ii) increase the number of shares subject to the Plan or the individual award limitations (described below), (iii) modify the class of persons eligible for participation in the Plan, or (iv) materially modify the Plan in any other way that would require stockholder approval. Unless otherwise terminated earlier, the Plan will automatically terminate on March 11, 2020, which is the tenth anniversary of the date on which the Plan was initially approved by the Company’s stockholders.

Shares Available for Grant

As amended to increase the original share authorization of 3,000,000 shares by a subsequent 3,000,000 shares, the Plan authorizes for issuance a maximum of 6,000,000 shares of Common Stock of the Company, plus the number of shares subject to awards (or any portion of awards) issued under either the 1997 Award and Option Plan or the Plan that, from and after March 11, 2010, lapse or are cancelled, forfeited, terminated or otherwise settled without the issuance of Common Stock.

The following shares of Common Stock may not again be made available for reissuance as awards under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding stock appreciation right or option, (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding award, or (iii) shares of Common Stock repurchased on the open market with the proceeds of the option exercise price.

No participant in the Plan may receive awards of options and/or stock appreciation rights (“SARs”) covering more than 750,000 shares of Common Stock of the Company in any calendar year. Additionally, awards other than options or SARs that are intended to be “other performance-based compensation” under Section 162(m) of the Code generally may not exceed 375,000 shares underlying any performance share award, or $2,500,000 underlying any performance unit award, although amounts actually payable in respect of such awards may be up to twice the initial award, if there is superior achievement of the applicable performance goals. The maximum limits of stock underlying awards are subject to equitable adjustment in the event of a stock split, stock dividend, merger, reorganization or other transaction affecting our capital stock.

Types of Awards

The Plan provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options, (ii) SARs, (iii) restricted shares of our Common Stock (“Restricted Stock”), (iv) RSUs, (v) performance shares, and (vi) performance-based dollar denominated awards (“performance units”). Such awards may be granted singly or in combination, as determined by the Committee.

(a) Stock Options

Under the Plan, the Committee may grant awards to participants in the form of stock options to purchase shares of the Company’s Common Stock. Stock options may be non-qualified stock options or incentive stock options. Unless the award notice provides otherwise, each option would be a non-qualified option. The Committee determines the number of shares subject to the option, the manner and time that the option may be exercised and the exercise price per share of Common Stock subject to the option. In no event, however, may the exercise price of a stock option be less than the fair market value of the Company’s Common Stock on the date of the stock option’s grant.

Dividend Equivalents may not be paid on stock options, and stock options may not be repriced. Stock options will expire no later than the tenth anniversary of the date granted.

Unless the award notice provides otherwise, each non-qualified option will vest in three equal annual installments, subject to the participant’s continued employment with the Company or subsidiary through such date (except as provided below), and shall expire on the day after the tenth anniversary of the grant. Unless the award notice provides otherwise:

(i)	if a participant’s employment with the Company or a subsidiary terminates for Cause, all options, vested or unvested, shall be forfeited and cancelled,

(ii)

upon the death or disability of a participant while employed with the Company, or upon the termination of employment or service of a participant on or after his or her 60th birthday other than for Cause (“Retirement”), all outstanding options shall immediately vest and remain exercisable for a period equal to five years or, if earlier, until the original expiration date of the option,

(iii)

if a participant’s employment with the Company or subsidiary terminates upon the divestiture by the Company of one or more subsidiaries or other business segments, divisions or operations in a transaction that does not otherwise qualify as a Change in Control (a “Divestiture”), all outstanding options shall immediately vest and remain exercisable for a period equal to three years or, if earlier, until the original expiration date of the option,

(iv)

if a participant’s employment with the Company or a subsidiary terminates due to a reduction in force or similar downsizing at the Company or any subsidiary unit that affects a significant number of employees (a “Reduction in Force”), all unvested options shall be cancelled and forfeited and all vested options shall remain exercisable until the first anniversary of the date of the participant’s termination of service or, if earlier, the original expiration date of the option, and

(v)

if a participant’s employment with the Company or a subsidiary terminates for any other reason, all unvested options are cancelled and forfeited and any vested options remain exercisable for a period of 90 days after such termination or, if earlier, the original expiration date of the option.

Upon exercise of a stock option, the exercise price may, at the discretion of the Committee, be paid by a participant in cash, shares of Common Stock or a combination thereof. The Plan also allows options to be exercised using the “cashless exercise” of options by payment of the exercise price from the sale proceeds of a portion of the shares otherwise receivable upon exercise of the option and by net settlement, whereby the appreciation, if any, in value of the shares as to which the stock option is being exercised above the exercise price set at the date of grant is issued in shares without any other payment in respect of the exercise price.

(b) Stock Appreciation Rights

Under the Plan, the Committee may grant awards to participants in the form of SARs. A SAR is a right to receive a payment in cash, in shares of Common Stock or in a combination thereof, as determined by the Committee, equal to the appreciation, if any, in the fair market value of a stated number of shares of Common Stock from the SAR’s exercise price to the fair market value on the date the SAR is exercised. The Committee determines the number of shares subject to the SAR, the manner and time that the SAR may be exercised and the exercise price of the SAR. The exercise price related to a SAR must be at least equal to the fair market value of our Common Stock on the date the SAR is granted. If a SAR is to be paid in cash, the Committee may also establish in the applicable award notice a maximum amount per share which will be payable upon the exercise of such SAR.

Dividend Equivalents may not be paid on SARs, and SARs may not be repriced. SARs will expire no later than the tenth anniversary of the date granted.

Unless otherwise provided in the award notice, SARs become exercisable in three equal annual installments, subject to the participant’s continued employment with the Company or a subsidiary through such date (except as provided below). Unless the award notice provides otherwise:

(i)	if a participant’s employment with the Company or a subsidiary terminates for Cause, all SARs, vested or unvested, shall be forfeited and cancelled,

(ii)

upon the death or disability of a participant while employed with the Company, or upon the Retirement of a participant, all outstanding SARs shall immediately vest and remain exercisable for a period equal to five years or, if earlier, until the original expiration date of the SAR,

(iii)

if a participant’s employment with the Company or subsidiary terminates upon a Divestiture, all outstanding SARs shall immediately vest and remain exercisable for a period equal to three years or, if earlier, until the original expiration date of the SAR,

(iv)

if a participant’s employment with the Company or a subsidiary terminates due to a Reduction in Force, all unvested SARs shall be cancelled and forfeited and all vested SARs shall remain exercisable until the first anniversary of the date of the participant’s termination of service or, if earlier, the original expiration date of the SAR, and

(v)

if a participant’s employment with the Company or a subsidiary terminates for any other reason, all unvested SARs are cancelled and forfeited and any vested SARs remain exercisable for a period of 90 days after such termination or, if earlier, the original expiration date of the SAR.

(c) Restricted Stock and Restricted Stock Unit Awards

The Plan authorizes the Committee to grant awards to participants in the form of Restricted Stock and RSUs. Such awards will be subject to such restrictions, terms and conditions as the Committee deems appropriate, including restrictions on transferability and continued employment. The lapsing of restrictions associated with such awards may be conditioned upon the passage of time while employed and/or the attainment of one or more performance goals.

Unless the Committee determines otherwise at or after grant, the restricted period with respect to Restricted Stock and RSUs that vest solely based on the passage of time while employed shall lapse in three approximately equal annual installments on the first through third anniversaries of the grant date. The restricted period with respect to Restricted Stock and RSUs that vest upon the satisfaction of performance goals shall lapse, to the extent performance goals have been achieved, not earlier than one year after the commencement of the applicable performance cycle. Unless the award notice provides otherwise,

(i)

upon the death or disability of a participant while employed with the Company, upon the Retirement of a participant or upon termination with the Company due to a Divestiture, all restrictions relating to Restricted Stock and RSUs lapse and such awards become immediately vested, and

(ii)

upon termination of a participant’s employment due to a Reduction in Force, for Cause or for any other reason, all Restricted Stock and RSUs for which the restricted period has not lapsed are immediately forfeited.

Unless the Committee determines otherwise, if an award is granted in the form of Restricted Stock, the participant will have all the rights of a stockholder with respect to such shares, including the rights to vote and to receive dividends. A participant who is awarded RSUs will not have voting rights with respect to such RSUs. The Committee shall determine whether dividend equivalents will be provided in respect of any RSU award, the manner in which any such dividend equivalent will be deemed invested, the time or times at which such dividend equivalent shall be deemed payable and any other terms and conditions thereon that the Committee shall deem appropriate.

At the expiration of the restricted period for any outstanding Restricted Stock, the Company shall evidence the issuance of such shares free of any restrictions imposed under the Plan. At the expiration of the restricted period with respect to any outstanding RSU, the participant shall receive, in the Committee’s discretion, one share of Common Stock, a cash payment equal to the fair market value of the underlying share of Common Stock as of the date the award became vested or any combination of cash and Common Stock equal to that fair market value.

(d) Performance Shares and Performance Units

Under the Plan, the Committee may grant awards to participants in the form of Performance Shares or Performance Units. Vesting of these awards is contingent upon the attainment of specified performance goals over a period to be determined by the Committee. Unless otherwise determined by the Committee, the performance cycle for Performance Shares and Performance Units is three years, and may not be less than one year. Performance goals may be revised by the Committee during the performance cycle to take into account unforeseen events or changed circumstances. The performance goals to be achieved during a performance cycle and the measure of whether and to what degree such objectives have been attained will also be determined by the Committee. The Committee also retains the discretion, even after the award is made, to establish written rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized.

Unless the Committee determines otherwise at or after grant,

(i)

upon the death or disability of a participant while employed with the Company or upon termination of a participant’s employment due to Retirement or a Divestiture, the participant will be entitled to receive the number of shares or cash value he or she would have received with respect to performance awards had the participant remained employed with the Company through the end of the performance cycle, pro-rated to reflect the actual time that the participant was employed by the Company during the performance cycle, and

(ii)

upon the termination of a participant’s employment due to a Reduction in Force, for Cause or for any other reason not described in clause (i) above, any performance award for which the performance cycle has not yet been completed shall be cancelled and forfeited.

No shares of Common Stock will be issued at the time a Performance Share award is made, and the Company is not required to set aside a fund for the payment of Performance Shares or Performance Units.

Payment of both Performance Shares and Performance Units may be made in the form of cash, shares of Common Stock or in a combination thereof, with the value or number of shares payable to be determined based on the fair market value of the Common Stock on the date the Committee certifies the extent to which performance goals have been attained.

Other Terms of Awards

Upon grant of any award, the Committee may, by way of an award notice or otherwise, establish such other terms and conditions governing the grant of such award as are not inconsistent with the Plan. The Committee may unilaterally amend any award if such amendment is not adverse to the participant. The

Company may deduct from any payment under the Plan the amount of any applicable income and employment taxes, or may require the participant to pay such taxes as a condition to making such payment. A participant may pay the amount of such taxes required to be withheld from any award, in whole or in part, by requesting that the Company withhold from any payment of Common Stock due as a result of such award, or by delivering to the Company, shares of Common Stock with a fair market value not in excess of the amount of the applicable withholding taxes. For this purpose, the shares to be withheld shall be valued at the fair market value on the date the award is exercised or, in the case of restricted stock or other full value awards, vests.

Nonassignability

No awards under the Plan may be transferred (except by will or the laws of descent and distribution or pursuant to an appropriate court order), and during a participant’s lifetime may be exercised only by the participant except that, unless the Committee specifies otherwise, all awards may be transferred to: (i) members of a participant’s immediate family as defined in Rule 16a-1 of the Exchange Act or any successor rule or regulation, (ii) trusts for the exclusive benefit of the participant or such immediate family members, or (iii) entities which are wholly-owned by the participant or such immediate family members, provided that (a) there is no consideration for such transfer and (b) subsequent transfers of transferred options are prohibited (except (1) by will or the laws of descent and distribution and (2) in the case of a trust, a transfer back to the original participant, if so required by the terms of the trust). Following transfer, any awards continue to be subject to the same terms and conditions as were applicable immediately prior to transfer and, except that, for events related to the termination of employment of the participant, the term “participant” will refer to the transferor.

Change in Control

In the event of a “Change in Control” (as that term is defined below), outstanding awards will vest and become fully exercisable if such awards are not substituted with new ones by the surviving entity. Specifically, the plan provides that: (i) each outstanding option and SAR shall become fully exercisable, (ii) the restricted period shall lapse as to each share of outstanding Restricted Stock then outstanding, (iii) each outstanding RSU shall become fully vested and payable, (iv) each outstanding performance share award and performance unit award shall be deemed earned at the target level of performance for such award, and (v) each outstanding other stock-based award shall become fully vested and payable.

In addition, in connection with a Change in Control, the Committee may, in its discretion, provide that each option and/or SAR shall be canceled in exchange for a payment per share in cash in an amount equal to the excess, if any, of the fair market value over the exercise price of the option or grant price of the SAR. The Committee may also decide that each restricted stock unit, other stock-based award, performance share and/or performance unit shall be settled in cash with its value determined based on the value received by the stockholders in any transaction that itself constitutes a Change in Control.

If the Committee reasonably determines in good faith, prior to the occurrence of a Change in Control, that outstanding awards under the Plan shall be honored or assumed, or new rights substituted therefore immediately following the Change in Control, the outstanding awards will not vest as described above. However, such new award must: (i) be based on stock which is traded on an established U.S. securities market, (ii) provide the participant with rights and entitlements substantially equivalent to or better than those applicable to the outstanding award under the Plan, (iii) have substantially equivalent economic value as the outstanding awards, and (iv) provide that the awards will vest in the event that, during the 24-month period following the Change in Control, the participant’s employment or service is involuntarily terminated for any reason (including, but not limited to a termination due to death or disability) other than for Cause, or the participant’s employment or service is “Constructively Terminated” (as defined below).

If any award granted under the Plan and outstanding at the time of a Change in Control is treated as “deferred compensation” under Section 409A of the Code, and not exempt from its requirements, no acceleration of payment of such award shall be made upon a Change in Control, even if such award vests and becomes fully exercisable upon a Change in Control, unless such event is also a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation within the meaning of Section 409A of the Code. In such case, such award will be paid out at the date or event that such award would have been payable without regard to the occurrence of such Change in Control.

For purposes of the Plan, a Change in Control shall occur whenever:

(i)

any person, other than the Company, one of our subsidiaries, or any employee benefit plan or plans sponsored by the Company or any such subsidiary, is or has become the beneficial owner of twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at the election of directors, or more than twenty percent (20%) of the fair market value of all classes of the Company’s outstanding stock,

(ii)	the consummation of

(a)

any consolidation or merger of the Company immediately following which the persons who, immediately prior to the consolidation or merger, held the capital stock of the Company do not hold, immediately following such transaction, (x) at least a majority of the stock ordinarily entitled to vote in the election of directors of the corporation surviving such consolidation or merger (or the ultimate parent corporation in an unbroken chain which owns, directly or indirectly, a majority of the capital stock of such entity) or (y) stock in the entity described in subclause (x) above that represents at least 50% of the fair market value of all classes of stock of such entity, in either case, in substantially the same proportionate ownership as such persons held immediately before such consolidation or merger, or

(b)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or

(iii)

individuals who constituted the Board at the beginning of a 12 month period (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person who becomes a director and whose election, or nomination for election, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board.

A participant in the Plan shall undergo a “Constructive Termination” if, without the participant’s written consent, the participant terminates employment or service within 120 days following either (x) a material reduction in the participant’s base salary or a participant’s incentive compensation opportunity, or (y) the relocation of the participant’s principal place of employment or service to a location more than 35 miles away from the participant’s prior principal place of employment or service.

Adjustment of Shares Available

In the event of changes in the Common Stock by reason of a Common Stock dividend, stock split or share combination in respect of, or extraordinary cash dividend on, the Common Stock or any recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, dissolution, liquidation, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar event affecting the Common Stock, appropriate adjustment will be made by the Committee, in its discretion, in: (i) the aggregate number of shares of Common Stock available for awards under the Plan, (ii) the aggregate limitations on the number of shares that may be awarded as a particular type of award or that may be awarded to any particular participant in any particular period under the Plan and (iii) the aggregate number of shares subject to outstanding awards and the respective exercise prices or grant prices applicable to outstanding awards.

Federal Income Tax Treatment

The following is a brief summary of the federal income tax aspects of the Plan, based on existing law and regulations which are subject to change. The application of state and local income taxes and other federal taxes is not discussed.

A participant who is granted an incentive stock option is not required to recognize taxable income at the time of the grant or at the time of exercise. Under certain circumstances, however, a participant may be subject to the alternative minimum tax with respect to the exercise of his incentive stock options. The Company is not entitled to a deduction at the time of grant or at the time of exercise of an incentive stock option. If a participant does not dispose of the shares acquired pursuant to the exercise of an incentive stock option before the later of two years from the date of grant of the option and one year from the transfer of the shares to him, any gain or loss realized on a subsequent disposition of the shares will be treated as long-term capital gain or loss. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes.

If a participant disposes of the shares received upon the exercise of any incentive stock option either (i) within one year of the transfer of the shares to him or her or (ii) within two years after the incentive stock option was granted, the participant will generally recognize ordinary compensation income equal to the lesser of (a) the excess of the fair market value of the shares on the date the incentive stock option was exercised over the purchase price paid for the shares upon exercise, and (b) the amount of gain realized on the sale. If a participant is required to recognize ordinary compensation income as a result of the disposition of shares acquired on the exercise of any incentive stock option, the Company will be entitled to a deduction for an equivalent amount.

A participant who is granted a non-qualified stock option does not have taxable income at the time of grant, but does have taxable ordinary income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. The Company is entitled to a corresponding deduction for the same amount.

The grant of a SAR will produce no federal tax consequences for the participant or the Company. The exercise of a SAR results in taxable ordinary income to the participant, equal to the difference between the exercise price of the SAR and the fair market value of a share on the date of exercise, and a corresponding deduction to the Company.

A participant who is granted shares of Restricted Stock or RSUs will not be required to recognize taxable income at the time of the grant, and the Company will not be entitled to a deduction at the time of the grant, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When such restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company will be entitled to a corresponding deduction subject to the limitations imposed under Section 162(m) of the Code.

A participant who is granted a performance share or performance unit will not be required to recognize taxable income at the time of the grant, and the Company will not be entitled to a deduction at such time. A participant will be required to recognize ordinary income either at the time the award vests or is paid, depending upon the terms and conditions of the award. The Company will be entitled to a corresponding deduction subject to the limitations imposed under Section 162(m) of the Code, if applicable.

New Plan Benefits

Awards under the Plan are made at the discretion of the Committee. While the Committee has established guidelines for making awards to the Company’s executive officers, the number of shares that are granted subject to any award is subject to a number of variables, including the value of the Common Stock at or about the time the award is granted. Therefore, the awards that may be made under the Plan at a future date are not currently determinable. Accordingly, in accordance with the interpretations of the SEC staff, no new plan benefit table is required with respect to the Plan.

We intend to file a Registration Statement on Form S-8 relating to the issuance of the additional shares of Common Stock under the Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of Proposal 4 by our stockholders. The affirmative vote of a majority of the votes cast with respect to the approval of the Plan is required for approval of the proposed amendment to the Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

PROPOSAL 5. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, stockholders will be asked to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company’s fiscal year ending September 30, 2015 (“fiscal 2015”). The independent registered public accounting firm will examine the financial statements of the Company and its subsidiaries and report upon the annual consolidated financial statements for fiscal 2015. PricewaterhouseCoopers LLP served as independent registered public accounting firm for fiscal 2014.

A representative of PricewaterhouseCoopers LLP will be attending the Annual Meeting.

The affirmative vote of a majority of the votes cast with respect to the ratification of the appointment of the independent registered public accounting firm by the holders of shares of Common Stock entitled to vote is required for ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

If the necessary votes are not received, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain PricewaterhouseCoopers LLP or appoint another independent registered public accounting firm, without resubmitting the matter to stockholders. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Unless they are otherwise directed by the stockholders, the Proxies intend to vote for ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THIS APPOINTMENT.

PROPOSAL 6. A STOCKHOLDER PROPOSAL TO SPIN OFF THE COMPANY’S UTILITY

The Company received from GAMCO Asset Management Inc. (GAMCO) the following stockholder proposal (for purposes of this section, the “GAMCO Proposal”) for action at the Annual Meeting. GAMCO is located at One Corporate Center, Rye, New York, 10580 and owns 3,754,322 shares (4.46%) of Company outstanding Common Stock. GAMCO and its various affiliated entities collectively own 7,704,724 shares (9.16%) of the Company’s outstanding Common Stock.

The following text of the GAMCO Proposal and supporting statement appears exactly as received by the Company. All statements contained in the GAMCO Proposal are the sole responsibility of GAMCO.

STOCKHOLDER PROPOSAL

RESOLVED, that the stockholders of National Fuel Gas Company (the “Company” or “NFG”) request that the Board of Directors and management, act expeditiously consistent with effective tax considerations, to engage an investment banking firm to effectuate a spin-off of the Company’s utility segment, which represents the operations of National Fuel Gas Distribution Corporation, into a separate publicly traded C-corporation.

SUPPORTING STATEMENT

We believe that a spin-off of NFG’s local distribution utility segment into a separately traded public company, thus creating two C-corporations (a utility C-corporation and a pipeline & storage/gathering/exploration & production/energy marketing C-corporation), would help to enhance the underlying value of the Company.

•  As a stand-alone publicly traded C-corporation, NFG’s utility business can participate in the consolidation activity occurring in the utility space.

•  As a stand-alone publicly traded C-corporation, NFG’s pipeline & storage/gathering/exploration & production/energy marketing operations will more easily be embraced by investors as well as provide greater flexibility should the company pursue alternative capital structures.

WE URGE ALL STOCKHOLDERS TO VOTE “FOR” THIS PROPOSAL

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST”

THIS STOCKHOLDER PROPOSAL.

The Board of Directors believes spinning-off the Company’s Utility subsidiary would be detrimental to stockholder value.

1.	The Company’s Unique Geographic, Operational, Commercial and Financial Integration Drives Distinct Stockholder Value Creation Opportunities.

The Company operates a unique integrated natural gas business with real, physical assets centered in western New York and Pennsylvania. We own prime Marcellus Shale gas production assets, an interstate pipeline and storage system, gathering systems, and a utility system in an exceptional geographic area, close to attractive East Coast, Midwest and Canadian natural gas markets.

The value of our unique integrated business model is highlighted by the following:

•	The Company’s Utility segment and Pipeline and Storage segment are highly integrated with a common geographic footprint, enabling our subsidiaries to share:

•	borrowing capacity;

•	management;

•	labor;

•	facilities;

•	systems; and

•	support services.

Splitting apart these businesses, as proposed by GAMCO, would eliminate most of these efficiencies and add significant incremental costs to each business.

•	Our Utility segment and Energy Marketing segment, collectively, hold 32% of our Pipeline & Storage segment’s contracted firm transportation capacity and 46% of its contracted firm storage capacity.

•

The consolidated financial strength of our integrated business provides us with a significant competitive advantage and the ability to continue to invest in and support the rapid growth of our exploration and production assets, even during challenging commodity pricing environments such as exist currently. Rating agencies cite the earnings stability of our utility business and pipeline and storage business as support for our investment grade debt rating.

•

The Company’s current structure is highly tax efficient. By filing a consolidated income tax return, the net operating losses generated by our exploration and production operations can be used to offset the taxable income of our regulated businesses. As a result, the Company pays less current income tax than it would if these subsidiaries were separate companies filing separate tax returns.

2.	A “Spin-Off” of the Company’s Utility Segment Would Reduce Stockholder Value and Put the Company’s Elite Dividend Record at Risk.

The Board and management regularly assess the Company’s strategic direction and corporate structure, considering a wide range of options to create stockholder value. As part of this regular assessment, the Board, with the assistance of independent financial advisors, conducted a thorough review of the GAMCO Proposal. This review concluded that a “spin-off” of the Company’s Utility subsidiary into a separately traded public corporation would result in a loss of synergies and efficiencies, leading to substantially increased costs for both the Utility and the remaining business. In addition, the review questioned whether a stand-alone National Fuel Utility would have sufficient scale to trade at an attractive valuation.

The Board also concluded that the Utility segment is currently a significant contributor to the dividend paid by the Company and that a spin-off of that business could put the Company’s elite dividend track record at risk.

3.	Your Company’s Board and Management Are Focused on Long-Term, Sustainable Value.

Creating sustainable value for stockholders remains the Board’s number one priority. The Board and management have carefully considered this proposal from a member of our largest stockholder group, in addition to other structural alternatives, as part of its regular assessment of the Company’s strategic direction and corporate structure. The Board will continue to evaluate the Company’s strategy and structure on a regular basis to ensure it is well-positioned to create value for stockholders for the future.

We invite and welcome constructive input from, and engagement with, our stockholders. While we believe the GAMCO Proposal was made with the sincere belief that it would benefit stockholders, after careful consideration, we firmly believe that our current strategy best positions us to deliver long-term value to investors.

The integrated business model unique to the Company has been developed and maintained with deliberate intent because of the significant benefits it provides in a variety of financial market conditions. The Company has a well defined strategy to continue to increase long-term stockholder value, including a strong, coordinated emphasis on its considerable growth opportunities in Appalachia. Our Utility segment is a vital contributor to the consolidated financial strength that makes possible the ongoing, efficient development of our high growth assets. The Board and management pledge their continuing focus on the growth and strength of your Company.

FOR THE REASONS STATED ABOVE, THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

PROPOSAL 7. A STOCKHOLDER PROPOSAL TO ADD GENDER IDENTITY AND EXPRESSION TO OUR EMPLOYMENT NON-DISCRIMINATION POLICY

The Company received from an institutional investment manager, in the name of its client, Social Justice Fund Northwest (“Social Justice Fund NW” or the “Fund”) the following stockholder proposal (“SJF Proposal”) which is substantially similar to a proposal submitted by the Fund last year and defeated by more than 66% of the votes cast. Social Justice Fund NW is located at 1904 Third Avenue, Suite 806, Seattle, Washington 98101 and owns 97 shares of Company common stock.

The following text of the SJF Proposal and supporting statement appears exactly as received by the Company. All statements contained in the SJF Proposal are the sole responsibility of Social Justice Fund NW.

GENDER IDENTITY NON-DISCRIMINATION POLICY

WHEREAS

National Fuel Gas does not explicitly prohibit discrimination based on gender identity or gender expression in its written employment policy;

According to the Human Rights Campaign Foundation’s 2014 survey, 61 percent of Fortune 500 companies prohibit discrimination based on gender identity or expression; a historic high.

We believe that corporations that explicitly prohibit discrimination on the basis of gender identity or expression have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to an analysis of surveys conducted by the Williams Institute at the UCLA School of Law, 16 to 68 percent of lesbian, gay, bisexual and transgender people report experiencing employment discrimination;

Public opinion polls consistently find more than three quarters of people in the United States support equal rights in the workplace. In a 2011 nationwide survey conducted by Greenberg Quinlan Rosner Research, the vast majority (79 percent) of the 800 respondents supported protecting LGBT (lesbian, gay, bisexual and transgender) people from discrimination in employment;

Although federal law does not provide sexual orientation and gender identity employment discrimination protection, seventeen states, the District of Columbia, and more than 114 cities and counties have laws prohibiting employment discrimination based on gender identity or expression;

In July 2014, the White House signed an amendment to an existing Executive Order covering companies that are federal contractors. The Executive Order explicitly prohibits federal contractors from discriminating on the basis of sexual orientation or gender identity. In issuing the order the President stated, “equality in the workplace is not only the right thing to do, it turns out to be good business. That’s why a majority of Fortune 500 companies already have nondiscrimination policies in place.”

Companies without clear protections as articulated in the Executive Order could be in a position of competitive disadvantage.

At the March 2014 annual meeting of the National Fuel Gas Company, a similar proposal was presented to shareholders. Votes cast in favor (as a percentage of for and against votes) surpassed 30%, a strong result for a new proposal.

Our company is headquartered in New York where major employers such as Consolidated Edison, Verizon Communications, American Express, and Ernst & Young, LLP include gender identity or expression in their nondiscrimination policies.

RESOLVED

Shareholders request that National Fuel Gas amend its written equal employment opportunity policy to explicitly prohibit discrimination based on gender identity or expression and to take concrete action to implement the policy.

SUPPORTING STATEMENT

We believe employment discrimination on the basis of gender identity diminishes employee morale and productivity. Because state and local laws are not comprehensive with respect to prohibiting employment discrimination, our company would benefit from a corporate-wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and access employees from the broadest talent National Fuel Gas will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST”

THIS STOCKHOLDER PROPOSAL.

1.	The Company Complies With Applicable Equal Employment Opportunity Laws.

The Company is an equal opportunity employer fully committed to complying with all applicable equal employment opportunity laws. As Social Justice Fund NW is aware, we are headquartered in New York and there maintain an equal employment policy that prohibits discrimination on the basis of race, color, sex, marital status, ancestry, religion, national origin, age, physical or mental disability, veteran status, sexual orientation, and/or genetic information, or any other basis, all as such discrimination is prohibited by applicable law. This policy applies to all areas of employment including, but not limited to, hiring and recruitment, training, promotion, transfer, demotion, counseling and discipline, employee benefits and compensation, and termination of employment.

2.	New Federal Regulations Will Require Federal Contractors to Add Gender Identity and Sexual Orientation to the List of Protected Classes.

On July 21, 2014, President Obama signed an Executive Order which adds sexual orientation and gender identity to the list of protected categories against which the federal government and federal contractors are prohibited from discriminating. The Executive Order applies prospectively and directed the Secretary of Labor to propose regulations implementing the requirements of the Executive Order within 90 days. As we explained to the Fund’s investment manager, it would be imprudent and premature to revise a corporate policy prior to the imminent implementation of regulations. As anticipated, the regulations were published on December 9, 2014 and are expected to become effective on April 8, 2015. The National Fuel policy described above already prohibits discrimination based on sexual orientation and, as we informed the Fund’s investment manager, will be amended to further comply with the new regulations when effective.

Since the focus of the SJF Proposal, as set forth in its supporting statement, is to prevent employment discrimination on the basis of gender identity and the new regulations and National Fuel’s amended policy will explicitly prohibit the same, we feel the SJF Proposal is unnecessary. Adopting a policy that differs from federal regulations would require time and expense — responding to issues arising thereunder, diverting resources that would be better used in creating stockholder value.

3.	The SJF Proposal Does Not Define Gender Identity Or Gender Expression.

The SJF Proposal urges the Company to amend its policy so as to prohibit discrimination on the basis of “gender identity or expression.” The federal government is requiring federal contractors to add “gender identity” as an additional protected class, but there is no regulatory or legislative guidance defining “gender identity or expression.” Social Justice Fund NW provides no definition of the term “gender identity or expression.” Therefore, in our opinion, the Company cannot know, or be held to know, with adequate precision what is intended by those terms, what persons or conduct would be protected, what specific actions the SJF Proposal would require, or the implications of implementing the SJF Proposal. Nevertheless, as noted above, the Company’s policy will be amended to comply with the new regulations.

4.	We Believe the Fund’s Principal Interest is to Promote A Social Agenda.

The Company questions the nature and depth of the Fund’s interest in the Company. The Fund holds less than 100 shares of Company stock and limits its operations to five (5) northwestern states where the Company has no facilities, operations or employees. Even though the Fund submitted a similar proposal over one year ago, it has never itself made contact with the Company. In fact, the Fund describes itself publicly as “working at the frontlines of social change” and its investment manager’s solicitation brochure, as filed with the SEC, discloses that:

[The investment manager] may maintain a small position in a security in a client’s account in order to pursue advocacy on environmental, social or governance issues. (Emphasis supplied.)

These circumstances have persuaded the Company that the Fund, acting in concert with its investment manager, holds a nominal amount of Company stock and presents this proposal primarily for the purpose of promoting a social agenda, with the Company’s economic performance a secondary interest, at best.

FOR THE REASONS STATED ABOVE, THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, officers and greater-than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of information furnished to the Company, reports filed through the Company and/or written representations that no Form 5 was required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than 10% beneficial owners were complied with during fiscal 2014.

CODE OF ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s directors, principal executive officer, principal financial officer, controller, other officers and employees that is designed to deter wrongdoing and to promote honest and ethical conduct. The text of the code of ethics is available on the Company’s website at www.nationalfuelgas.com. Upon request, the Company will provide to any person without charge a copy of the code of ethics. Requests must be made to the Secretary at the principal offices of the Company.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

Only one copy of this proxy statement, the Company’s Summary Annual Report and financial statements for the 2014 fiscal year are being delivered to some multiple stockholders who share an address unless the Company has received contrary instructions from one or more of the stockholders. A separate proxy card and a separate notice of the Annual Meeting are being included for each account at the shared address.

Registered stockholders who share an address and would like to receive a separate annual report to stockholders and/or a separate proxy statement for the Annual Meeting or future Annual Meetings of Stockholders, or have questions regarding the householding process, may call Broadridge, toll free at 1-800-542-1061. You will need your 12-digit Investor ID number. Simply follow the prompts. You may also write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Promptly upon request, additional copies of the Company’s Summary Annual Report and financial statements for fiscal 2014 and separate proxy statements for the Annual Meeting will be sent. By contacting Broadridge, registered stockholders sharing an address can also request delivery of a single copy of annual reports to stockholders or proxy statements in the future if registered stockholders at the shared address are receiving multiple copies.

Many brokerage firms and other holders of record have also instituted householding procedures. If your family has one or more “street name” account under which you beneficially own shares of Common Stock, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our Summary Annual Report to Stockholders and financial statements for fiscal 2014 or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding and see the section “Multiple Copies of Proxy Statement” within this proxy statement. These options are available to you at any time.

PROPOSALS OF SECURITY HOLDERS FOR THE 2016 ANNUAL MEETING

Proposals that security holders intend to present at the 2016 Annual Meeting of Stockholders must be received by the Secretary at the principal offices of the Company no later than September 25, 2015, in order to be considered for inclusion in the Company’s proxy statement and proxy for that meeting. Notice of a stockholder proposal submitted outside the processes of SEC Rule 14a-8 under the Exchange Act, or a notice of a stockholder’s intent to nominate one or more directors, for consideration at the 2016 Annual Meeting of Stockholders, shall be considered untimely unless received by the Secretary at the Company’s principal office between October 14, 2015 and November  13, 2015.

OTHER BUSINESS

The Board of Directors does not know of any business that will be presented for consideration at the Annual Meeting except as set forth above. However, if any other business is properly brought before the Annual Meeting, or any adjournment or postponement thereof, the Proxies will vote in regard thereto according to their discretion.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file periodic reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and at the Company’s website at www.nationalfuelgas.com.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows the Company to incorporate by reference the information that it files with the SEC. Incorporation by reference means that the Company can disclose important information to you by referring you to other documents filed separately with the SEC that are legally considered to be part of this document, and such documents are automatically updated and superseded by this proxy statement. Later information that is filed by the Company with the SEC will automatically update and supersede the information in this document.

BY ORDER OF THE BOARD OF DIRECTORS

PAULA M. CIPRICH

General Counsel and Secretary

January 23, 2015

APPENDIX A TO PROXY STATEMENT

NATIONAL FUEL GAS COMPANY

REPORTING PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

I.	Purpose

National Fuel Gas Company (“Company”) has a longstanding commitment to comply with federal and state securities laws and regulations, accounting standards, accounting controls and audit practices. In furtherance of this commitment, the Audit Committee of the Company’s Board of Directors has established these Reporting Procedures for Accounting and Auditing Matters (“Procedures”), which provide for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters.

II.	Scope

These Procedures apply to all employees of all divisions and subsidiaries of the Company.

III.	Procedures

A.	Making a Report of Accounting and Auditing Matters

1.

An employee with a concern or complaint regarding accounting, internal accounting controls, or auditing matters (collectively “Accounting and Auditing Matters”) may report such concerns, on a confidential and anonymous basis if the employee so desires, as follows:

a.	Via the Company’s dedicated toll-free hotline (1-800-605-1338) operated by a third party service company; or

b.

In writing in a sealed envelope addressed to the Chairman of the Audit Committee, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221. The sealed envelope should be labeled with a legend such as: “Submitted pursuant to the Reporting Procedures for Accounting and Auditing Matters.”

2.	A sufficiently detailed description of the factual basis for the report should be given in order to allow appropriate investigation into the matter.

B.	Treatment of Reports

1.	All reports will be forwarded to the Chairman of Audit Committee, the Chief Auditor, and General Counsel.

2.

Upon receipt of a report, the Chief Auditor will determine whether the complaint pertains to Accounting and Auditing Matters. If the report does not pertain to Accounting and Auditing Matters, the Chief Auditor and General Counsel will decide together on the appropriate disposition.

3.

Reports relating to Accounting and Auditing Matters will be promptly investigated by the Chief Auditor under the Audit Committee’s direction and oversight, and may involve the assistance of other Company resources as needed. To the fullest extent possible, such investigations and reports will be kept confidential.

4.

If the results of an investigation indicate that corrective action is required, the Audit Committee will decide what steps should be taken to rectify the problem and reduce the likelihood of recurrence, and may also recommend appropriate discipline.

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5.

No person making a report under these Procedures shall be subject to retaliation because of making a good faith report. In addition, any employee of the Company responsible for retaliating against individuals who in good faith report concerns regarding Accounting and Auditing Matters will be subject to disciplinary action, up to and including termination. Any employee making a bad faith report, including a report made for the purpose of harassing or maliciously injuring the subject of the report, will be subject to disciplinary action, up to and including termination.

C.	Retention of Reports and Investigation Documents

The Chief Auditor will maintain, in accordance with the Company’s document retention policy, a complete record of all reports received (including those determined not to pertain to Accounting and Auditing Matters), all records associated with reports of Accounting and Auditing Matters, the treatment of reports of Accounting and Auditing Matters under these Procedures, and the ultimate disposition of Accounting and Auditing Matters reports. In addition, the Chief Auditor shall prepare an update on the status of (i) all reports of Accounting and Auditing Matters under investigation, and (ii) those reports of Accounting and Auditing Matters whose investigation has been concluded since the previous status update. Status updates shall be provided on a monthly basis for the Chairman of the Audit Committee and shall be provided on a quarterly basis for the entire Audit Committee.

IV.	Administration of Procedures

The Audit Committee is the issuer and owner of these Procedures. These Procedures shall be subject to periodic review and revision by the Audit Committee as necessary or appropriate. The Audit Committee, in consultation with the Company’s Chief Auditor, shall have the authority to make any interpretations regarding the operation of these Procedures.

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APPENDIX B TO PROXY STATEMENT

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

AMENDED: DECEMBER 9, 2014

The business of National Fuel Gas Company (the “Company”) is conducted by its employees, managers and officers, under the oversight of the Board of Directors (the “Board”), in order to serve the long-term interests of its shareholders. The Board and management recognize that the long-term interests of shareholders are served by considering the interests of customers, employees and the communities in which the Company operates. In addition, the Board requires directors, officers and employees to comply with all legal and regulatory requirements and to adhere to the highest ethical standards in the performance of their duties. To help discharge its responsibilities, the Board has adopted the following guidelines on corporate governance matters.

1.	Board Of Directors

The Board shall consist of a number of directors, not less than seven nor more than eleven, as determined by a majority vote of the full Board.

The business and affairs of the Company shall be managed by or under the direction of the Board, acting as a body, in accordance with Section 14A:6-1 of the New Jersey Business Corporation Act. Individual directors shall have no authority to act for or on behalf of the Company without the express authorization of the Board, or as may be provided by law, the Certificate of Incorporation or the By-Laws.

2.	Independent Directors

A majority of the Board must qualify as independent directors under the listing standards of the New York Stock Exchange (NYSE). The Board will annually review the relationship that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). All determinations of director independence will be disclosed in the Company’s annual proxy statement.

3.	Director Qualifications

The Board, with input from the Nominating/Corporate Governance Committee, is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. This assessment should include knowledge, experience, and skills in areas critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and candidates’ commitments to the boards of other publicly-held companies. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director.

The Nominating/Corporate Governance Committee is responsible for periodically reviewing these qualification guidelines and recommending modifications, as appropriate. The Board believes the qualification guidelines included as Exhibit A are currently appropriate, but it may change these guidelines as the Company’s and Board’s needs warrant.

Directors are expected to carry out the functions of the Board in a professional and diligent manner, and to spend the time and effort necessary to properly discharge such responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board and Committees on which such director sits, with the understanding that on occasion a director may be unable to attend a meeting. A director who is unable to attend a meeting is expected to notify the Chairman of the Board or the Chair of the appropriate Committee in advance of such meeting. A director is also expected to review provided materials in advance of a meeting.

4.	Selection of New Directors

The Board is responsible for selecting its members and nominating them for election by the stockholders and for filling vacancies on the Board. The Nominating/Corporate Governance Committee will recommend to the Board nominees for election, including, as appropriate, incumbent directors for re-election.

Stockholders may propose candidates for consideration in accordance with the Process for Identifying and Evaluating Nominees for Director included as Exhibit B.

In selecting individuals for nomination, the Committee will seek the input of the Chairman of the Board and Chief Executive Officer and will evaluate candidates using the qualification guidelines included as Exhibit A and the Process for Identifying and Evaluating Nominees for Director included as Exhibit B, as they may be supplemented from time to time. Once a candidate is selected to join the Board, the Chairman of the Board and/or the Chair of the Nominating/Corporate Governance Committee will extend the invitation to join the Board on the Board’s behalf.

5.	Term Limits

The Board does not believe it should limit the number of terms for which an individual may serve as a director. While term limits could help ensure fresh ideas, they also would force the Board to lose the contributions of directors who have developed an insight into the Company. This insight and continuity of directors is an advantage, not a disadvantage. As an alternative to term limits, the Nominating/Corporate Governance Committee will review a director’s continuation on the Board whenever the director experiences a change in professional responsibilities, as a way to assure that the director’s skills and experience continue to match the needs of the Board. In addition, in connection with nomination of the slate of directors that the Board proposes for election by stockholders each year, the Nominating/Corporate Governance Committee will consider re-nominated directors’ continuation on the Board and take steps as may be appropriate to ensure that the Board maintains an openness to new ideas.

A director shall normally serve on the Board for a three-year term, except that subject to paragraph 7, a director appointed to fill a vacancy shall stand for election at the next annual meeting of shareholders.

In an uncontested election of directors, a nominee for director who fails to receive a majority “FOR” vote of votes cast, as defined under New Jersey law, for election in accordance with the Company’s By-Laws is expected to tender, promptly following certification of the stockholder vote, his or her resignation from the Board, which resignation may be conditioned upon Board acceptance of the resignation.

The Nominating/Corporate Governance Committee will consider the tendered resignation of a director who fails to receive a majority of votes cast for election, as well as any other offer to resign that is conditioned upon Board acceptance, and recommend to the Board whether or not to accept such resignation. The Nominating/Corporate Governance Committee in deciding what action to recommend, and the Board in deciding what action to take, may consider any factors they deem relevant. The director whose resignation is under consideration shall abstain from participating in any decision of the Nominating/Corporate Governance Committee or the Board regarding such resignation. If the Board does not accept the resignation, the director will continue to serve until his or her successor is elected and qualified. The Board shall publicly disclose its decision regarding a resignation tendered by a director who fails to receive a majority of votes cast for election within 90 days after certification of the stockholder vote.

6.	Change in Professional Responsibilities

It is the view of the Board that each director who experiences a change in his or her business or professional affiliation or responsibilities should bring this change to the attention of the Board and should offer to resign. The Board does not believe that each director who retires or has a change in position or responsibilities should necessarily leave the Board. The Nominating/Corporate Governance Committee will, however, review the continued appropriateness of Board membership under these circumstances and make a recommendation to the Board.

This same guideline applies to any inside directors, including the Chief Executive Officer of the Company, in the event he or she no longer serves in that position.

7.	Director Age

As a general guideline, the Board will not nominate an individual to stand for election to the Board by shareholders if at the time of such election the individual will have reached his or her 72nd birthday. The Board shall have the authority to make exceptions to this general guideline on a case-by-case basis.

8.	Board Leadership

A.	Chairman of the Board and Chief Executive Officer

1. The Chairman of the Board, who may also be the Chief Executive Officer, shall be a director and preside at all meetings of the Board and meetings of the shareholders. The Chairman of the Board is chosen on an annual basis by at least a majority vote of the remaining directors.

2. The Chief Executive Officer, who may also be the Chairman of the Board, shall be appointed by the Board and serve at the pleasure of the Board.

B.	Lead Independent Director

The Lead Independent Director will preside at all meetings of the non-management directors at which he or she is present and all meetings of the independent directors at which he or she is present. The Lead Independent Director will perform such other functions as the Board may direct. The Lead Independent Director is chosen on an annual basis by at least a majority vote of the remaining directors.

C.	Succession Planning and Leadership Development

Each year, the Chief Executive Officer will report to the Compensation Committee on succession planning and his or her recommendation as to a potential successor, along with a review of any development plans recommended for such individuals. The Committee will make an annual report to the Board on succession planning, and the Board will work with the Committee to evaluate potential successors to the Chief Executive Officer. When the Compensation Committee and the Board review management succession plans for the Chief Executive Officer, they will consider succession in the event of an emergency or retirement of the Chief Executive Officer. The Committee and the Board will also review succession candidates for executive officers other than the Chief Executive Officer and other senior managers as it deems appropriate.

9.	Board Committees

A.	Number of Committees

Currently there are five Committees: Executive, Audit, Compensation, Nominating/Corporate Governance, and Financing. The Board believes the current Committee structure is appropriate. From time to time, depending upon the circumstances, the Board may form a new Committee or disband a current Committee.

B.	Assignment of Committee Members

The Board appoints members of the Committees on an annual basis. Vacancies in the Committees will be filled by the Board. In making assignments to the Committees, only independent directors may serve on the Audit Committee, the Compensation Committee, or the Nominating/Corporate Governance Committee, and at least one member of the Audit Committee must have accounting or financial management experience, as defined by the U.S. Securities and Exchange Commission rules or as required under applicable New York Stock Exchange listing requirements. Additionally, a member of the Audit Committee may not sit on more than three other Audit Committees of other public companies, unless the Board determines that such commitments would not impair his or her effective service to the Company.

The Board will take into account tenure on a Committee and give consideration to rotating Committee members periodically, but the Board does not feel that rotation should be mandated as a policy.

C.	Committee Charters and Authority

The Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee, each have a written charter, which has been approved by the Board. Each charter delegates certain responsibilities to the respective Committee.

The Executive Committee may exercise Board authority with respect to matters other than those for which action of the full Board is required under applicable law. The Financing Committee may exercise Board authority with respect to specific matters for which the Board has delegated responsibility to it.

Unless delegated to one of the Committees either in the Charter, the Bylaws, a resolution of the Board or a vote of stockholders, each Committee shall make recommendations to the Board and the Board will consider and approve the recommendations. The Committee charters may be changed from time to time by approval of the Board.

10.	Board Meetings

A.	Number of Meetings

The Board has at least four scheduled meetings per year at which it reviews and discusses reports by management on the performance of the Company, its plans and prospects, as well as immediate issues facing the Company.

B.	Role of the Chairman of the Board

The Chairman of the Board shall preside at all meetings of the Board. The Chairman of the Board shall determine the agenda for all Board meetings with the assistance of the Chief Executive Officer. Each director shall be entitled to suggest the inclusion of items on the agenda, with the final determination of the agenda to be made by the Chairman of the Board. The Chairman of the Board shall also determine the timing and length of Board meetings, and the time to be devoted to each topic on the agenda. All procedural matters with respect to the conduct of Board meetings shall be determined by the Chairman of the Board, including whether any individuals other than Board members shall be invited to attend and/or participate in all or any portion of any meetings, and the conditions of such individuals’ attendance and/or participation. In the absence of the Chairman of the Board, the Chief Executive Officer shall exercise all powers and authority conferred herein.

C.	Distribution of Board Materials in Advance

Materials for review, discussion and/or action of the Board should be distributed to Board members in advance of meetings whenever practicable.

D.	Non-Management Director Meetings/Independent Director Meetings

The non-management directors will meet at regularly scheduled executive sessions without management. The Audit Committee Chair, Nominating/Corporate Governance Committee Chair and Compensation Committee Chair may call the non-management directors to additional sessions without management. The independent directors will meet in executive session without management at least once per year. The Board shall not take formal actions at meetings of the non-management directors or independent directors, although the participating directors may make recommendations for consideration by the full Board.

11.	Confidentiality

Pursuant to their fiduciary duties, directors are required to protect and hold confidential all non-public information obtained by reason of their directorship position absent the express or implied permission of the Board of Directors to disclose such information or the written agreement of the Company to permit disclosure. No director shall use Confidential Information for his or her own personal benefit or to benefit persons or entities outside the Company. No director shall disclose Confidential Information outside the Company, either during or after his or her service as a director of the Company, except (i) with authorization of the Board of Directors, (ii) as may be permitted by written agreement with the Company, or (iii) as may be otherwise required by law.

“Confidential Information” is all non-public information entrusted to or obtained by a director by reason of his or her position as a director of the Company. It includes, but is not limited to, non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed, such as

•

information about the Company’s financial condition, results of operations, prospects, plans, objectives or strategies, and information relating to mergers and acquisitions, stock splits, stock repurchases, divestitures and other transactions;

•

trade secrets, information or techniques, marketing and research and development information, drilling and exploration data, information concerning customers, suppliers, producers and joint venture partners, payroll and benefits information, current/past employee information, technical and computer/software related information, and legal information;

•	information about discussions and deliberations relating to business issues and decisions, between and among employees, officers and directors.

To promote a free and unfettered exchange of ideas among directors, the directors will treat all discussions and deliberations that take place at Board meetings as confidential unless disclosure of those discussions is otherwise required by law or permitted by written agreement with the Company. No video or electronic recording of Board proceedings shall be made without the consent of the Chairman of the Board and a majority of the Board.

12.	Board and Committee Performance Evaluations

The Board and the Audit, Compensation and Nominating/Corporate Governance Committees will perform an annual self-evaluation. Each year the directors will provide assessments of the effectiveness of the Board, and the members of the Audit, Compensation and Nominating/Corporate Governance Committees will provide assessments of the effectiveness of their respective committees. These evaluations will be submitted to the Nominating/Corporate Governance Committee which will review them and determine if any additional evaluation is necessary. If the Nominating/Corporate Governance Committee determines that additional evaluation is necessary, it may elect to have such evaluation performed internally, or by an independent corporate governance expert. The Nominating/Corporate Governance Committee will report all evaluation results to the Board and make recommendations for areas which, in its judgment, require improvement.

13.	Board Compensation

The Board’s compensation philosophy is that directors (other than those who are also salaried officers of the Company or any of its subsidiaries) are entitled to receive reasonable compensation for their services and reimbursement for certain expenses, as may be determined by the Board. The Compensation Committee shall have the responsibility for recommending to the Board changes in compensation levels for non-employee directors. In discharging this duty, the Committee shall be guided by four general principles: compensation should fairly pay directors for work required; compensation should attract and retain highly qualified candidates for Board membership; compensation should align directors’ interests with the long-term interests of shareholders; and compensation should be transparent and as simple as possible within the limitations of tax and legal considerations.

Reasonable compensation also may be paid to any person (other than a salaried officer or employee of the Company or any of its subsidiaries) formally requested by the Board to attend a meeting.

14.	Board Access to Company Officers

Board members will have access to all officers of National Fuel Gas Company. Independent Board members may consult with such officers without senior corporate management present. Members of committees of the Board will also have such access to management as is provided in committee charters or as may otherwise be authorized by the Board. Management is encouraged to invite Company personnel to any Board meeting at which their presence and expertise would help the Board to have a full understanding of matters being considered and to introduce managers with significant potential.

15.	Access to Independent Advisors

The Board shall have the power at any time by majority vote to retain independent outside financial, legal or other advisors, at the Company’s expense.

16.	Director Contact with the Company’s Constituencies

Except as otherwise required by NYSE listing standards or applicable law, or as authorized by the Board, communications with parties external to the Company (including but not limited to shareholders, the media, attorneys, vendors, service providers, etc.) shall be the responsibility of the Chief Executive Officer or delegated by the Chief Executive Officer to the appropriate area of the Company. The directors will be consulted from time to time for their advice, as the Chief Executive Officer so determines.

17.	Director Orientation and Continuing Education

All directors, upon their initial appointment to the Board, shall attend an educational session, thereby enabling them to better perform their duties and recognize and deal with various issues that may arise during their tenure as directors. Subsequently, the directors shall attend ongoing educational programs related to their Board service as the Board deems appropriate.

18.	Recovery of Funds

If the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct by a current or former executive officer, the Board would exercise its business judgment to determine what action it believes is appropriate to address the conduct, prevent its recurrence, and impose such discipline as would be appropriate. In addition to other potential action, the Board may, in its discretion after considering the costs and benefits of doing so, seek to recover that portion of any incentive-based compensation received by such officer (including compensation received upon exercise or payment of stock options and other equity awards) during the three-year period preceding the date on which the Company was required to prepare the accounting restatement, which exceeds the amount or value that the Board determines would have been payable or received in respect of such incentive awards had the revised financial statement(s) reflected in the restatement been applied to determine the incentive compensation or been available to the market at the time of exercise or payment of any incentive award. Subject to any limits imposed by applicable law, the Board may seek to recover such excess compensation by requiring the officer to pay such amount to the Company; by set-off; by reducing future compensation; or by such other means or combination of means as the Board determines to be appropriate.

19.	Amendment and Interpretation

These Guidelines are in addition to and are not intended to change or interpret any federal or state law or regulation, or the Company’s Certificate of Incorporation or Bylaws or any Committee Charter reviewed and approved by the Board. The Guidelines are subject to modification from time to time by the Board.

EXHIBIT A

TO

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

NATIONAL FUEL GAS COMPANY

DIRECTOR QUALIFICATION GUIDELINES

The Board of Directors in considering qualifications of directors standing for re-election and candidates for Board membership will consider the following factors, in addition to those other factors it may deem relevant:

1. Strong management experience, ideally with major public companies.

2. Other areas of expertise or experience that are desirable given the Company’s business and the current make-up of the Board, such as expertise or experience in: the natural gas industry, information technology businesses, manufacturing, financial or investment banking, scientific research and development, senior level government experience, and academic administration or teaching.

3. Desirability of range in age, so that retirements are staggered to permit replacement of directors of desired skills and experience in a way that will permit appropriate continuity of Board members.

4. Independence, as defined by the Board.

5. Diversity of perspectives brought to the Board by individual members.

6. Knowledge and skills in accounting and finance, business judgment, general management practices, crisis response and management, industry knowledge and leadership.

7. Personal characteristics matching the Company’s values, such as integrity, accountability, financial literacy, and high performance standards.

8. Additional characteristics, such as:

a.) willingness to commit the time required to fully discharge their responsibilities to the Board, including the time to prepare for Board and Committee meetings by reviewing the material supplied before each meeting;

b.) commitment to attend a minimum of 75% of meetings;

c.) ability and willingness to represent the stockholders’ long and short-term interests;

d.) awareness of the Company’s responsibilities to its customers, employees, suppliers, regulatory bodies, and the communities in which it operates; and

e.) willingness to advance their opinions, but once a decision is made by a majority of the Board, a willingness to support the majority decision assuming questions of ethics or propriety are not involved.

9. The number of commitments to other entities, with one of the more important factors being the number of other public-company boards on which the individual serves.

10. In order to qualify for election as a director, a nominee must be a shareholder of the Company.

EXHIBIT B

TO

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

NATIONAL FUEL GAS COMPANY

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

Process for Identifying and Evaluating Nominees for Director

1. The Nominating/Corporate Governance Committee (the Committee) will observe the following procedures in identifying and evaluating candidates for election to the Company’s Board of Directors.

2. The Company believes that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving the company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees shall reflect the Company’s practice of re-nominating incumbent directors who continue to satisfy the Board’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.

3. Consistent with this policy, in considering candidates for election at annual meetings of stockholders, the Committee will consider the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board.

4. The Board will evaluate the qualifications and performance of the incumbent directors who desire to continue their service. In particular, as to each such incumbent director, the Committee will —

(a)	consider if the director continues to satisfy the Director Qualification Guidelines which are Exhibit A to the Company’s Corporate Governance Guidelines;

(b)	review any prior assessments of the performance of the director during the preceding term made by the Committee; and

(c)	determine whether there exist any special, countervailing considerations against re-nomination of the director.

5. If the Committee determines that:

(a)	an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as a director during the preceding term; and

(b)

there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Committee’s view the incumbent should not be re-nominated, the Committee will, absent special circumstances, propose the incumbent director for re-nomination.

6. The Committee will identify and evaluate new candidates for election to the Board, including for the purpose of filling vacancies arising by reason of the resignation, retirement, removal, death or disability of an incumbent director or the desire of the directors to expand the size of the Board.

7. The Committee will accept recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, including members of the Committee, and management of the Company. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. If such a firm is engaged, the Committee shall set its fees and the scope of its engagement.

8. As to each recommended candidate that the Committee believes merits consideration, the Committee will:

(a)	cause to be assembled information concerning the background and qualifications of the candidate;

(b)	determine if the candidate satisfies the Director Qualification Guidelines which are Exhibit A to the Company’s Corporate Governance Guidelines; if so, then

(c)	consider the contribution that the candidate can be expected to make to the overall functioning of the Board.

9. The Committee shall solicit the views of the Chief Executive Officer and the Chairman of the Board, and the views of such other persons as the committee deems appropriate, regarding the qualifications and suitability of candidates to be nominated as directors.

10. In its discretion, the Committee may designate one or more of its members (or the entire Committee) to interview any proposed candidate.

11. Based on all available information and relevant considerations, the Committee will select a candidate who, in the view of the Committee, is suited for membership on the Board. The Committee will then recommend to the Board that the candidate be nominated. The Board would then, if it chooses, nominate the candidate by a resolution adopted by the Board at a meeting or by unanimous written consent.

12. Stockholders may propose candidates for consideration by the Committee by communication directed to the Company’s Secretary at its principal office, received not less than 120 calendar days before the anniversary date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders. However, if the date of the annual meeting is changed more than 30 days from the date corresponding to the date of the prior year’s annual meeting, then a stockholder’s communication must be received not later than the close of business on the tenth day following the date on which notice of the meeting is given by the Company (or, if earlier, by the tenth day following public disclosure of the new date of the annual meeting). The communication must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case under applicable SEC regulations, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected. In making its selection, the Committee will evaluate candidates proposed by stockholders owning at least five percent (5%) of the Company’s outstanding Common Stock, under criteria similar to the evaluation of other candidates. The Committee shall have no obligation whatsoever to consider other unsolicited recommendations received from stockholders proposing candidates for the Board. The Committee may consider, as one of the factors in its evaluation of stockholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group on the equity of the Company, and the candidate’s relationship to that stockholder or group, in order to determine whether the candidate can effectively represent the interests of all stockholders. The Committee may also consider the extent to which the recommending stockholder or group intends to continue holding its interest in the Company, including, in the case of nominees recommended for election at an annual meeting of stockholders, whether the recommending stockholder intends to continue holding its interest at least through the time of such annual meeting.

APPENDIX C TO PROXY STATEMENT

Article II Section 1 of the By-Laws of National Fuel Gas Company, as last amended by the Board on June 12, 2014, reads as follows:

Article II

Section 1

The Board of Directors shall consist of (i) such number of Directors, not less than seven nor more than eleven, as may be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors, and (ii) such Directors as may be elected by vote of the holders of shares of preferred stock, when and as provided in the Certificate of Incorporation of the Company. In order to qualify for election as a Director, a nominee must be a stockholder of the Company. Also in order to qualify, election of any nominee or service by any individual as a Director of the Company must be in compliance with all applicable federal or state laws, rules or regulations, and any nominee or Director must obtain any necessary governmental or regulatory approvals prior to or as a condition of serving or continuing to serve on the Board of Directors. If it is determined by any governmental or regulatory body that any individual seeking to serve or serving as a Director did not obtain any required governmental or regulatory approval prior to becoming a Director, or that such individual’s election or service as a Director otherwise would violate or violated any law, rule or regulation, such individual shall not be qualified to serve as a Director and, if such determination is made after the election of such person, such person automatically shall be disqualified from further service as a Director of the Company. The Board of Directors shall provide the applicable nominee or Director with reasonable notice and an opportunity to be heard on the question of whether any such determination has been made by any governmental or regulatory body before making any such finding of disqualification. Also, no person shall qualify for service as a Director of the Company if he or she is a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Company, or has received any such compensation or other payment from any person or entity other than the Company, in each case in connection with service as a Director of the Company; provided that agreements providing only for compensation, indemnification and/or reimbursement of out-of-pocket expenses in connection with candidacy as a Director (but not, for the avoidance of doubt, in connection with service as a Director) and any pre-existing employment agreement a candidate has with his or her employer (not entered into in contemplation of the employer’s investment in the Company or such employee’s candidacy as a Director), shall not be disqualifying under this section.

C-1

APPENDIX D TO PROXY STATEMENT

NATIONAL FUEL GAS COMPANY

2010 EQUITY COMPENSATION PLAN

SECTION 1

PURPOSE

The purpose of the Plan is to is advance the interests of the Company and its stockholders by (i) incentivizing superior performance of Employees of the Company and its Subsidiaries by means of a long term, equity based compensation program and (ii) enhancing the ability of the Company and its Subsidiaries to attract and retain in its employ highly qualified persons for the successful conduct of their businesses.

SECTION 2

DEFINITIONS

“Adjustment Event” means any stock dividend, stock split or share combination in respect of, or extraordinary cash dividend on, the Common Stock or any recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, dissolution, liquidation, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar event affecting the Common Stock.

“Alternative Award” has the meaning ascribed to it in Section 12 of this Plan.

“Award” means any grant of an Option, a SAR, a Restricted Stock Unit, Restricted Stock, a Performance Award or Other Stock-Based Award under this Plan.

“Award Notice” means a notice from the Company to a Participant, in electronic or written form, that sets forth the terms and conditions of an Award, in addition to those terms and conditions established by this Plan and by the Committee’s exercise of its administrative powers.

“Board” means the Board of Directors of the Company.

“Cause” means (i) the willful and continued failure by an Employee (regardless of the Employee’s age) to substantially perform his duties with his Employer after written warnings specifically identifying the lack of substantial performance are delivered to him by his Employer, or (ii) the willful engaging by an Employee (regardless of the Employee’s age) in illegal conduct which is materially and demonstrably injurious to the Company or a Subsidiary.

“Change in Control” shall be deemed to have occurred at such time as:

(i) any “person” within the meaning of Section 13(d) of the Exchange Act, other than the Company, a Subsidiary, or any employee benefit plan or plans sponsored by the Company or any Subsidiary, is or has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at the election of directors or more than twenty percent (20%) of the fair market value of all classes of the Company’s outstanding stock;

(ii) consummation of any consolidation or merger immediately following which the persons who, immediately prior to the consolidation or merger, held the capital stock of the Company do not hold, immediately following such transaction, (x) at least a majority of the stock ordinarily entitled to vote in the election of directors of the corporation surviving such consolidation or merger (or of the ultimate parent corporation in an unbroken chain which owns, directly or indirectly, a majority of the capital stock of such entity) or (y) stock in the entity described in subclause (x) that represents at least 50% of the fair market value of all classes of stock of such entity, in either case, in substantially the same proportionate ownership as such persons held immediately before such consolidation or merger,

(iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

(iv) individuals who constitute the Board at the beginning of the 12 month period ended on the date of determination (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least 75% of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as nominee for director without objection to such nomination) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board, or such other committee designated by the Board, authorized to administer the Plan.

“Common Stock” means the common stock of the Company.

“Company” means National Fuel Gas Company.

“Disability”, with respect to any Participant occurs, unless otherwise provided for in an Award Notice, when and if, as a result of disease, injury or mental disorder, the Participant is incapable of engaging in regular employment or occupation with the Company or a Subsidiary and if and so long as the Social Security Administration has determined that the Participant is disabled; provided that, the Participant will not be considered to have a Disability under the Plan if the condition giving rise to the disability (i) was contracted, suffered or incurred by reason of being or having been engaged in any criminal or illegal activity, (ii) resulted from the Participant’s habitual drunkenness or narcotic or drug addiction, (iii) resulted from an intentionally self-inflicted injury or (iv) resulted from service in the armed forces for which a military allowance or pension is paid.

“Dividend Equivalents” means an amount equal to the regular cash dividends paid by the Company upon one share of Common Stock.

“Effective Date” means the date following adoption of this Plan by the Board, on which this Plan is approved by a majority of the votes cast at a duly constituted meeting of the shareholders of the Company.

“Employee” means an officer or other management employee of the Company or Subsidiary.

“Employer” means, with respect to any Employee or Participant, whichever of the Company or any of its Subsidiaries employs such person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Executive Officer” means any “officer” within the meaning of Rule 16a-1(f) promulgated under the Exchange Act.

“Fair Market Value” of a share of Common Stock on any date means the average of the high and low sales prices of a share of Common Stock as reflected in the next day reports of the high and low sales prices of a share of Company Common Stock, as reported on either www.bloomberg.com or www.yahoo.com (or, if no such shares were publicly traded on that date, the next preceding date that such shares were so traded); provided, however, that if shares of Common Stock shall not have been traded for more than five (5) trading days immediately preceding such date, Fair Market Value shall mean the closing price on the immediately preceding date on which stock transactions were so reported.

“Grant Price” means, with respect to a SAR, the Fair Market Value of a share of Common Stock measured as of the date the SAR is granted to a Participant or such greater amount as shall be determined by the Committee and specified in the applicable Award Notice.

“ISO” means an Option that is an “incentive stock option” within the meaning of section 422 of the Code.

“Nonqualified Stock Option” means an Option that is not an ISO.

“Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an ISO or (ii) Nonqualified Stock Option.

“Other Stock-Based Award” means an Award made pursuant to, and in accordance with the requirements of Section 10 of the Plan.

“Participant” means any individual to whom an Award has been granted by the Committee under this Plan.

“Performance Awards” means Awards of Performance Shares or Performance Units, or any other Award granted under this Plan, the vesting of which is conditioned upon attainment of Performance Goals.

“Performance Cycle” means the period selected by the Committee during which the performance of the Company or any Subsidiary or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

“Performance Goals” means the objectives for the Company, any Subsidiary or business unit thereof, or Participant that may be established by the Committee for a Performance Cycle with respect to any performance-based Awards contingently granted under the Plan. The performance measure(s) to be used for purposes of Awards granted under the Plan shall include one or more measures chosen from among the following, as applied to the Company or to any Subsidiary or combination of Subsidiaries, whether on a relative or a comparative basis: (i) earnings per share, (ii) net income (before or after taxes), (iii) return measures (including, but not limited to, return on assets, equity or sales), (iv) cash flow return on investments which equals net cash flows divided by owners equity, (v) earnings before or after taxes, depreciation and/or amortization; (vi) gross revenues, (vii) operating income (before or after taxes); (viii) total shareholder return, (vi) corporate performance indicators (indices based on the level of certain expenses, certain objectively measurable operational events or certain services provided to customers), (x) cash generation, profit and/or revenue targets, (xi) growth measures, including revenue growth, reserve growth or reserve replacement, whether or not as compared to a peer group or other benchmark and/or (xii) share price (including, but not limited to, growth measures and total shareholder return). In setting performance goals using these performance measures, and in determining actual performance relative to these performance measures, the Committee may exclude the effect of changes in accounting standards and events impacting the comparability of results of operations or financial condition, as specified by the Committee, such as write-offs, capital gains and losses, and acquisitions and dispositions of businesses.

“Performance Shares” means an Award constituting units denominated in Common Stock, the number of which such units may be adjusted over a Performance Cycle based upon the extent to which Performance Goals have been satisfied.

“Performance Unit” means a dollar denominated unit (or a unit denominated in the Participant’s local currency) granted pursuant the Plan, payable upon the extent of the achievement of the applicable Performance Goals.

“Permitted Transferees” has the meaning ascribed to it in Section 14 of this Plan.

“Plan” means this National Fuel Gas Company 2010 Equity Compensation Plan. Any reference in the Plan to a Section or paragraph number refers to that portion of the Plan.

“Restricted Period” means the period of time during which Restricted Stock Units or shares of Restricted Stock are subject to forfeiture or restrictions on transfer (if applicable) pursuant to Section 8 of the Plan.

“Restricted Stock” means Common Stock awarded to a Participant pursuant to the Plan that is subject to forfeiture and restrictions on transferability in accordance with Section 8 of the Plan.

“Restricted Stock Unit” means a Participant’s right to receive, pursuant to Section 8 of this Plan, one share of Common Stock (or the equivalent value thereof in cash), at the end of a specified period of time, which right is subject to forfeiture in accordance with Section 8 of the Plan.

“Retirement” means, unless another definition is incorporated into the applicable Award Notice, a termination of the Participant’s employment or service at or after the Participant reaches age 60, but not including a termination for Cause.

“Section 409A” means Section 409A of the Code and the applicable rules, regulations and guidance promulgated thereunder.

“Settlement Payment” has the meaning ascribed to it in Section 12 of this Plan.

“Stock Appreciation Right” or “SAR” means a stock appreciation right granted under Section 7 of the Plan in respect of one or more shares of Common Stock that entitles the holder thereof to receive, in cash or Common Stock as determined by the Committee in its discretion (which discretion may be exercised at or after grant, including after exercise of the SAR), an amount per share of Common Stock equal to the excess, if any, of the Fair Market Value on the date the SAR is exercised over the Grant Price.

“Subsidiary” means a corporation or other business entity in which the Company directly or indirectly has an ownership interest of more than fifty percent (50%).

“Trust” has the meaning ascribed to it in Section 14(a) of the Plan.

SECTION 3

ADMINISTRATION

(a) Administration. The Plan shall be administered by the Committee. The Committee shall have sole and complete authority to (i) interpret the Plan and Awards made under the Plan, including by resolving any omission or correcting any defect in the Plan or any Award, (ii) establish such administrative rules, regulations and procedures as it deems necessary or appropriate for the proper administration of the Plan, (iii) select the Employees to receive Awards under the Plan, (iv) determine the form of each Award, the number of shares subject to each Award and all the terms and conditions of each Award, (v) determine whether Awards are to be granted singly, in combination or in the alternative, (vi) grant waivers of Plan terms and conditions (vii) modify an Award, to the extent permissible by applicable law, including without limitation Section 409A, and (viii) take any and all other action it deems advisable for the proper administration of the Plan. Notwithstanding the foregoing, without the express approval of stockholders, the Committee shall not have the authority to grant Awards in replacement of Awards previously granted under the Plan. All determinations of the Committee shall be final, binding and conclusive.

(b) Delegation by the Committee. Notwithstanding any other provision of this Plan or an Award Notice, but subject to applicable law, the Committee, in its discretion, may delegate its authority and duties under the Plan to the Chief Executive Officer or to other senior officers of the Company, provided, however, that only the Committee may select and grant Awards and render other decisions as to the timing, pricing and amount of Awards to Participants who are Executive Officers.

(c) Indemnification. No member of the Committee shall be personally liable for any act, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination related to the Plan, if, in any case, such member, director or employee made or took such action, omission, or determination in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

(d) 409A Compliance. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee, nor any of the Company’s directors, officers or employees shall have any liability to any person in the event Section 409A applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.

SECTION 4

ELIGIBILITY

The Committee may grant an Award pursuant to the Plan to any Employee it shall designate. The Committee may grant any or all of the Awards specified herein to any particular Participant (subject to the applicable limitations set forth in the Plan). Receipt of an Award of one type, or in any year or other period, shall neither entitle an Employee to receive, nor disqualify an Employee from receiving, another type of Award, or an Award in any future year or period. An Award may be made for one year or multiple years without regard to whether any other type of Award is made for the same year or years.

SECTION 5

SHARES AVAILABLE FOR AWARDS

(a) Number. Subject to the provisions of this Section 5, the maximum number of shares of Common Stock that are available for Awards under the Plan shall not exceed six million (6,000,000) shares. For purposes of determining compliance with the limit set forth in this Section 5(a), any shares subject to an Award which is (i) an Option or SAR shall be counted against this limit as one (1) share for every share subject to such Award, and (ii) not an Option or SAR shall be counted against such limit as 1.8 shares for every share subject to such Award. Notwithstanding the foregoing, if an Award is issued in tandem with any other Award (such that it is only possible to benefit under either but not both Awards), the shares subject to such Awards shall be counted only once against such limit, based on the Award that represents the greatest allocation of shares for this purpose.

(b) Individual Limitations. Subject to the provisions of Section 5(d), the following individual Award limits apply:

(i) Options, SARs. No Participant may receive in any calendar year a grant of Options and/or SARs in respect of more than 750,000 shares of Common Stock.

(ii) Performance-Based Limitations. To the extent that any Award, other than an Option or SAR, granted to an Executive Officer is intended to satisfy the requirements of Code section 162(m)(4)(C) as “other performance-based compensation,” the maximum aggregate amount of such Award(s) granted to such Participant in any 12 month period shall not exceed 375,000 shares with respect to any Performance Share Award or $2,500,000 with respect to any Performance Unit Award; provided, however, that the amount of shares or cash payable in respect of any such Award upon superior achievement in respect of the applicable Performance Goal may equal up to twice the amount specified above.

(c) Canceled, Terminated, or Forfeited Awards, etc. Any shares of Common Stock subject to an Award (or any portion thereof) which for any reason lapses, is canceled, forfeited or terminated or otherwise is settled without the issuance of Common Stock shall be available for future grants under the Plan. The number of shares available for grant pursuant to the immediately preceding sentence shall be determined based on the number of shares counted against the limit in Section 5(a) with respect to the grant of the corresponding Award. Similarly, any shares subject to an award previously granted under the 1997 Award and Option Plan which for any reason lapses, is canceled, forfeited or terminated or otherwise is settled without the issuance of Common Stock, in each such case after the Effective Date, shall be available for future grants under the Plan in addition to those shares made available under Section 5(a). Notwithstanding the foregoing, the following shares of Common Stock shall not be available for the grant of Awards under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of a Stock Appreciation Right or Option, (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to an Award, or (iii) shares of Common Stock repurchased on the open market with the proceeds from the exercise of any Option.

(d) Adjustment in Capitalization. In the event of any Adjustment Event, (i) the aggregate number of shares of Common Stock available for Awards under this Section 5, (ii) the aggregate limitations on the number of shares that may be awarded as a particular type of Award or that may be awarded to any particular Participant in any particular period under Section 5(c) and (iii) the aggregate number of shares subject to outstanding Awards and the respective exercise prices or Grant Prices applicable to outstanding Awards shall be equitably adjusted by the Committee, in its discretion, with respect to such Adjustment Event. To the extent deemed equitable and appropriate by the Committee and subject to any required action by shareholders of the Company or of any successor in interest to the Company or any direct or indirect parent corporation of the Company or any such successor, in any Adjustment Event that is a merger, consolidation, reorganization, liquidation, dissolution or similar transaction, any Award granted under the Plan shall be deemed to pertain to the securities and other property, including cash, to which a holder of the number of shares of Common Stock covered by the Award would have been entitled to receive in connection with such Adjustment Event. Any determination made by the Committee pursuant to this Section 5(d) shall be final, binding and conclusive.

SECTION 6

STOCK OPTIONS

(a) Grants. ISOs and Nonqualified Stock Options may be granted to Participants at such time or times as shall be determined by the Committee. Except as otherwise provided herein, the Committee shall have complete discretion in determining the number of Options, if any, to be granted to a Participant, provided that ISOs may only be granted to eligible Participants who satisfy the requirements for eligibility set forth under section 424 of the Code, and further provided that Dividend Equivalents shall not be paid or payable on any Option. The grant date of an Option under the Plan will be the date on which the Option is awarded by the Committee, or a specified date in the future including a date relating to the satisfaction of any condition or conditions to the effectiveness of such grant as the Committee shall specify in its sole discretion. Each Option shall be evidenced by an Award Notice that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which the Option or any part thereof shall become vested or exercisable and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. An Award Notice which does not specify the type of Option granted shall be deemed to specify that each Option granted in that Award Notice shall be a Nonqualified Stock Option.

(b) Exercise Price; No Repricing. The price at which Common Stock may be purchased upon exercise of an Option shall be established by the Committee, but such price shall not be less than the Fair Market Value of the Common Stock on the grant date of the Option. The Committee shall not have the right to reprice an Option under this Plan, including by (i) amending an Option to reduce its exercise price, (ii) canceling an Option at a time when its exercise price exceeds the Fair Market Value of one share in exchange for an Option, SAR, Restricted Stock, Stock Unit or other equity award, unless the cancellation or exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles, provided, however, that adjustments pursuant to Section 5(d) shall not be deemed to be a repricing that is prohibited by this Section 6(b).

(c) Vesting and Exercisability. Unless otherwise provided in Section 11 hereof or in the Participant’s Award Notice, each Option awarded to a Participant under the Plan shall become vested and exercisable in three equal annual installments, subject to the Participant’s continued employment with the Company or Subsidiary through such date. The Committee may provide that Options may also become exercisable, in whole or in part, upon the occurrence of any event specified in the Plan or other condition specified by the Committee at or after the grant date of the applicable Option. In its discretion, the Committee may establish in the Award Notice, conditions based on Performance Goals (in lieu of, or in addition to, time-based vesting) with respect to the exercisability of any Option. No Option shall be exercisable after the tenth anniversary of its grant date.

(d) ISOs. Notwithstanding anything in the Plan to the contrary, no Option that is intended to be an ISO may be granted after the tenth anniversary of the Effective Date of the Plan. No term of this Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the ISO or the Plan under Section 422 of the Code, or, without the consent of any Participant affected thereby, to disqualify any ISO under such Section 422. The number of shares of Common Stock that shall be available for ISOs granted under the Plan is three million (3,000,000) shares.

(e) Payment. The Committee shall establish procedures governing the exercise of Options. No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure full payment of the exercise price therefore. Payment of the exercise price of an Option may be paid (i) in cash or its equivalent, (ii) by exchanging shares of Common Stock or shares of Restricted Stock, (iii) a combination of the foregoing or (iv) pursuant to such other arrangements as the Committee may deem appropriate, including a cashless exercise program. The Committee, in its sole discretion, may adopt administrative rules, regulations or procedures with respect to any method of exercising an Option, including pursuant to a cashless exercise program, if permitted. The Company may not make a loan to a Participant to facilitate such Participant’s exercise of any of his or her Options or payment of taxes.

SECTION 7

STOCK APPRECIATION RIGHTS

(a) Grants. Awards may be granted in the form of Stock Appreciation Rights and may be granted to any Employee at such time or times as shall be determined by the Committee. Stock Appreciation Rights may be granted on a stand-alone basis or in tandem with another Award granted under the Plan. The grant date of a Stock Appreciation Right under the Plan will be the date on which the Stock Appreciation Right is awarded by the Committee, or a specified date in the future, including a date relating to the satisfaction of any such condition or conditions to the effectiveness of such grant as the Committee shall specify in its sole discretion. Stock Appreciation Rights shall be evidenced by an Award Notice, whether as part of an Award Notice governing the terms of the Options, if any, to which such Stock Appreciation Rights relate or pursuant to a separate Award Notice with respect to freestanding Stock Appreciation Rights, in each case containing such provisions not inconsistent with the Plan as the Committee shall determine, provided that Dividend Equivalents shall not be paid or payable on any Stock Appreciation Right.

(b) Terms and Conditions of SARs. Except as otherwise determined by the Committee at or after grant and subject to the Participant’s continued employment or service with the Company or a Subsidiary through such date, each Stock Appreciation Right awarded to a Participant under the Plan shall become vested and exercisable in accordance with the vesting schedule provided in the applicable Award Notice, but in no event later than ten years from the date of grant. Unless otherwise provided in Section 11 hereof or in the Participant’s Award Notice, each SAR awarded to a Participant under the Plan shall become vested and exercisable in three equal annual installments, subject to the Participant’s continued

employment with the Company or Subsidiary through such date. Stock Appreciation Rights may also become exercisable, in whole or in part, upon the occurrence of any event or events as specified in the Plan or specified by the Committee, in its discretion, either at or after the grant date of the applicable Stock Appreciation Right. In its discretion, the Committee may also establish conditions based on Performance Goals (in lieu of, or in addition to, time based vesting) with respect to the exercisability of any Stock Appreciation Rights. No Stock Appreciation Rights shall be exercisable after the tenth anniversary of their grant date. The Committee may impose such conditions with respect to the exercise of Stock Appreciation Rights, including without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable. Notwithstanding the foregoing sentence, the Committee shall not have the right to reprice a SAR under this Plan, including by (i) amending a SAR to reduce its Grant Price, (ii) canceling a SAR at a time when its Grant Price exceeds the Fair Market Value of one share in exchange for an Option, SAR, Restricted Stock, Stock Unit or other equity award, unless the cancellation or exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles, provided, however, that adjustments pursuant to Section 5(d) shall not be deemed to be a repricing that is prohibited by this Section 7(b).

(c) Deemed Exercise. Any SAR not already exercised shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR, if at such time the SAR by its terms remains exercisable and, if so exercised, would result in a payment to the holder of such SAR

(d) Payment of SAR Amount. Upon exercise of a SAR, the holder shall be entitled to receive payment, in cash, in shares of Common Stock or in a combination thereof, as determined by the Committee, of an amount determined by multiplying:

(i) the excess, if any, of the Fair Market Value at the date of exercise over the Grant Price, by

(ii) the number of shares of Common Stock with respect to which the SARs are then being exercised; provided that, at the time of grant with respect to any SAR payable in cash, the Committee may establish in the Award Notice, in its sole discretion, a maximum amount per share which will be payable upon the exercise of such SAR.

SECTION 8

RESTRICTED STOCK; RESTRICTED STOCK UNITS

(a) Grants. Restricted Stock and Restricted Stock Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Restricted Stock or Restricted Stock Units under the Plan will be the date on which such Restricted Stock or Restricted Stock Units are awarded by the Committee, or a specified date in the future, including a date related to the satisfaction of any such condition or conditions to the effectiveness of such grant as the Committee shall specify in its sole discretion. Restricted Stock and Restricted Stock Units shall be evidenced by an Award Notice that shall specify (i) the number of shares of Restricted Stock and the number of Restricted Stock Units to be granted to each Participant, (ii) the applicable Restricted Period(s) and (iii) such other terms and conditions, not inconsistent with the Plan, as the Committee shall determine. Any shares of Restricted Stock granted under the Plan may be evidenced in such manner as the Company deems appropriate, including, without limitation, book-entry registration of the shares on the Company’s books and records or the issuance of a stock certificate or certificates that shall be held in the custody of the Secretary of the Company until the Restricted Period applicable to the Award lapses.

(b) Vesting. Restricted Stock and Restricted Stock Units granted to Participants under the Plan shall be subject to a Restricted Period established pursuant to the terms of the Plan or by the Committee. Except as otherwise specified in the Plan or determined by the Committee at or after grant, the Restricted Period with respect to Restricted Stock and Restricted Stock Units that vest (i) solely based on the passage of time and the continued performance of services shall lapse in three approximately equal annual installments on the first through third anniversaries of the grant date and (ii) upon the satisfaction of Performance Goals shall lapse, to the extent Performance Goals have been achieved, not earlier than one year after the commencement of the applicable Performance Cycle. The Restricted Period applicable to any Restricted Stock grant or Restricted Stock Award shall be specified in the Participant’s Award Notice. The Restricted Period may lapse with respect to portions of Restricted Stock and Restricted Stock Units on a pro rata basis, or it may lapse at one time with respect to all Restricted Stock and Restricted Stock Units in an Award. The Restricted Period shall also lapse, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan.

(c) Settlement of Restricted Stock and Restricted Stock Units. At the expiration of the Restricted Period for any outstanding Restricted Stock Awards, the Company shall evidence the lapse of the restrictions applicable to the Restricted Stock Award and shall, upon request, deliver stock certificates evidencing the shares related to such Restricted Stock Awards to the Participant or the Participant’s legal representative (or otherwise evidence the issuance of such shares free of any restrictions imposed under the Plan). At the expiration of the Restricted Period with respect to any outstanding Restricted Stock Unit, the Participant shall receive, in the Committee’s discretion (i) a cash payment equal to the Fair Market Value of the underlying share of Common Stock as of such payment date, (ii) one share of Common Stock or (iii) any combination of cash and Common Stock.

(d) Restrictions on Transferability. Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Participant during the Restricted Period, except that the Committee may permit (on such terms and conditions as it shall establish) shares of Restricted Stock and Restricted Stock Units to be transferred during the Restricted Periods to a Permitted Transferee, in accordance with Section 14(a), provided that any shares of Restricted Stock or Restricted Stock Units so transferred shall remain subject to the provisions of this Section 8.

(e) Rights as a Shareholder. Except for the restrictions set forth herein and unless otherwise determined by the Committee, the Participant shall have all the rights of a shareholder with respect to shares of Restricted Stock, including but not limited to, the right to vote and the right to receive dividends. A Participant shall not have any right, in respect of Restricted Stock Units awarded pursuant to the Plan, to vote on any matter submitted to the Company’s shareholders until such time as the shares of Common Stock attributable to such Restricted Stock Units have been issued. The Committee shall determine whether Dividend Equivalents will be provided in respect of any Restricted Stock Unit Award, the manner in which any such Dividend Equivalents will be deemed invested, the time or times at which such Dividend Equivalents shall be deemed payable, and any other terms and conditions thereon that the Committee shall deem appropriate.

(f) Legending. To the extent that certificates are issued to a Participant in respect of shares of Restricted Stock awarded under the Plan (or in the event that such Restricted Stock are held electronically), such shares shall be registered in the name of the Participant and shall have such legends (or account restrictions) reflecting the restrictions of such Awards in such manner as the Committee may deem appropriate.

SECTION 9

PERFORMANCE SHARES AND PERFORMANCE UNITS

(a) Generally. Awards may be granted in the form of Performance Shares and Performance Units and may be granted to Participants at such time or times as shall be determined by the Committee. The Committee shall have the authority to determine the Participants who shall receive Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant receives for each or any Performance Cycle, and the Performance Goals applicable in respect of such Performance Shares and Performance Units for each Performance Cycle. The Committee shall determine the duration of each Performance Cycle (the duration of Performance Cycles may differ from each other), and there may be more than one Performance Cycle in existence at any one time. Unless otherwise determined by the Committee, the Performance Cycle for Performance Shares and Performance Units shall be three years, and shall in no event be less than one year. The Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive a performance-based Award after the commencement of a Performance Cycle. Performance Shares and Performance Units shall be evidenced by an Award Notice that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Goals applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine, provided that no Dividend Equivalents shall be paid or payable on any Performance Shares or Performance Units before they become earned and vested. No shares of Common Stock will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units.

(b) Earned Performance Shares and Performance Units. Performance Shares and Performance Units shall become earned and vested, in whole or in part, based upon the attainment of specified Performance Goals or the occurrence of any event or events including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Goals, the Committee may, in the Award Notice, condition payment of Performance Shares and Performance Units on such conditions as the Committee shall specify. The Committee may also require the completion of a minimum period of service (in addition to the achievement of any applicable Performance Goals) as a condition to the vesting of any Performance Share or Performance Unit Award.

(c) Performance Goals. Performance Goals shall be determined by the Committee, in its discretion, and shall be set out in the Award Notice. Except in the case of Awards to Executive Officers intended to be “other performance-based compensation” under Section 162(m)(4) of the Code, the Committee may also adjust the Performance Goals for any Performance Cycle as it deems equitable in recognition of events impacting the comparability of the Company’s results of operations or financial condition, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine. Notwithstanding anything contained in the Plan to the contrary, to the extent the Committee intends that an Award granted to an Executive Officer qualify as “other performance-based compensation” within the meaning of Section 162(m)(4)(c) of the Code, the Committee shall (i) specify and approve the specific terms of any Performance Goals with respect to such Awards in writing no later than ninety (90) days from the commencement of the Performance Cycle to which the Performance Goals relate, and (ii) not be entitled to exercise any subsequent discretion otherwise authorized under the Plan (such as the right to authorize payout at a level above that dictated by the achievement of the relevant Performance Goals) with respect to such Award if the ability to exercise discretion (as opposed to the exercise of such discretion) would cause such Award to fail to qualify as other performance-based compensation.

(d) Negative Discretion. Notwithstanding anything in this Section 9 to the contrary, with respect to any Performance Unit Awards, the Committee shall have the right to establish written rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized.

(e) Certification of Attainment of Performance Goals. As soon as practicable after the end of a Performance Cycle and prior to any payment or vesting in respect of such Performance Cycle, the Committee shall certify in writing the number of any Performance Shares and the number and value of any Performance Units which have been earned or vested on the basis of performance in relation to the established Performance Goals.

(f) Payment of Awards. Payment or delivery of Common Stock with respect to earned Performance Shares and earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s legal representative, as soon as practicable after the expiration of the Performance Cycle and the Committee’s certification under Section 9(e) above, provided that payment or delivery of Common Stock with respect to earned Performance Shares and earned Performance Units shall not be distributed to a Participant until any other conditions on payment of such Awards established by the

Committee have been satisfied. The Committee shall determine whether earned Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, shares of Common Stock or in a combination thereof, with the value or number of shares payable to be determined based on the Fair Market Value of the Common Stock on the date of the Committee’s certification under Section 9(e) above. The Committee shall have the right to impose whatever conditions it deems appropriate with respect to the award or delivery of shares of Common Stock, including conditioning the vesting of such shares on the performance of additional service.

SECTION 10

OTHER STOCK-BASED AWARDS

The Committee may grant Other Stock-Based Awards in accordance with this Section 10. Other Stock-Based Awards may take such form of an interest in the Common Stock, the value of a specified number of shares of Common Stock or any combination thereof as the Committee shall determine, including outright awards of Common Stock in satisfaction of an obligation of an Employer in respect of compensation that would otherwise be payable to an Employee in cash (each, a “Cash Settlement Award”). The number of shares of Common Stock that may be subject to Other Stock-Based Awards shall not exceed five percent (5%) of the shares authorized for issuance under Section 5(a) hereof, except that, the number of Other Stock-Based Awards that are Cash Settlement Awards shall not be subject to, or otherwise counted against, the foregoing 5% limit. In addition to any other terms and conditions that may be specified by the Committee, each Other Stock-Based Award shall specify the impact of a termination of service upon the rights of a Participant in respect of such Award. At the discretion of the Committee, such conditions may be the same as apply with respect to Restricted Stock or Restricted Stock Units, or may contain terms that are more or less favorable to the Participant. The terms of any Other Stock-Based Award need not be uniform in application to all (or any class of) Participants, and each Other Stock-Based Award granted to any Participant (whether or not at the same time) may have different terms. Any such Other Stock-Based Award shall be evidenced by an Award Notice which specifies the terms and conditions applicable thereto.

SECTION 11

TERMINATION OF EMPLOYMENT

(a) Termination Due to Death, Disability, Retirement. Unless otherwise determined by the Committee at or after the time the Award is granted and set forth in the Award Notice, if a Participant’s employment or service terminates due to the Participant’s death, Disability or Retirement:

(i) Performance Awards. With respect to Performance Awards, the Participant or Participant’s designated beneficiary, as the case may be, shall be entitled to a distribution of, and such Performance Awards shall be deemed vested to the extent of, the same number or value of Performance Awards that would have been payable for the Performance Cycle had the Participant’s service with the Company or Subsidiary continued until the end of the applicable Performance Cycle, pro-rated to reflect the time period from the commencement of the Performance Cycle through the date of the termination of the Participant’s service with the Company or Subsidiary. Any Common Stock issuable in respect of such Performance Awards or value of Performance Awards payable in cash that become payable in accordance with the preceding sentence shall be paid on the date the Performance Award would have been paid had the Participant remained employed through the end of the Performance Cycle.

(ii) Restricted Stock and Restricted Stock Unit Awards. Unless otherwise specified by the Committee in the corresponding Award Notice, all outstanding Awards of Restricted Stock and Restricted Stock Units shall become immediately and fully vested, regardless of the extent to which otherwise vested as of the date of such termination of service or employment. Any Common Stock issuable or cash payable in respect of any Restricted Stock Units that vest pursuant to the preceding sentence shall be paid on the date the Restricted Stock Units would have been paid had the Participant remained employed through the end of the Restricted Period.

(iii) Options/SARs. Unless otherwise specified by the Committee in the corresponding Award Notice, all outstanding Options and SARs shall become immediately and fully exercisable, regardless of the extent to which they are otherwise exercisable as of the date of such termination of service or employment. Unless otherwise specified by the Committee in the corresponding Award Notice, all outstanding Options and SARs awarded to a Participant whose employment terminates due to death, Disability or Retirement shall remain exercisable by the Participant, his legal representative or his Permitted Transferee, until the fifth anniversary of the date of the Participant’s termination of service or the Award’s original expiration date, whichever is earlier, after which date any unexercised Options and SARs shall terminate.

(b) Termination for Cause. Unless otherwise determined by the Committee at or after the grant date and set forth in the Award Notice covering such Award, if a Participant’s employment or service terminates for Cause, all Options and SARs, whether vested or unvested, and all other Awards that are unvested, unexercisable or with respect to which the Restricted Period has not lapsed shall be immediately forfeited and cancelled, effective as of the date of the Participant’s termination of service.

(c) Termination due to a Divestiture. Unless otherwise specified by the Committee in the corresponding Award Notice, if a Participant’s employment or service terminates due to the divestiture by the Company of one or more Subsidiaries or other business segments, divisions or operations in a transaction that does not otherwise qualify as a Change in Control:

(i) Performance Awards. With respect to Performance Awards, the Participant shall be entitled to a distribution of, and such Performance Awards shall be deemed vested to the extent of, the same number or value of Performance Awards that would have been payable for the Performance Cycle had the Participant’s service with the Company or Subsidiary continued until the end of the applicable Performance Cycle, pro-rated to reflect the time period from the commencement of the Performance Cycle through the date of the termination of the Participant’s service due to the divestiture (including a termination of service occurring by reason of the sale of a Subsidiary). Any Common Stock issuable in respect of such Performance Awards or value of Performance Awards payable in cash that become payable in accordance with the preceding sentence shall be paid on the date the Performance Award would have been paid had the Participant remained employed through the end of the Performance Cycle.

(ii) Restricted Stock and Restricted Stock Unit Awards. Unless otherwise specified by the Committee in the corresponding Award Notice, all outstanding Awards of Restricted Stock and Restricted Stock Units shall become immediately and fully vested, regardless of the extent to which otherwise vested as of the date of such termination of service or employment due to such divestiture. Any Common Stock issuable or cash payable in respect of any Restricted Stock Units that vest pursuant to the preceding sentence shall be paid promptly (but in no event later than 60 days) after the date of such divestiture.

(iii) Options/SARs: Unless otherwise specified by the Committee in the corresponding Award Notice, all outstanding Options and SARs shall become immediately and fully exercisable, regardless of the extent to which they are otherwise exercisable as of the date of such termination of service or employment due to the divestiture and shall remain exercisable until the third anniversary of the date of such divestiture or the Award’s original expiration date, whichever is earlier, after which date any unexercised Options and SARs shall terminate.

(d) Termination due to a Reduction in Force. Unless otherwise specified by the Committee in the corresponding Award Notice (or after the date of the issuance of such Award Notice, if more favorable to the Participant), if a Participant’s employment or service terminates without Cause due to a reduction in force or similar downsizing at the Company or any Subsidiary unit that affects a significant number of employees, all Awards that are unvested, unexercisable or with respect to which the Restricted Period has not lapsed, and Performance Awards for which the applicable Performance Cycle has not been completed, shall be immediately forfeited and cancelled, effective as of the date of the Participant’s termination of service. Unless otherwise specified by the Committee in the corresponding Award Notice, any Option or SAR that is vested not later than the date of termination shall remain exercisable until the first anniversary of the date of the Participant’s termination of service or the Award’s original expiration date, whichever is earlier, after which date any unexercised Option or SAR shall terminate.

(e) Termination for any Other Reason. Unless otherwise determined by the Committee at or after the time the Award is granted, and except as may otherwise be provided in any agreement to which the Company and a Participant are parties, if a Participant’s employment or service with the Company or a Subsidiary is terminated for any reason other than death, Disability, Retirement, Cause, divestiture or reduction in force, all Options and SARs that are not exercisable, and all other Awards that have not vested or become payable, as of the date of such termination shall be immediately forfeited and cancelled, effective as of the date of the Participant’s termination of service. Unless otherwise specified in the Participant’s Award Notice, and except as may otherwise be provided in any agreement to which the Company and a Participant are parties, any Options and SARs awarded to a Participant whose employment or service with the Company or a Subsidiary terminates other than due to death, Disability, Retirement or Cause (including, without limitation, by reason of the fact that an entity that employs or employed the Participant ceases to be a Subsidiary) that are exercisable as of such termination shall remain exercisable for 90 days thereafter, or until the Award’s original expiration date, whichever is earlier, after which date any unexercised Options and SARs shall terminate.

SECTION 12

CHANGE IN CONTROL

(a) Accelerated Vesting and Payment. Subject to the provisions of Section 12(b) below, in the event of a Change in Control (i) each Option and SAR then outstanding shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and/or SAR, (ii) the Restricted Period shall lapse as to each share of Restricted Stock then outstanding, (iii) each outstanding Restricted Stock Unit shall become fully vested and payable, (iv) each outstanding Performance Share Award and Performance Unit Award shall be deemed earned at the target level of performance for such Award, and (v) each outstanding Other Stock-Based Award shall become fully vested and payable. In addition, in connection with such a Change in Control, the Committee may, in its discretion, provide that each Option and/or SAR shall, upon the occurrence of such Change in Control, be canceled in exchange for a payment per share in cash (the “Settlement Payment”) in an amount equal to the excess, if any, of the Fair Market Value over the exercise price of such Option or the Grant Price of such SAR. Should the Committee authorize any Settlement Payments in respect of Options, the Committee may determine that any Options which have an exercise price per share below the Fair Market Value shall be deemed cancelled and satisfied in full for a deemed Settlement Payment of zero. The Committee may also direct that each Restricted Stock Unit, Other Stock-Based Award, Performance Share and/or Performance Unit shall be settled in cash with its value determined based on the value received by the shareholders in any transaction that itself constitutes a Change in Control.

(b) Alternative Awards. Notwithstanding Section 12(a), no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Award if the Committee reasonably determines in good faith, prior to the occurrence of a Change in Control, that such Award shall be honored or assumed, or new rights substituted therefore (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by a Participant’s employer (or the parent or an affiliate of such employer) immediately following the Change in Control; provided that any such Alternative Award must:

(i) be based on stock which is traded on an established U.S. securities market;

(ii) provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii) have substantially equivalent economic value to such Award (determined at the time of the Change in Control and using valuation principles permitted under Treas. Reg. § 1.424-1); and

(iv) have terms and conditions which provide that in the event that, during the 24-month period following the Change in Control, the Participant’s employment or service is involuntarily terminated for any reason (including, but not limited to a termination due to death or Disability) other than for Cause or Constructively Terminated (as defined below), all of such Participant’s Options and/or SARs shall be deemed immediately and fully exercisable, the Restricted Period shall lapse as to each of the Participant’s outstanding Restricted Stock awards, each of the Participant’s outstanding Restricted Stock Unit Awards and Other Stock-Based Awards shall be payable in full and each such Alternative Award shall be settled for a payment per each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities or in a combination thereof, in an amount equal to, in the case of an Option or SAR, the excess of the fair market value of such stock on the date of the Participant’s termination over the corresponding exercise or base price per share and, in the case of any Restricted Stock, Restricted Stock Unit, or Other Stock-Based Award, the fair market value of the number of shares of stock subject or related thereto.

(c) Constructive Termination. For purposes of Section 12(b)(iv), a Participant’s employment or service shall be deemed to have been Constructively Terminated if, without the Participant’s written consent, the Participant terminates employment or service within 120 days following either (x) a material reduction in the Participant’s base salary or a Participant’s incentive compensation opportunity, or (y) the relocation of the Participant’s principal place of employment or service to a location more than 35 miles away from the Participant’s prior principal place of employment or service.

(d) Amounts Subject to Section 409A. Notwithstanding the foregoing provisions of this Section 12, to the extent that any Award granted under the Plan and outstanding at the time of a Change in Control is treated as “deferred compensation” under Section 409A, and not exempt from its requirements under any applicable exemption therefrom, no acceleration of payment of such Award shall be made upon a Change in Control unless such event is also a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation within the meaning of Section 409A. Any Award which is not payable upon the occurrence of a Change in Control solely by reason of the operation of this Section 12(d) shall become vested in accordance with Section 12(a) (unless the provisions of Section 12(b) apply to such Award), but shall be paid at the date or event that such Award would have been payable without regard to the occurrence of such Change in Control.

SECTION 13

EFFECTIVE DATE, AMENDMENT,

MODIFICATION AND TERMINATION OF PLAN

(a) Generally. The Plan shall be effective on the Effective Date, and shall continue in effect, unless sooner terminated pursuant to this Section 13, until the tenth anniversary of the Effective Date. The Board or the Committee may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time, subject to obtaining any regulatory approval, including that of the New York Stock Exchange, may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of the Company, no amendment or modification to the Plan may (i) materially increase the benefits accruing to Participants under the Plan, (ii) increase the number of shares of Common Stock subject to the Plan or the individual Award limitations, (iii) modify the class of persons eligible for participation in the Plan or (iv) materially modify the Plan in any other way that would require shareholder approval under any regulatory requirement that the Committee determines to be applicable, including, without limitation, the rules of the New York Stock Exchange.

SECTION 14

MISCELLANEOUS

(a) Nonassignability. Except as provided herein or in an Award Notice, no Award may be sold, assigned, transferred, pledged or otherwise encumbered except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) a Participant to transfer an Award for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest (a “Trust”) and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests (“Permitted Transferees”), provided further that nothing in this Section 14(a) shall prohibit the transfer of an Award from a Trust back to a Participant to whom the Award was originally granted, in accordance with the terms of the Trust. No amendment to the Plan or to any Award shall permit transfers other than in accordance with the preceding sentence. Any attempt by a Participant to sell, assign, transfer, pledge or encumber an Award without complying with the provisions of the Plan shall be void and of no effect. Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.

(b) Tax Withholding. The Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the participant to pay to it such tax prior to and as a condition of the making of such payment. Subject to any administrative rules, regulations or procedures established by the Committee, a Participant may pay the amount of taxes required by law to be withheld from an Award, in whole or in part, by requesting that the Company withhold from any payment of Common Stock due as a result of such Award, or by delivering to the Company, shares of Common Stock having a Fair Market Value less than or equal to the amount of such required withholding taxes.

(c) Noncompetition and Other Adverse Actions. Notwithstanding anything contained in this Plan to the contrary, unless the Award Notice specifies otherwise, a Participant shall forfeit all unexercised, unearned, and/or unpaid Awards, including Awards earned but not yet paid, all unpaid Dividend Equivalents, and all interest, if any, accrued on the foregoing if, (i) in the opinion of the Committee, the Participant, without the written consent of the Company, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee, or otherwise, in any business or activity competitive with the business conducted by the Company or any Subsidiary or (ii) the Participant performs any act or engages in any activity which in the opinion of the Committee is adverse to the best interests of the Company. Notwithstanding anything else in the Plan to the contrary, the Committee may suspend the exercisability or the payment of any Award hereunder during any period during which the Company is determining whether the requirements of this Section 14(c) have been violated.

(d) Amendments to Awards. The Committee may at any time unilaterally amend any unexercised, unearned, or unpaid Award, including Awards earned but not yet paid, to the extent it deems appropriate, provided, however, that subject to Section 5(d) any such amendment which is adverse to the Participant shall require the Participant’s consent unless the Committee determines that such amendment or modification is necessary or advisable to comply with applicable law as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A.

(e) No Right, Title or Interest in Company Assets. No Participant shall have any rights as a stockholder as a result of participation in the Plan until the date of issuance of a stock certificate or book entry shares in his name, and, in the case of Restricted Stock, Stock Options or SARs, until such rights are granted to the Participant. To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

(f) Regulatory Approvals and Listings. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock evidencing Awards resulting in the payment of Common Stock prior to (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (ii) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed, and (iii) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

(g) No Right to Continued Employment or Grants. Participation in the Plan shall not give any Participant any right to remain in the employ of the Company or any Subsidiary. The Company or, in the case of employment with a Subsidiary, the Subsidiary, reserves the right to terminate any Participant at any time. Further, the adoption of this Plan shall not be deemed to give any person the right to be selected as a Participant or to be granted an Award, nor shall the grant of one Award guarantee the grant of further Awards in the future.

(h) No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (ii) to limit the right or power of the Company or any Subsidiary to take any action which such entity deems to be necessary or appropriate.

(i) Legal Fees. The Company shall pay all legal fees and related expenses incurred by a Participant in seeking to obtain or enforce any payment, benefit or right he may be entitled to under the Plan following the occurrence of a Change in Control, provided that the Participant shall be required to repay any such amounts to the Company to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced in bad faith.

(j) Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey, without regard to principles of conflict of laws.

(k) No Impact on Benefits. Except as may otherwise be specifically provided for under any employee benefit plan, policy or program provision to the contrary, Awards shall not be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

(l) Captions. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.

NATIONAL FUEL GAS COMPANY 6363 MAIN STREET WILLIAMSVILLE, NY 14221

PROXY VOTING INSTRUCTIONS

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up through March 11, 2015. Have your proxy card in hand.

VOTE BY MAIL

Mark, sign and date your proxy card and return it (for receipt by March 11, 2015) in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up through March 11, 2015. Have your proxy card in hand when you access the web site.

Your QR vote, telephone vote or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

FOR EMPLOYEE BENEFIT PLAN VOTES:

Please note, all votes must be received by 11:59 p.m., Eastern Time on March 10, 2015.

Control Number located in box below:

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NFGCG1-P45678	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

NATIONAL FUEL GAS COMPANY The Board of Directors recommends a vote FOR the Election of Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
PROPOSAL 1: ELECTION OF DIRECTORS		☐	☐	☐
01) Philip C. Ackerman
02) Stephen E. Ewing

The Board of Directors recommends a vote FOR Proposals 2, 3, 4 and 5		For	Against	Abstain	The Board of Directors recommends a vote AGAINST Proposals 6 and 7	For	Against	Abstain

PROPOSAL 2. Ratification of by-law		☐	☐	☐	PROPOSAL 6. A Stockholder Proposal to spin off the Company’s utility	☐	☐	☐

PROPOSAL 3. Advisory approval of named executive officer compensation		☐	☐	☐	PROPOSAL 7. A Stockholder Proposal to add gender identity and expression to our non-discrimination policy	☐	☐	☐
PROPOSAL 4. Amendment and reapproval of the 2010 Equity Compensation Plan		☐	☐	☐	In appreciation for you casting your vote prior to the meeting, we will send you a $5 Dunkin Donuts gift card.
PROPOSAL 5. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2015		☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐	Question 1. To accept the gift card check YES. If you prefer instead a donation to Make A Wish check NO. If no selection is made, you will receive a card.	Yes ☐	No ☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No
Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 2014 Summary Annual Report to Stockholders and fiscal 2014 financial statements are available at http://proxy.nationalfuelgas.com.

     — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

NFGCG2-P45678

PROXY

NATIONAL FUEL GAS COMPANY

Annual Meeting of Stockholders - March 12, 2015

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints R.J. Tanski and P.M. Ciprich, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of National Fuel Gas Company Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held March 12, 2015 or at any adjournment or postponement thereof, respecting (i) matters of which the Company did not have timely notice but that may be presented at the meeting; (ii) approval of the minutes of the prior meeting; (iii) the election of any person as a director if a nominee is unable to serve or for good cause will not serve; (iv) any shareholder proposal omitted from the enclosed proxy statement pursuant to Rule 14a-8 or 14a-9 of the Securities and Exchange Commission’s proxy rules, and (v) all matters incident to the conduct of the meeting. This proxy may be revoked by notice to the Secretary of the meeting as described in the Proxy Statement.

Employee Benefit Plans. This card also provides voting instructions for shares held in the National Fuel Gas Company Employee Stock Ownership Plan and the National Fuel Gas Company Tax-Deferred Savings Plans. If you are a participant in any of these plans and have shares of the Common Stock of the Company allocated to your account under these plans, please read the following authorization to the Trustee of those plans as to the voting of such shares.

Trustee’s Authorization. The undersigned on the reverse side of this card authorizes and instructs Vanguard Fiduciary Trust Company as Trustee of the National Fuel Gas Company Tax Deferred Savings Plans and the National Fuel Gas Company Employee Stock Ownership Plan to vote all shares of the Common Stock of the Company allocated to the undersigned’s account under such plan(s) (as shown on the reverse side) at the Annual Meeting, or at any adjournment thereof, in accordance with the instructions on the reverse side. All shares of Company stock for which the Trustee has not received timely directions shall be voted or exercised by the Trustee in the same proportion as the shares of Company Stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with the provisions of Title I of ERISA. You may revoke your instructions by notice to the Trustee as described in the enclosed Proxy Statement.

This proxy, when properly executed, will be voted as directed by the stockholder. See below for important provisions and additional instructions.

Incomplete Directions and Instructions. If this card is returned signed but without directions marked for one or more items, regarding the unmarked items, you are instructing the Trustee and granting the Proxies discretion to vote FOR items 1, 2, 3, 4 and 5 and AGAINST items 6 and 7.

This proxy may be revoked by notice to the Secretary of the meeting as described in the Proxy Statement.

THIS PROXY/VOTING CARD IS CONTINUED ON THE REVERSE SIDE. PLEASE VOTE BY QR CODE, TELEPHONE, INTERNET OR SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the other side)